Exhibit 99.1

Mural Oncology Announces Entry into Agreement to be Acquired by XRA 5 Corp., a wholly owned subsidiary of XOMA Royalty for between $2.035 and $2.24 in Cash per Share

WALTHAM, Mass., DUBLIN, Ireland and EMERYVILLE, Calif., August 20, 2025, (GLOBE NEWSWIRE) – Mural Oncology plc (Nasdaq: MURA), a clinical-stage immuno-oncology company (“Mural”), and XOMA Royalty Corporation (Nasdaq: XOMA), a biotechnology royalty aggregator (“XOMA Royalty”), announced today they have entered into a definitive agreement pursuant to which XRA 5 Corp., a newly formed company wholly owned by XOMA Royalty (“Sub”), has agreed to acquire the entire issued and to be issued share capital of Mural for cash (the “Acquisition”) subject to the satisfaction of the closing conditions set out in Appendix I of this Announcement (the “Conditions”), including approval by Mural Shareholders. Following a strategic review process, the Mural board of directors (the “Mural Board”) determined the acquisition and cash offer by XOMA Royalty is in the best interests of all Mural Shareholders and has approved the Acquisition. The Acquisition has also been approved by the boards of directors of XOMA Royalty and Sub.

Under the terms of the Acquisition and subject to certain conditions, at closing, each Mural Shareholder (i) would receive a base cash price of $2.035 per share (the “Base Price Per Share”) and (ii) may receive an additional cash amount per share of up to $0.205 (the “Additional Price Per Share”) which would be calculated on the basis of the amount by which Mural’s Closing Net Cash on the Closing Net Cash Date exceeds its Estimated Closing Net Cash (the “Excess Cash”) as set out in more detail below and in accordance with the provisions of the transaction agreement entered into between Mural, Sub and XOMA Royalty in respect of the Acquisition (the “Transaction Agreement”), as appended at Appendix IV of this Announcement.

The Base Price Per Share has been calculated on the basis of Mural having approximately $36.2 million in Closing Net Cash on the Closing Net Cash Date (the “Estimated Closing Net Cash”), and would be payable to Mural Shareholders on closing of the Acquisition regardless of the actual quantum of Mural’s Closing Net Cash on the Closing Net Cash Date. The Additional Price Per Share is intended to return any Excess Cash to Mural Shareholders. As a result, the Additional Price Per Share would only be payable to Mural Shareholders on closing of the Acquisition if Mural’s Closing Net Cash on the Closing Net Cash Date exceeds the Estimated Closing Net Cash. There is no certainty that Mural’s Closing Net Cash on the Closing Net Cash Date will exceed the Estimated Closing Net Cash and, if Mural’s Closing Net Cash does not the exceed Estimated Closing Net Cash, the amount of the Additional Price Per Share will be zero and each Mural Shareholder would receive only the Base Price Per Share.

The Additional Price Per Share is subject to a cap of a maximum amount of $0.205 per share.

The Acquisition, excluding any amount that may be payable in respect of the Additional Price Per Share, values the entire issued and to be issued share capital of Mural at approximately $36.2 million.

Excluding any Additional Price Per Share which may be payable as described above, the Acquisition represents a:

•	premium of approximately 13.1% to Mural’s closing share price of $1.80 on August 19, 2025, being the Business Day immediately before the date on which this Announcement has been released; and

•

premium of approximately 97.6% to Mural’s undisturbed closing share price of $1.03 on April 14, 2025 (being the last Business Day prior to the announcement of the commencement of the strategic review by the Mural Board on April 15, 2025).

Capitalised terms used in this Announcement and not otherwise defined have the meaning given to them in Appendix I.

Commenting on the Acquisition, Caroline Loew, Ph.D., Chief Executive Officer of Mural, said:

‘The Transaction Agreement with XOMA Royalty announced today is the result of a thorough and wide-ranging strategic review process, conducted with the support of our legal and financial advisors. We believe that this transaction, which is supported by our Board, achieves the goal of this strategic review process, which was to maximize shareholder value.’

Commenting on the Acquisition, Owen Hughes, Chief Executive Officer of XOMA Royalty, said:

‘XOMA Royalty looks forward to working with Mural to close the transaction as soon as possible.’

The Mural Directors, who hold Mural Shares representing, in aggregate, approximately 0.42% of Mural’s outstanding ordinary shares, Mural RSUs representing, in aggregate, approximately 1.27% of Mural’s outstanding ordinary shares and options to acquire Mural Shares representing, in aggregate, approximately 4.32% of Mural’s outstanding ordinary shares have entered into irrevocable undertakings to vote in favor of the Acquisition. All outstanding options to acquire Mural Shares held by the Mural Directors have a strike price above the maximum Consideration payable pursuant to the Acquisition and will be cancelled without the right to receive any Consideration in accordance with the terms of the Transaction Agreement.

Having taken into account the relevant factors, applicable risks and alternatives available to Mural, the Mural Board, which has been so advised by Lucid Capital Markets, LLC (“Lucid”), as financial adviser and Rule 3 adviser to Mural, as to the financial terms of the Acquisition, considers the terms of the Acquisition as set out in this Announcement to be fair and reasonable. Accordingly, the Mural Board intends to recommend that Mural Shareholders vote in favor of the Acquisition.

It is intended that the Acquisition will be implemented by means of a High Court sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act (or, if Sub elects, subject to the terms of the Transaction Agreement, compliance with the Irish Takeover Rules and with the consent of the Irish Takeover Panel, a Takeover Offer). The Acquisition is expected to close by the end of 2025, subject to the satisfaction of the Conditions, which include (i) the approval by Mural Shareholders of the Scheme Meeting Resolution and the Required EGM Resolutions; and (ii) the sanction of the Scheme by the High Court.

The Scheme Document, which will contain, among other things, further information about the Acquisition, notices convening the Scheme Meeting and the Extraordinary General Meeting (the “EGM”), the expected timetable for completion of the Acquisition and action to be taken by Mural Shareholders, will be published as soon as practicable following this Announcement. The Scheme Document will be included within the Proxy Statement to be filed by Mural with the U.S. Securities and Exchange Commission (the “SEC”) and sent to Mural shareholders as of the record date(s) to be established for voting at the Scheme Meeting and EGM in respect of the Acquisition.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, DIRECTLY OR INDIRECTLY, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT IS BEING MADE PURSUANT TO RULE 2.7 OF THE IRISH TAKEOVER RULES

About XOMA Royalty and Sub

XOMA Royalty Corporation is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate).

XOMA Royalty has its corporate headquarters in Emeryville, California. For more information, visit XOMA Royalty’s website at www.xoma.com.

XRA 5 Corp. is a Delaware corporation established for the sole purpose of implementing the Acquisition. As of the date of this Announcement, the entire issued and outstanding shares of capital stock of Sub are directly owned by XOMA Royalty.

About Mural

Mural Oncology plc is a biotechnology company focused on using its protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer with the goal of delivering meaningful and clinical benefits to people living with cancer.

On March 25, 2025, Mural announced that, based on the interim analysis of results, its Phase 3 ARTISTRY-7 trial of nemvaleukin alfa (“nemvaleukin”) in combination with pembrolizumab did not achieve its primary endpoint of a statistically significant improvement in overall survival versus investigator’s choice chemotherapy. Mural also announced that ARTISTRY-7 would not continue to final analysis and Mural would cease development of nemvaleukin for platinum resistant ovarian cancer. On April 15, 2025, Mural announced that following review of data from its Phase 2 ARTISTRY-6 trial of nemvaleukin in mucosal and cutaneous melanoma and the previously announced results from the ARTISTRY-7 trial, Mural was discontinuing all clinical development of nemvaleukin and planned to immediately commence an exploration of strategic alternatives focused on maximizing shareholder value.

Mural has its registered office in Dublin, Ireland, and its primary facilities in Waltham, Mass. For more information, visit Mural’s website at www.muraloncology.com.

This summary should be read in conjunction with, and is subject to, the full text of the following Announcement and its appendices.

The Conditions to the Acquisition are set out in Appendix I of this Announcement and the Acquisition is subject to further terms to be set out in the Scheme Document. Certain terms used in this Announcement are defined in Appendix II of this Announcement. Appendix III of this Announcement contains certain sources of information and bases of calculation contained in this Announcement. Appendix IV of this Announcement contains a copy of the Transaction Agreement.

Enquiries

Mural Oncology plc

ir@muraloncology.com

Lucid Capital Markets, LLC (Financial Adviser to Mural)

570 Lexington Ave, 40th Floor

New York, NY 10022

XOMA Royalty Investor Contact	XOMA Royalty Media Contact
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
juliane.snowden@xoma.com	kathy@kathyvincent.com

Davy Corporate Finance (Financial Adviser to XOMA Royalty)

49 Dawson Street

Dublin

D02 PY05

Ireland

Statements required by the Irish Takeover Rules

The Sub board of directors and XOMA Royalty’s board of directors accept responsibility for the information contained in this Announcement other than that relating to Mural, the Mural Group and the Mural Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Sub board of directors and XOMA Royalty board of directors (who, in each case, have taken all reasonable care to ensure that this is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Mural Directors accept responsibility for the information contained in this Announcement relating to Mural, the Mural Group and the Mural Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Mural Directors (who, in each case, have taken all reasonable care to ensure such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lucid, which is authorized and regulated by the SEC and the Financial Industry Regulatory Authority (“FINRA”) in the United States, is acting as financial adviser exclusively for Mural and for no one else in connection with the subject matter of this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Mural for providing the protections afforded to clients of Lucid or its affiliates, nor for providing advice in relation to any matter referred to in this Announcement. Neither Lucid nor any of its subsidiaries, affiliates or branches owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lucid in relation to the matters in this Announcement, any statement or other matter or arrangement referred to herein or otherwise.

Davy Corporate Finance, which is authorized and regulated in Ireland by the Central Bank of Ireland, is acting exclusively for XOMA Royalty and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than XOMA Royalty for providing the protections afforded to clients of Davy Corporate Finance or for providing advice in connection with the matters referred to in this Announcement.

Wilmer Cutler Pickering Hale and Dorr LLP and Arthur Cox LLP are acting as legal advisers on U.S. and Irish law matters respectively to Mural, and Gibson, Dunn & Crutcher LLP and Mason Hayes & Curran LLP are acting as legal advisers on U.S. and Irish law matters respectively to XOMA Royalty and Sub.

No Offer or Solicitation

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any recommendation or offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any proxy, vote or approval in any jurisdiction, whether pursuant to this Announcement or otherwise. The distribution of this Announcement in jurisdictions outside Ireland or the United States may be restricted by law and therefore persons into whose possession this Announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Documents), which will contain the full terms and conditions of the Acquisition, including details of how Mural Shareholders may vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Documents).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

Important Additional Information will be Filed with the SEC

In connection with the Acquisition, Mural intends to file with the SEC a Proxy Statement relating to the Scheme Meeting and the EGM (which will include the Scheme Document). The definitive Proxy Statement will be sent to Mural Shareholders as of the record date(s) to be established for voting at the Scheme Meeting and EGM. This Announcement is not a substitute for the Proxy Statement or any other document that Mural may file with the SEC or send to its shareholders in connection with the Acquisition. BEFORE MAKING ANY VOTING DECISION, HOLDERS OF MURAL SHARES ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) ANY AMENDMENTS OR SUPPLEMENTS THERETO AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION, THE PARTIES TO THE SCHEME AND RELATED MATTERS.

Any vote in respect of the Scheme Meeting Resolution or the EGM Resolutions to approve the Acquisition, the Scheme or related matters, or other responses in relation to the Acquisition, should be made only on the basis of the information contained in the Proxy Statement (including the Scheme Document).

The Proxy Statement, if and when filed, as well as Mural’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Mural’s website https://ir.muraloncology.com/.

Mural Shareholders will also be able to obtain, without charge, a copy of the Proxy Statement (including the Scheme Document) and other relevant documents (when available) by directing a written request to Mural, Attn: Chief Legal Officer, Mural Oncology plc, Ten Earlsfort Terrace, D02 T380, Dublin 2, Ireland or by phone to 00 353 920 1000 or by contacting Investor Relations, via email at ir@muraloncology.com.

Participants in the Solicitation

Mural and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Mural Shareholders in connection with the Acquisition and any other matters to be voted on at the Scheme Meeting or the EGM. Information about the directors and executive officers of Mural, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Mural’s definitive proxy statement on Schedule 14A for its 2025 annual general meeting of shareholders, dated and filed with the SEC on April 28, 2025. Other information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Mural Shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement (which will contain the Scheme Document) related to the Acquisition and other relevant materials to be filed with the SEC in connection with the Acquisition. You may obtain free copies of these documents using the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this Announcement regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Mural, XOMA Royalty or Sub. Forward-looking statements are intended to be identified by words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “believe”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include but are not limited to statements regarding Mural, XOMA Royalty and Sub’s intention to consummate the Acquisition, the approval of the Acquisition by Mural Shareholders, the payment of any Additional Price Per Share to Mural Shareholders, and the expected timing of the closing of the Acquisition.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from those expressed or implied by such forward-looking statements. Risks and uncertainties that may cause actual results to differ from expectations include: uncertainties as to the timing and completion of the Scheme Meeting and EGM; uncertainties as to the approval by Mural Shareholders of the Scheme Meeting Resolution or the Required EGM Resolutions; the possibility that closing conditions for the Acquisition may not be satisfied or waived, including the failure to receive sanction of the Scheme by the High Court; risks that ongoing costs to Mural will result in Mural’s Closing Net Cash on the Closing Net Cash Date not exceeding the Estimated Closing Net Cash, which will mean that no Additional Price Per Share is paid to Mural Shareholders; the other risks and uncertainties pertaining to Mural’s business, including those described in Mural’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, as well as Mural’s subsequent filings with the SEC, including the Proxy Statement; and the other risks and uncertainties pertaining to XOMA Royalty’s business, including those described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to Mural, XOMA Royalty or Sub or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

None of Mural, XOMA Royalty or Sub undertake any obligation to update or revise the forward-looking statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

Disclosure Requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, any person who is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Mural must disclose all “dealings” in such “relevant securities” during the “offer period”. The disclosure of a “dealing” in “relevant securities” by a person to whom Rule 8.3(b) applies must be made by no later than 3:30 pm (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”. A dealing disclosure must contain the details specified in Rule 8.6(b) of the Irish Takeover Rules, including details of the dealing concerned and of the person’s interests and short positions in any “relevant securities” of Mural.

All “dealings” in “relevant securities” of Mural by a bidder, or by any party Acting in Concert with a bidder, must also be disclosed by no later than 12:00 noon (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”.

If two or more persons co-operate on the basis of an agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Mural, they will be deemed to be a single person for the purpose of Rule 8.3(a) and (b) of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” dealing disclosures should be made, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

No Profit Forecast or Merger Benefit Statement

No statement in this Announcement is intended to constitute a profit forecast or profit estimate for any period, nor should any statement be interpreted to mean that earnings or earnings per share of Mural will, for the current or future financial years or other periods, necessarily match or be greater or lesser than those for the relevant preceding financial periods. No statement in this Announcement constitutes an asset valuation or a quantified financial benefits statement within the meaning of the Irish Takeover Rules.

Right to Switch to a Takeover Offer

XOMA Royalty reserves the right to elect, subject to the terms of the Transaction Agreement, compliance with the Irish Takeover Rules and with the consent of the Irish Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Mural (other than any Mural Shares beneficially owned by XOMA Royalty or its subsidiaries (if any)) as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments, including without limitation an acceptance condition set at 80% of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

If XOMA Royalty exercises its right to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the Irish Takeover Panel’s consent, such Takeover Offer would be made in compliance with applicable U.S. Law and regulations, including the tender offer rules under the Exchange Act. If a Takeover Offer is commenced, additional information regarding such Takeover Offer will be provided to Mural Shareholders at that time.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this Announcement will be available on XOMA Royalty’s website at https://www.investors.xoma.com and Mural’s website at https://ir.muraloncology.com/ by no later than 12:00 noon (U.S. Eastern Time) on the business day following publication of this Announcement. Neither the content of the websites referred to in this Announcement nor the content of any other websites accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting Hard Copy Information

Any Mural Shareholder may request a copy of this Announcement and / or any information incorporated by reference into this Announcement in hard copy form by directing a written request to Mural, Attn: Chief Legal Officer, Mural Oncology plc, Ten Earlsfort Terrace, D02 T380, Dublin 2, Ireland or by phone to 00 353 920 1000 or by contacting Investor Relations, via email at ir@muraloncology.com.

Any written requests must include the identity of the Mural Shareholder and any hard copy documents will be posted to the address of the Mural Shareholder provided in the written request. If you have received this Announcement in electronic form, a hard copy of this Announcement and / or any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Overseas Shareholders

The laws of certain jurisdictions may affect the availability of the Acquisition to persons who are not resident in Ireland or the United States. Persons who are not resident in Ireland or the United States, or who are subject to laws of any jurisdiction other than Ireland or the United States, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with any applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, Mural, XOMA Royalty and Sub disclaim any responsibility and liability for the violation of such restrictions by any person.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

The Acquisition will not be made available, directly or indirectly, in any Restricted Jurisdiction, and the Acquisition will not be capable of acceptance from within a Restricted Jurisdiction. No person may vote in favor of the Acquisition by any use, means, instrumentality or facilities from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the Laws of that jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the Laws of that jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable Law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality or facilities (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities from within any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the Laws of that jurisdiction.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, DIRECTLY OR INDIRECTLY, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT IS BEING MADE PURSUANT TO RULE 2.7 OF THE IRISH TAKEOVER RULES

1.	Introduction

Mural Oncology plc (Nasdaq: MURA) and XOMA Royalty Corporation (Nasdaq: XOMA) today announced they have entered into a definitive agreement pursuant to which Sub, a wholly-owned subsidiary of XOMA Royalty, has agreed to acquire the entire issued and to be issued share capital of Mural for between $2.035 and $2.24 in cash per share, subject to the satisfaction of the closing conditions set out in Appendix I of this Announcement. Following a strategic review process, the Mural Board determined the acquisition and cash offer by XOMA Royalty is in the best interests of all Mural Shareholders and have approved the Acquisition. The Acquisition has also been approved by the boards of directors of XOMA Royalty and Sub.

It is intended that the Acquisition will be implemented by means of a High Court sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act (or, if Sub elects, subject to the terms of the Transaction Agreement, compliance with the Irish Takeover Rules and with the consent of the Irish Takeover Panel) a Takeover Offer. The Acquisition is expected to close by the end of 2025, subject to the satisfaction of the Conditions, which include (i) the approval by Mural Shareholders of the Scheme Meeting Resolution and the Required EGM Resolutions; and (ii) the sanction of the Scheme by the High Court.

2.	Transaction Details

Under the terms of the Acquisition and subject to certain conditions, at closing, each Mural Shareholder (i) would receive a base cash price of $2.035 per share (the “Base Price Per Share”), which has been calculated on the basis of Mural having approximately $36.2 million of Closing Net Cash on the Closing Net Cash Date (the “Estimated Closing Net Cash”), and (ii) may receive an additional cash amount of up to $0.205 per share (the “Additional Price Per Share”) which would be calculated on the basis of the amount by which Mural’s Closing Net Cash on the Closing Net Cash Date exceeds the Estimated Closing Net Cash as set out in more detail below and in accordance with the provisions of the transaction agreement entered into by and among Mural, Sub and XOMA Royalty in respect of the Acquisition (the “Transaction Agreement”), as appended at Appendix IV of this Announcement.

The Acquisition, excluding any amount that may be payable in respect of the Additional Price Per Share, values the entire issued and to be issued share capital of Mural at approximately $36.2 million.

Excluding any Additional Price Per Share which may be payable (as described in more detail below), the Acquisition represents a:

•	premium of approximately 13.1% to Mural’s closing share price of $1.80 on August 19, 2025, being the Business Day immediately before the date on which this Announcement has been released; and

•

premium of approximately 97.6% to Mural’s undisturbed closing share price of $1.03 on April 14, 2025 (being the last Business Day prior to the announcement of the commencement of the strategic review by the Mural Board on April 15, 2025).

The sources and bases of information contained in this Announcement to calculate the implied value of the Acquisition are set out in Appendix III.

3.	Consideration

Subject to satiscfaction of the Conditions, on closing of the Acquisition, Mural Shareholders would receive between $2.035 and $2.24 in cash per share, comprised of the Base Price Per Share of $2.035 and an Additional Price Per Share which may be payable of up to $0.205.

The Base Price Per Share has been determined by XOMA Royalty and Sub based on an estimated amount of Mural’s Closing Net Cash at the Closing Net Cash Date of approximately $36.2 million. Subject to satisfaction of the Conditions and closing of the Acquisition, Mural Shareholders would receive the Base Price Per Share regardless of whether the actual quantum of Mural’s Closing Net Cash on the Closing Net Cash Date exceeds, is equal to or is less than the Estimated Closing Net Cash.

The Additional Price Per Share would be calculated on the basis of the amount by which Mural’s Closing Net Cash as of the Closing Net Cash Date as determined between XOMA Royalty, Sub and Mural in accordance with the provisions of clause 2.4 of the Transaction Agreement exceeds the Estimated Closing Net Cash (the “Excess Cash”). The Additional Price Per Share is intended to return any Excess Cash to Mural Shareholders, subject to a cap of a maximum amount of $0.205 per share. As a result, the Additional Price Per Share will only be payable to Mural Shareholders on closing of the Acquisition if Mural’s Closing Net Cash on the Closing Net Cash Date exceeds the Estimated Closing Net Cash.

There is no certainty that Mural’s Closing Net Cash on the Closing Net Cash Date will exceed the Estimated Closing Net Cash and, if Mural’s Closing Net Cash on the Closing Net Cash Date does not exceed its Estimated Closing Net Cash, the amount of the Additional Price Per Share will be zero and each Mural Shareholder would receive only the Base Price Per Share.

Closing Net Cash, for this purpose, means, without duplication, (i) the sum of Mural’s cash and cash equivalents and marketable securities as of the Closing Net Cash Date, determined in accordance with U.S. GAAP, applied on a basis consistent with Mural’s application thereof in Mural’s consolidated financial statements plus (ii) the prepaid expenses, receivables and deposits of Mural set forth on Schedule 4 of the Transaction Agreement, minus (iii) the sum of Mural’s consolidated short-term and long-term contractual obligations and monetary liabilities (including Indebtedness) accrued or incurred by Mural as of the Closing Net Cash Date, minus (iv) the Transaction Expenses, minus (v) the Estimated Post-Closing Costs, minus (vi) $5.5 million, each in a manner consistent with Appendix 1 to the Mural Disclosure Schedule.

Closing Net Cash Date means immediately prior to the Effective Time on the Effective Date.

It is expected that confirmation of the Additional Price Per Share will be communicated to Mural Shareholders by separate announcement prior to the date of the Court Hearing.

The Additional Price Per Share calculated in accordance with the terms of the Transaction Agreement shall be rounded to four decimal places.

4.	Background to and Reasons for the Acquisition

4.1.	Background to the Strategic Review

Mural is a biotechnology company focused on using its protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer with the goal of delivering meaningful and clinical benefits to people living with cancer.

On March 25, 2025 Mural announced that, based on the interim analysis of results, its Phase 3 ARTISTRY-7 trial of nemvaleukin alfa (“nemvaleukin”) in combination with pembrolizumab did not achieve its primary endpoint of a statistically significant improvement in overall survival versus investigator’s choice chemotherapy. Mural also announced that ARTISTRY-7 would not continue to final analysis and Mural would cease development of nemvaleukin for platinum resistant ovarian cancer. On April 15, 2025, Mural announced that following review of data from its Phase 2 ARTISTRY-6 trial of nemvaleukin in mucosal and cutaneous melanoma and the previously announced results from the ARTISTRY-7 trial, it was discontinuing all clinical development of nemvaleukin and planned to immediately commence an exploration of strategic alternative focused on maximizing shareholder value (the “Strategic Review”).

Mural has engaged Lucid Capital Markets, LLC to act as its financial adviser in connection with the Strategic Review.

As part of the Strategic Review, the Mural Board considered a range of options available to maximize shareholder value, including, but not limited to, a liquidation of the Mural Group.

During the Strategic Review, the Mural Board received non-binding approaches from a number of counterparties potentially interested in entering into a transaction with Mural. Interested parties who were considered by the Mural Board (as advised by Lucid), to be capable of making and executing a transaction with Mural were granted access to preliminary diligence information, subject to prior entry into an appropriate confidential disclosure agreement.

On August 4, 2025, Mural issued a press release announcing its financial results for the three months ended June 30, 2025 (the “Q2 2025 Results”), which was furnished on a Form 8-K with the SEC on the same date. The Q2 2025 Results included the Mural Board’s estimate that, if Mural has not consummated a transaction or other strategic alternative by December 31, 2025, its cash and cash equivalents as of such date will total approximately $43 to $48 million. That estimate reflected anticipated costs to be incurred in connection with finalization of the discontinuation of Mural’s remaining activities and expected residual operating expenses (e.g. lease expense, salary and benefits for remaining employees, insurance costs). This cash guidance was subject to a number of assumptions and does not account for anticipated costs and expenses to be incurred by Mural in connection with closing of the Acquisition. The full text of Mural’s announcement of the Q2 2025 Results is available on Mural’s website (https://ir.muraloncology.com/).

4.2.	Assessment of Mural’s other Strategic Options

As part of the Strategic Review, the Mural Board, with the assistance of Lucid, considered a range of strategic options, against which all non-binding approaches received by the Mural Board were assessed.

The Strategic Review included a review of the following alternative options, which were assessed by reference to the Mural Board’s primary objective of maximizing value for shareholders:

•	Reverse takeover opportunities

•

The Mural Board and Lucid assessed the terms of a wide range of proposals for reverse takeovers and concluded that, based on the information available, each of the opportunities presented significant execution risk and none were likely to present Mural Shareholders with a superior value proposition to a cash offer to acquire Mural.

•	Voluntary liquidation

•

The Mural Board evaluated the merits of a voluntary liquidation but considers that a liquidation of Mural is likely to be a protracted process under which all residual cash is unlikely to be returned to shareholders for a number of years.

•

As a voluntary liquidation is likely to involve significant delays in returning all residual cash of Mural to its shareholders, the Mural Board is of the view that a voluntary liquidation is not currently in the best interests of Mural Shareholders relative to the Acquisition which, subject to the satisfaction of the Conditions, is expected to close by the end of 2025.

4.3.	Conclusions of the Strategic Review and Mural Board recommendation

On 9 June 2025, the Mural Board received a non-binding cash proposal from XOMA Royalty to acquire the entire issued and to be issued share capital of Mural. Following a period of negotiation, Mural has entered into the Transaction Agreement with XOMA Royalty and Sub for implementation of the Acquisition.

The Mural Board has concluded that the Acquisition is in the best interests of Mural Shareholders. In recommending the Acquisition, the Mural Board has considered a range of factors, including the following:

•	that an alternative form of transaction, such as a reverse takeover, presents additional execution risk and is unlikely to result in a superior value proposition for Mural Shareholders;

•	that the Acquisition represents the most effective route to deliver a timely return of value for Mural Shareholders, relative to a potentially protracted process for a voluntary liquidation of Mural;

•	that the Acquisition provides a route for Mural Shareholders to realise their investment in cash relative to any alternative; and

•

the terms of the non-binding letters of interest to acquire Mural for cash from both trade and financial buyers as part of the Strategic Review following a comprehensive process, and the Mural Board’s evaluation of those terms, including the financial terms, conditions to such letters of interest, and the counterparty’s ability to execute a transaction on such terms.

Further detail in respect of the background and reasons for recommending the Acquisition will be included in the Proxy Statement (which will include the Scheme Document).

4.4.	Recommendation of the Mural Board

Having taken into account the relevant factors and applicable risks, the Mural Board, which has been so advised by Lucid, as financial adviser and Rule 3 Adviser to Mural, as to the financial terms of the Acquisition, considers the terms of the Acquisition as set out in this Announcement to be fair and reasonable. Accordingly, the Mural Board intends to recommend that Mural Shareholders vote in favor of the Acquisition and all of the Resolutions.

5.	Irrevocable Commitments

Each Mural Director has given an irrevocable undertaking to XOMA Royalty and Sub to vote (or procure the voting) in favor of each of the Scheme Meeting Resolution and the Required EGM Resolutions in respect of the following number of Mural Shares:

Name	Number of Mural Shares held	% of Mural’s issued share capital at close of business on latest practicable date	Number of Mural options held*	Number of Mural RSUs
Benjamin Hickey	—	—	32,120	—
Caroline Loew	72,911	0.42%	603,940	220,148
Francis Cuss	—	—	32,120	—
George Golumbeski	—	—	23,971	—
Sachiyo Minegishi	—	—	23,972	—
Scott Jackson	—	—	32,120	—

*

All options to acquire Mural Shares held by the Mural Directors have a strike price above the maximum Consideration payable pursuant to the Acquisition and will be cancelled without the right to receive any Consideration in accordance with the terms of the Transaction Agreement.

These irrevocable undertakings also extend to any other Mural Shares issued after the date of this Announcement that are attributable to or derived from the Mural Shares listed above and any other Mural Shares of which the Mural Director may become the beneficial owner (whether on the conversion of any Mural Options held by the Mural Director or otherwise).

These irrevocable undertakings remain binding in the event that a higher competing offer is made for Mural and will cease to be binding only if:

•	the Scheme becomes effective; or

•	the Transacton Agreement is validly terminated pursuant to its terms.

6.	Information on XOMA Royalty and Sub

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate).

XOMA Royalty has its corporate headquarters in Emeryville, California. For more information, visit XOMA Royalty’s website at www.xoma.com.

Sub is a Delaware corporation established for the sole purpose of implementing the Acquisition. As of the date of this Announcement, the entire issued and outstanding shares of capital stock of Sub are directly owned by XOMA Royalty.

7.	Information on Mural

Mural Oncology plc is a biotechnology company focused on using its protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer with the goal of delivering meaningful and clinical benefits to people living with cancer.

On March 25, 2025, Mural announced that, based on the interim analysis of results, its Phase 3 ARTISTRY-7 trial of nemvaleukin alfa (“nemvaleukin”) in combination with pembrolizumab did not achieve its primary endpoint of a statistically significant improvement in overall survival versus investigator’s choice chemotherapy. Mural also announced that ARTISTRY-7 would not continue to final analysis and Mural would cease development of nemvaleukin for platinum resistant ovarian cancer. On April 15, 2025, Mural announced that following review of data from its Phase 2 ARTISTRY-6 trial of nemvaleukin in mucosal and cutaneous melanoma and the previously announced results from the ARTISTRY-7 trial, Mural was discontinuing all clinical development of nemvaleukin and planned to immediately commence an exploration of strategic alternatives focused on maximizing shareholder value.

Mural has its registered office in Dublin, Ireland, and its primary facilities in Waltham, Mass. For more information, visit Mural’s website at www.muraloncology.com.

8.	Structure of the Acquisition

Scheme

It is intended that, subject to satisfaction of the Conditions, the Acquisition will be implemented by means of a High Court-sanctioned scheme of arrangement between Mural and Mural Shareholders under Chapter 1 of Part 9 of the Irish Companies Act, pursuant to which Sub will acquire the entire issued and to be issued share capital of Mural and Sub will pay the Consideration to the relevant Mural Shareholders. Under the terms of the Transaction Agreement, at the close of the Acquisition, Mural will become a wholly-owned subsidiary of Sub.

To become effective, the Scheme requires, among other things, the approval of: (i) the Scheme Meeting Resolution by a majority in number of each class of Mural Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Irish Companies Act) present and voting either in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting) representing, at the Voting Record Time, at least three fourths (75%) in value of the Mural Shares held by such Mural Shareholders; and (ii) the Required EGM Resolutions being duly passed by Mural Shareholders at the EGM (or any adjournment or postponement thereof).

Application to the High Court to sanction the Scheme

Subject to the Scheme Meeting Resolution and the Required EGM Resolutions being duly passed by the requisite majorities of Mural Shareholders and the other Conditions being satisfied or (where applicable) waived, an application will be made to the High Court to sanction the Scheme under the Irish Companies Act.

Subject to the sanction of the High Court, the Scheme will become Effective in accordance with its terms on delivery of a copy of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will become binding on all Mural Shareholders, irrespective of whether or not they attended or voted at the Scheme Meeting or Extraordinary General Meeting, or whether they voted in favor of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Transaction Agreement is governed by the laws of the State of Delaware save that, to the extent required by the laws of Ireland, the Acquisition and the Scheme and matters related thereto (including matters related to the Irish Takeover Rules) shall be governed by, and construed in accordance with, the laws of Ireland. The interpretation of the duties of directors of Mural shall also be governed by, and construed in accordance with, the laws of Ireland.

The Acquisition is subject to, inter alia, the satisfaction or waiver (as applicable) of the Conditions set out in Appendix I to this Announcement and to the full terms and conditions which will be set out in the Proxy Statement (which will contain the Scheme Document).

Conditions to the Acquisition

The Acquisition shall be subject to the satisfaction or, where applicable, waiver of the Conditions set out in Appendix I of this Announcement and to be set out in the Scheme Document.

Scheme timetable and further information

It is expected that the Proxy Statement (which will contain the Scheme Document), containing further information about the Acquisition and notices of the Scheme Meeting and the EGM, will be published as soon as reasonably practicable after this Announcement.

It is anticipated that the Scheme will, subject to satisfaction of the Conditions, be declared effective in the fourth quarter of 2025.

9.	Effect of the Scheme on Mural Share Plans

In accordance with Rule 15 of the Irish Takeover Rules, Sub will make appropriate proposals to participants in Mural Share Plans in relation to the Mural Share Awards. Participants will be contacted separately, at or as soon as possible after the time of publication of the Scheme Document, regarding the effect of the Acquisition on the Mural Share Awards under the Mural Share Plans and the relevant details will be summarised in the Scheme Document.

10.	Financing of the Acquisition

The Consideration payable under the terms of the Acquisition will be funded by XOMA Royalty’s existing cash and cash equivalent resources.

In accordance with Rule 2.7(d) of the Irish Takeover Rules, Davy Corporate Finance, as financial adviser to XOMA Royalty, is satisfied that sufficient resources are available to Sub to satisfy in full the Consideration payable to relevant Mural Shareholders under the terms of the Acquisition.

11.	XOMA Royalty’s intention for the Mural business, management, employees, operations and governance

After careful review of Mural’s historical financial performance and projected standalone results, XOMA Royalty has determined that the long-term interests of its stockholders are best served by executing an orderly wind-down of substantially all of Mural’s legacy operations promptly following the closing of the Transactions. Certain subsidiaries of Mural may be retained temporarily to hold residual contractual rights, intellectual property or contingent liabilities during the wind-down period; however, once such matters are resolved or assigned, those entities are likewise expected to be dissolved. XOMA Royalty’s plans also include consolidating all remaining corporate functions of Mural into XOMA Royalty’s existing corporate functions. Mural’s existing corporate lease will be assigned, sub-leased or terminated in accordance with its terms in the ordinary course following the effective time of the Transactions.Pursuant to the terms of the Transaction Agreement, XOMA Royalty has not given any assurances in relation to the continuation of any existing compensation and employment benefit arrangements of Mural’s employees following the Acquisition, except in certain limited circumstances. XOMA Royalty may seek to engage a limited number of Mural employees on a consulting basis solely to the extent necessary or helpful in connection with the wind-down of Mural’s legacy operations.

XOMA Royalty currently expects to redeploy, monetize or otherwise dispose of substantially all of Mural’s legacy tangible or intangible assets on commercially reasonable terms. Mural previously conducted an extensive business development process in an effort to out-license or otherwise dispose of its legacy assets and concluded that the market opportunity for such a transacton is limited. Even if market conditions were to change, there would still be significant uncertainty regarding XOMA Royalty’s ability to attract a potential acquirer for Mural’s legacy assets and, even if XOMA Royalty was to be successful in negotiating transaction terms with a potential acquirer of Mural’s legacy assets, whether any potential acquirer of Mural’s legacy assets would be able to: (i) initiate and complete successful nonclinical studies and clinical trials for any product related to or based upon Mural’s legacy assets, (ii) conduct sufficient clinical trials or other studies to support the approval and commercialization of any product related to Mural’s legacy assets, (iii) demonstrate to the satisfaction of the U.S.

Food and Drug Administration and similar foreign regulatory authorities the safety and efficacy and acceptable risk-to-benefit profile of any product related to Mural’s legacy assets, (iv) seek and obtain regulatory marketing approvals for any product related to Mural’s legacy assets, (v) establish and maintain supply and manufacturing relationships with third parties to ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply, (vi) launch and commercialize any product candidates that were to obtain marketing approval and, if launched, successfully establish a sales, marketing and distribution infrastructure, (vii) demonstrate the necessary safety data post-approval to ensure continued regulatory approval, (viii) demonstrate the actual and perceived benefits of any product related to Mural’s legacy assets, if approved, relative to existing and future alternative therapies based upon availability, cost, risk and safety profile, drug-drug interactions, ease of administration, side effects and efficacy, (ix) obtain coverage and adequate product reimbursement from third-party payors, including government payors, (x) achieve market acceptance for any approved products, (xi) address any competing technological and market developments, (xii) negotiate favorable terms in any collaboration, licensing or other arrangements into which such acquirer may enter in the future and perform its obligations under such collaborations, (xiii) establish, maintain, protect and enforce intellectual property rights related to Mural’s legacy assets and (xiv) attract, hire and retain qualified personnel, among other unknowns.

In connection with the Transactions, the Mural Shares will be delisted from the Nasdaq and deregistered under the Exchange Act. Consequently, no public trading market for the Mural’s Shares will exist following the effective time of the delisting.

12.	Transaction Agreement

Mural, XOMA Royalty and Sub have entered into the Transaction Agreement, dated August 20, 2025, which contains certain obligations and commitments in relation to the implementation of the Acquisition, including provisions in relation to the conduct of Mural’s business between the date of this Announcement and the Effective Date. A copy of the Transaction Agreement is appended to this Announcement at Appendix IV and a summary of the principal terms of the Transaction Agreement will be set out in the Proxy Statement (which will include the Scheme Document).

The Transaction Agreement contains customary provisions restricting Mural from soliciting alternative acquisitions. The Transaction Agreement provides that if the Mural Board has determined in good faith (after consultation with its outside legal counsel and financial advisers) that a Mural Alternative Proposal constitutes a Mural Superior Proposal and a failure to make a Mural Change of Recommendation would be inconsistent with the Mural Directors’ fiduciary duties under applicable Law, then Mural will notify XOMA Royalty of the Mural Superior Proposal and, for a period of four days from delivery of such notice (subject to extension in certain circumstances where material revisions are made to the financial terms or other material terms and conditions of the relevant Mural Alternative Proposal giving rise to the Mural Superior Proposal) afford XOMA Royalty an opportunity to discuss in good faith with XOMA Royalty the terms and conditions of the Transaction Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that the relevant Mural Alternative Proposal no longer constitutes a Mural Superior Proposal. The Mural Board will be permitted under the terms of the Transaction Agreement to make a Mural Change of Recommendation in these circumstances only if after taking such steps, the Mural Board determines in good faith (after consultation with its outside legal counsel and financial advisers) that the relevant Mural Alternative Proposal continues to constitute a Mural Superior Proposal, taking into account all changes proposed in writing by XOMA Royalty, and the Mural Board provides a further written notice to XOMA Royalty to such effect.

The Transaction Agreement further includes provisions pursuant to which Mural has agreed to reimburse XOMA Royalty in certain circumstances set out below for an amount equal to all documented, specific, quantifiable third party costs and expenses incurred, directly or indirectly, by XOMA Royalty, Sub or any of their respective Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of third party representatives to assist in the process (the “Expenses Reimbursement Provisions”). The gross amount payable by Mural to XOMA Royalty for such reimbursement shall not, in any event, exceed 1% of the aggregate value of the Consideration payable with respect to the Mural Shares in connection with the Acquisition or, if the Additional Price Per Share has not been determined in accordance with the terms of the Transaction Agreement at such time, the aggregate value of the Base Price Per Share payable with respect to the Mural Shares in connection with the Acquisition (excluding, in each case, any interest in such share capital held by XOMA Royalty or any Concert Parties of XOMA Royalty).

If the Transaction Agreement is terminated pursuant to its terms, XOMA Royalty’s receipt of such Reimbursement Amount (to the extent owed by Mural pursuant to the Transaction Agreement) will be the sole and exclusive remedy of XOMA Royalty, Sub and the XOMA Royalty Related Parties against any of the Mural Related Parties, including for any failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any breach, termination or failure.

The amount payable by Mural to XOMA Royalty under the Expenses Reimbursement Provisions will exclude any amounts in respect of VAT incurred by XOMA Royalty or Sub attributable to such third party costs other than irrecoverable VAT incurred by XOMA Royalty or Sub.

The circumstances in which such payment will be made by Mural are, if the Transaction Agreement is terminated:

a)	by XOMA Royalty pursuant to a Change of Recommendation Termination; or

b)	by Mural pursuant to a Superior Proposal Termination; or

c)	all of the following occur:

i.

the Transaction Agreement is terminated (x) by XOMA Royalty pursuant to a Mural Breach Termination as a result of a material breach or failure to perform any covenant or agreement in the Transaction Agreement described in Clause 9.1(a)(iii)(A) of the Transaction Agreement that first occurred following the making of a Mural Alternative Proposal of the type referred to in Clause 9.2(b)(iii)(B) of the Transaction Agreement or (y) by XOMA Royalty or Mural pursuant to a Non-Approval Termination but if such termination is by Mural at such time XOMA Royalty would be permitted to terminate the Transaction Agreement; and

ii.

prior to the Scheme Meeting, a Mural Alternative Proposal was publicly disclosed or announced and not withdrawn (or, in the case of a Mural Breach Termination as a result of a material breach or failure to perform any covenant or agreement in the Transaction Agreement, was made publicly or privately to the Mural Board), or any person shall have publicly announced an intention (whether or not conditional) to make a Mural Alternative Proposal that has not been withdrawn (it being understood that, for purposes of Clause 9.2(b)(iii)(B) of the Transaction Agreement, each reference to “20%” in the definition of Mural Alternative Proposal shall be deemed to refer to “50%”); and

iii.

(x) a Mural Alternative Proposal is consummated within 12 months after such termination, or (y) a definitive agreement providing for a Mural Alternative Proposal is entered into within 12 months after such termination and is subsequently consummated.

Lucid, as Rule 3 Adviser to Mural, and Mural have confirmed in writing to the Irish Takeover Panel that, in the opinion of Lucid and Mural (respectively), in the context of the note to Rule 21.2 of the Irish Takeover Rules and the Acquisition, the Expenses Reimbursement Provisions are in the best interests of Mural Shareholders. The Irish Takeover Panel has consented to Mural entering into the Expenses Reimbursement Provisions.

13.	Confidentiality Agreement

Mural and XOMA Royalty entered into a Confidentiality Agreement on May 29, 2025, pursuant to which Mural and XOMA Royalty have undertaken, amongst other things, to: (a) keep confidential information relating to the Acquisition and not to disclose it to third parties (other than certain permitted parties) unless required by Law or regulation; and (b) use the confidential information for the sole purpose of evaluating and participating in discussions regarding the Acquisition. The agreement also includes standstill provisions, pursuant to which XOMA Royalty has agreed to certain restrictions in respect of acquisitions of Mural Shares, solicitation or engagement in respect of competing transactions, subject to customary standstill termination provisions, for a period of eighteen months.

14.	Delisting and Cancellation of Trading of Mural Shares

It is intended that, subject to and following the Scheme becoming Effective, and subject to applicable requirements of the Nasdaq, the Mural Shares will be delisted from the Nasdaq and deregistered under the Exchange Act as promptly as practicable following the Effective Time.

In connection with the Transaction or as soon as is reasonably practicable following the Effective Date, it is intended that Mural will be re-registered as a private company limited by shares or, if legally permitted, XOMA Royalty will seek to implement a court-approved reduction of capital.

15.	Interests and Short Positions in Mural

As at the close of business on August 19, 2025 (being the latest practicable date prior to the release of this Announcement), neither XOMA Royalty, Sub nor, so far as XOMA Royalty and Sub is aware, any person Acting in Concert with XOMA Royalty or Sub:

(a)	had an interest in relevant securities of Mural;

(b)	had any short position in relevant securities of Mural;

(c)	had received an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of Mural other than as described in this Announcement; or

(d)	had borrowed or lent any Mural Shares.

Furthermore, no arrangement to which Rule 8.7 of the Irish Takeover Rules applies exists between XOMA Royalty, Sub or Mural or a person Acting in Concert with XOMA Royalty, Sub or Mural in relation to Mural Shares. For these purposes, an “arrangement to which Rule 8.7 of the Irish Takeover Rules applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is or may be an inducement to one or more of such persons to deal or refrain from dealing in such securities.

In the interests of confidentiality, XOMA Royalty and Sub have made only limited enquiries in respect of certain parties who may be deemed by the Irish Takeover Panel to be Acting in Concert with it for the purposes of the Acquisition. Further enquiries will be made to the extent necessary as soon as practicable following the date of this Announcement and any disclosure in respect of such parties will be included in the Scheme Document.

16.	Tax

Each holder of Mural Shares is advised to consult his, her or its independent professional adviser regarding the tax consequences of the Acquisition.

17.	Documents

Copies of the following documents will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, promptly on XOMA Royalty’s website (https://investors.xoma.com/) and on Mural’s website (https://ir.muraloncology.com/) by no later than 12:00 noon (U.S. Eastern Time) on the Business Day following this Announcement:

(a)	this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Transaction Agreement; and

(d)	the irrevocable undertakings referred to in paragraph 5 above.

Neither the content of the websites referred to in this Announcement nor the contents of any website accessible from hyperlinks on any such website are incorporated into or form part of this Announcement.

18.	Derogation from Rule 24.1(b) as amended by Section 3(7) of Appendix 4 of the Irish Takeover Rules

Rule 24.1(b) as amended by Section 3(7) of Appendix 4 of the Irish Takeover Rules requires that, except with the consent of the Irish Takeover Panel, and subject to Rule 2.11 of the Irish Takeover Rules, Mural must send the Scheme Document to Mural Shareholders within 28 days of the announcement of a firm intention to make an offer, being this Announcement.

On August 14, 2025 the Irish Takeover Panel agreed to grant its consent to the derogation from Rule 24.1(b) as amended by Section 3 (7) of Appendix 4 of the Irish Takeover Rules.

Mural is required to file the Proxy Statement (which will also include the Scheme Document) with the SEC in connection with the Scheme. The preparation of the Proxy Statement may take more than 28 days as the SEC may elect to review the Proxy Statement. This review process will take no fewer than 10 days and may take a longer time to complete. Under SEC rules, the Proxy Statement may not be mailed to Mural

Shareholders until such review is complete. The Irish Takeover Panel granted the derogation on the basis that the Scheme Document cannot be sent until the SEC’s review of the Proxy Statement is completed. The Proxy Statement (which will also contain the Scheme Document) will be mailed to Mural Shareholders as soon as practicable after a definitive Proxy Statement is filed with the SEC.

19.	Rule 2.7(b)(xv) Statement

XOMA Royalty will have the right to reduce the Consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by Mural to Mural Shareholders in addition to the Consideration.

20.	General

The Acquisition and the Scheme will be made subject to the Conditions and the further terms to be set out in the Scheme Document. The Scheme Document will include full details of the Acquisition and will be accompanied by the appropriate notices of the Scheme Meeting and separate EGM required to approve the Resolutions and forms of proxy.

Lucid and Davy Corporate Finance have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

Appendix I of this Announcement contains the Conditions of the Acquisition and the Scheme. Appendix II of this Announcement contains definitions of certain terms used in this Announcement. Appendix III of this Announcement contains further details of the sources of information and bases of calculations set out in this Announcement. Appendix IV of this Announcement contains a copy of the Transaction Agreement.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document or any document by which the Acquisition and the Scheme are made. Mural Shareholders are advised to carefully read the formal documentation in relation to the Acquisition, including the Scheme Document and the Proxy Statement.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your appropriately authorised independent financial adviser.

Enquiries

Mural Oncology plc

ir@muraloncology.com

Lucid Capital Markets, LLC (Financial Adviser to Mural)

570 Lexington Ave, 40th Floor

New York, NY 10022

XOMA Royalty Investor Contact Juliane Snowden XOMA Royalty Corporation juliane.snowden@xoma.com	XOMA Royalty Media Contact Kathy Vincent KV Consulting & Management kathy@kathyvincent.com

Davy Corporate Finance (Financial Adviser to XOMA Royalty)

49 Dawson Street

Dublin

D02 PY05

Ireland

Statements required by the Irish Takeover Rules

The Sub board of directors and XOMA Royalty board of directors accept responsibility for the information contained in this Announcement other than that relating to Mural, the Mural Group and the Mural Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Sub board of directors and XOMA Royalty board of directors (who, in each case, have taken all reasonable care to ensure that this is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Mural Directors accept responsibility for the information contained in this Announcement relating to Mural, the Mural Group and the Mural Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Mural Directors (who, in each case, have taken all reasonable care to ensure such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lucid, which is authorized and regulated by the SEC and the Financial Industry Regulatory Authority (“FINRA”) in the United States, is acting as financial adviser exclusively for Mural and for no one else in connection with the subject matter of this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Mural for providing the protections afforded to clients of Lucid or its affiliates, nor for providing advice in relation to any matter referred to in this Announcement. Neither Lucid nor any of its subsidiaries, affiliates or branches owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lucid in relation to the matters in this Announcement, any statement or other matter or arrangement referred to herein or otherwise.

Davy Corporate Finance, which is authorized and regulated in Ireland by the Central Bank of Ireland, is acting exclusively for XOMA Royalty and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than XOMA Royalty for providing the protections afforded to clients of Davy Corporate Finance or for providing advice in connection with the matters referred to in this Announcement.

Wilmer Cutler Pickering Hale and Dorr LLP and Arthur Cox LLP are acting as legal advisers on U.S. and Irish law matters respectively to Mural and Gibson, Dunn & Crutcher LLP and Mason Hayes & Curran LLP are acting as legal advisers on U.S. and Irish law matters respectively to XOMA Royalty and Sub.

No Offer or Solicitation

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any recommendation or offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any proxy, vote or approval in any jurisdiction, whether pursuant to this Announcement or otherwise. The distribution of this Announcement in jurisdictions outside Ireland or the United States may be restricted by law and therefore persons into whose possession this Announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Documents), which will contain the full terms and conditions of the Acquisition, including details of how Mural Shareholders may vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Documents).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

Important Additional Information will be Filed with the SEC

In connection with the Acquisition, Mural intends to file with the SEC a Proxy Statement relating to the Scheme Meeting and the EGM (which will include the Scheme Document). The definitive Proxy Statement will be sent to Mural Shareholders as of the record date(s) to be established for voting at the Scheme Meeting and EGM. This Announcement is not a substitute for the Proxy Statement or any other document that Mural may file with the SEC or send to its shareholders in connection with the Acquisition. BEFORE MAKING ANY VOTING DECISION, HOLDERS OF MURAL SHARES ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) ANY AMENDMENTS OR SUPPLEMENTS THERETO AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION, THE PARTIES TO THE SCHEME AND RELATED MATTERS.

Any vote in respect of the Scheme Meeting Resolution or the EGM Resolutions to approve the Acquisition, the Scheme or related matters, or other responses in relation to the Acquisition, should be made only on the basis of the information contained in the Proxy Statement (including the Scheme Document).

The Proxy Statement, if and when filed, as well as Mural’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Mural’s website at https://ir.muraloncology.com/.

Mural Shareholders will also be able to obtain, without charge, a copy of the Proxy Statement (including the Scheme Document) and other relevant documents (when available) by directing a written request to Mural, Attn: Chief Legal Officer, Mural Oncology plc, Ten Earlsfort Terrace, D02 T380, Dublin 2, Ireland or by phone to 00 353 920 1000 or by contacting Investor Relations, via email at ir@muraloncology.com.

Participants in the Solicitation

Mural and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Mural Shareholders in connection with the Acquisition and any other matters to be voted on at the Scheme Meeting or the EGM. Information about the directors and executive officers of Mural, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Mural’s definitive proxy statement on Schedule 14A for its 2025 annual general meeting of shareholders, dated and filed with the SEC on April 28, 2025. Other information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Mural Shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement (which will contain the Scheme Document) related to the Acquisition and other relevant materials to be filed with the SEC in connection with the Acquisition. You may obtain free copies of these documents using the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this Announcement regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Mural, XOMA Royalty and Sub. Forward-looking statements are intended to be identified by words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “believe”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include but are not limited to statements regarding Mural, XOMA Royalty and Sub’s intention to consummate the Acquisition, the approval of the Acquisition by Mural Shareholders, the payment of any Additional Price Per Share to Mural Shareholders, and the expected timing of the closing of the Acquisition.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from those expressed or implied by such forward-looking statements. Risks and uncertainties that may cause actual results to differ from expectations include: uncertainties as to the timing and completion of the Scheme Meeting and EGM; uncertainties as to the approval by Mural Shareholders of the Scheme Meeting Resolution or the Required EGM Resolutions; the possibility that closing conditions for the Acquisition may not be satisfied or waived, including the failure to receive sanction of the Scheme by the High Court; risks that ongoing costs to Mural will result in Mural’s Closing Net Cash on the Closing Net Cash Date not exceeding the Estimated Closing Net Cash, which will mean that no Additional Price Per Share is paid to Mural Shareholders; the other risks and uncertainties pertaining to Mural’s business, including those described in Mural’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, as well as Mural’s subsequent filings with the SEC, including the Proxy Statement; and the other risks and uncertainties pertaining to XOMA Royalty’s business, including those described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to Mural, XOMA Royalty orSub or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

None of Mural, XOMA Royalty or Sub undertake any obligation to update or revise the forward-looking statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

Disclosure Requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, any person who is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Mural must disclose all “dealings” in such “relevant securities” during the “offer period”. The disclosure of a “dealing” in “relevant securities” by a person to whom Rule 8.3(b) applies must be made by no later than 3:30 pm (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”. A dealing disclosure must contain the details specified in Rule 8.6(b) of the Irish Takeover Rules, including details of the dealing concerned and of the person’s interests and short positions in any “relevant securities” of Mural.

All “dealings” in “relevant securities” of Mural by a bidder, or by any party Acting in Concert with a bidder, must also be disclosed by no later than 12:00 noon (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”.

If two or more persons co-operate on the basis of an agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Mural, they will be deemed to be a single person for the purpose of Rule 8.3(a) and (b) of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” dealing disclosures should be made, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms in quotation marks in this section are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

No Profit Forecast or Merger Benefit Statement

No statement in this Announcement is intended to constitute a profit forecast or profit estimate for any period, nor should any statement be interpreted to mean that earnings or earnings per share of Mural will, for the current or future financial years or other periods, necessarily match or be greater or lesser than those for the relevant preceding financial periods. No statement in this Announcement constitutes an asset valuation or a quantified financial benefits statement within the meaning of the Irish Takeover Rules.

Right to Switch to a Takeover Offer

XOMA Royalty reserves the right to elect, subject to the terms of the Transaction Agreement, compliance with the Irish Takeover Rules and with the consent of the Irish Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Mural (other than any Mural Shares beneficially owned by XOMA Royalty or is subsidiaries (if any)) as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments, including without limitation an acceptance condition set at 80% of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

If XOMA Royalty exercises its right to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the Irish Takeover Panel’s consent, such Takeover Offer would be made in compliance with applicable U.S. Law and regulations, including the tender offer rules under the Exchange Act. If a Takeover Offer is commenced, additional information regarding such Takeover Offer will be provided to Mural Shareholders at that time.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this Announcement will be available on XOMA Royalty’s website at https://investors.xoma.com/ and Mural’s website at https://ir.muraloncology.com/ by no later than 12:00 noon (U.S. Eastern Time) on the business day following publication of this Announcement. Neither the content of the websites referred to in this Announcement nor the content of any other websites accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting Hard Copy Information

Any Mural Shareholder may request a copy of this Announcement and / or any information incorporated by reference into this Announcement in hard copy form by directing a written request to Mural, Attn: Chief Legal Officer, Mural Oncology plc, Ten Earlsfort Terrace, D02 T380, Dublin 2, Ireland or by phone to 00 353 920 1000 or by contacting Investor Relations, via email at ir@muraloncology.com.

Any written requests must include the identity of the Mural Shareholder and any hard copy documents will be posted to the address of the Mural Shareholder provided in the written request. If you have received this Announcement in electronic form, a hard copy of this Announcement and / or any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Overseas Shareholders

The laws of certain jurisdictions may affect the availability of the Acquisition to persons who are not resident in Ireland or the United States. Persons who are not resident in Ireland or the United States, or who are subject to laws of any jurisdiction other than Ireland or the United States, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with any applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, Mural, XOMA Royalty and Sub disclaim any responsibility and liability for the violation of such restrictions by any person.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

The Acquisition will not be made available, directly or indirectly, in any Restricted Jurisdiction, and the Acquisition will not be capable of acceptance from within a Restricted Jurisdiction. No person may vote in favor of the Acquisition by any use, means, instrumentality or facilities from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the Laws of that jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the Laws of that jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable Law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality or facilities (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities from within any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the Laws of that jurisdiction.

APPENDIX I

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Irish Takeover Rules, the Irish Companies Act and, where relevant, any applicable requirements of the Exchange Act and the Nasdaq, and will be subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the Laws of Ireland.

Terms defined in Appendix II shall have the same meaning where used in this Appendix I.

Conditions to the Acquisition and the Scheme

The Acquisition and the Scheme will be subject to the following conditions:

1.

The Acquisition will be conditional upon the Scheme becoming Effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Irish Takeover Panel, or such later date as Mural and XOMA Royalty may, with the consent of the Irish Takeover Panel (if required), agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

2.1

the approval of the Scheme by a majority in number of the members of each class of Mural Shareholders representing at least 75 per cent. in value of the Mural Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting);

2.2	each of the Required EGM Resolutions being duly passed by the requisite majority of Mural Shareholders at the EGM (or any adjournment of such meeting) held no later than the End Date;

2.3

the sanction by the High Court (with or without material modification, but subject to any such modification being acceptable to each of XOMA Royalty and Mural), of the Scheme pursuant to Chapter 1 of Part 9 of the Irish Companies Act by no later than the End Date (the date on which the condition in this paragraph 2.3 is satisfied, the “Sanction Date”); and

2.4	delivery of an office copy of the Court Order to the Registrar of Companies within 7 days of the Sanction Date.

3.

XOMA Royalty and Mural have agreed that, subject to paragraph 4 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

General Regulatory and Anti-Trust / Competition

3.1

without limiting the foregoing, all required Clearances of any Governmental Entity under the Antitrust Laws of each Specified Jurisdiction, if any, shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition;

3.2

no (i) Law, (ii) injunction, restraint or prohibition by any court of competent jurisdiction or (iii) injunction, order, judgment, or prohibition under any Antitrust Law by any relevant authority shall have been issued, made or enacted and shall continue to be in effect which would permanently make illegal, prohibit or prevent consummation of the Acquisition;

Termination of the Transaction Agreement

3.3

the Transaction Agreement not having been terminated as a consequence of any of the following events having occurred (such events (including that set out in the Condition in paragraph 3.4 below) being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

(a)	termination by either Mural or XOMA Royalty:

(i)

if the Acquisition is implemented by way of the Scheme, the Scheme Meeting or the EGM have completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, are not approved by the requisite majorities of Mural Shareholders;

(ii)

if the Effective Time has not occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate the Transaction Agreement pursuant to clause 9.1(a)(i)(B) of the Transaction Agreement will not be available to a Party whose breach of any provision of the Transaction Agreement is the primary cause of the failure of the Effective Time to have occurred by such time;

(iii)

if the Acquisition is implemented by way of the Scheme, the Irish High Court declines or refuses to sanction the Scheme, unless both Mural and XOMA Royalty agree in writing within 30 days of such decision that the decision of the High Court will be appealed; or

(iv)

if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction has become final and non-appealable (provided that the right to terminate the Transaction Agreement under clause 9.1(a)(i)(D) of the Transaction Agreement will not be available to a Party whose breach of any provision of the Transaction Agreement has been the primary cause of such injunction);

(b)	termination by Mural:

(i)

if XOMA Royalty or Sub breaches or fails to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set out in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of any Condition set out in paragraphs 1, 2, 3 or 5 of this Appendix I and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 days following written notice by Mural thereof; or

(ii)

if, prior to obtaining the Mural Shareholder Approval, if (1) in accordance with clause 5.2 of the Transaction Agreement, the Mural Board shall have authorized Mural to terminate the Transaction Agreement under clause 9.1(a)(ii)(B) of the Transaction Agreement in response to a Mural Superior Proposal and (2) substantially concurrently with such termination, in accordance with clause 5.2 of the Transaction Agreement, a Mural Change of Recommendation shall have occurred and a definitive agreement providing for the consummation of such Mural Superior Proposal is duly executed and delivered by all parties thereto and, Mural pays XOMA Royalty the Reimbursement Amounts, or

(c)	termination by XOMA Royalty;

(i)

if Mural shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set out in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of any Condition and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by XOMA Royalty thereof; or

(ii)

if, prior to the receipt of the Mural Shareholder Approval, (x) a Mural Change of Recommendation shall have occurred or (y) Mural has breached (except in de minimis respects) any of its obligations under clause 5.2 of the Transaction Agreement that is not reasonably capable of being cured by the End Date or within 15 days following written notice by XOMA Royalty thereof; or

3.4	the Transaction Agreement not having been terminated by the mutual written consent of XOMA Royalty and Mural, subject to the consent of the Irish Takeover Panel (if required).

XOMA Royalty Waiver and Invocation of the Conditions

4.

XOMA Royalty, Sub and Mural have agreed that, subject to paragraph 6 of this Appendix I, XOMA Royalty’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by XOMA Royalty) on or before the Sanction Date:

4.1

(a)

the representations and warranties of Mural set forth in clauses 6.2(a)-(c) (Qualification, Organisation, Subsidiaries, etc.), 6.2(d)-(e) (Capital), 6.2(i) (Corporate Authority Relative to the Transaction Agreement, No Violation), 6.2(k)(B) (No Violation of Organizational Documents) and 6.2(xxx) (Finders or Brokers), of the Transaction Agreement shall be true and correct, except for any de minimis inaccuracies, at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date);

(b)

the representations and warranties of Mural set forth in the second sentence of clause 6.2(ff) (Absence of Certain Changes or Events) of the Transaction Agreement shall be true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date; and

(c)

the representations and warranties of Mural set forth in the Transaction Agreement (other than the representations and warranties referred to in sub-paragraphs (a) and (b) of this paragraph 4.1) (disregarding all qualifications and exceptions contained therein relating to materiality or Mural Material Adverse Effect) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this paragraph 4.1(c) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Mural Material Adverse Effect;

4.2

Mural shall have in all material respects performed all obligations and complied with all covenants and agreements required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date;

4.3

From the date of the Rule 2.7 Announcement to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Mural Material Adverse Effect; and

4.4

Mural shall have delivered to XOMA Royalty a certificate, dated as of the Sanction Date and signed by an executive officer of Mural, certifying on behalf of Mural to the effect that the conditions set forth in paragraphs 4.1 and 4.2 have been satisfied.

Mural Waiver and Invocation of the Conditions

5.

XOMA Royalty, Sub and Mural have agreed that, subject to paragraph 6 of this Appendix I, Mural’s obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Mural) on or before the Sanction Date:

5.1

Each of the representations and warranties of XOMA Royalty and Sub set out in clause 6.1(a), 6.1(b), 6.1(c) and 6.1(d) of the Transaction Agreement having been true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date);

5.2

Each of the other representations and warranties of XOMA Royalty and Sub set out in clause 6.1 of the Transaction Agreement having been true and correct (read for purposes of this paragraph 5.2 without any qualification as to materiality or XOMA Royalty Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a XOMA Royalty Material Adverse Effect;

5.3

XOMA Royalty and Sub having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires XOMA Royalty and/or Sub to perform or comply with prior to the Sanction Date; and

5.4	Mural having received a certificate from an executive officer of XOMA Royalty confirming the satisfaction of the conditions set out in paragraphs 5.1, 5.2 and 5.3.

Joint Waiver and Invocation of the Conditions

6.	Subject to the requirements of the Irish Takeover Panel:

6.1

XOMA Royalty and Mural reserve the right (but neither party shall be under any obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both parties);

6.2	XOMA Royalty reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 4; and

6.3	Mural reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 5.

Implementation by way of Takeover Offer

7.

XOMA Royalty and Sub reserve the right, subject to the prior written approval of the Irish Takeover Panel, to implement the Acquisition by way of a Takeover Offer in the circumstances described in and subject to the terms of clause 3.6 of the Transaction Agreement. Without limiting clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favorable to the Mural Shareholders (except for an acceptance condition set at 80 per cent. of the nominal value of the Mural Shares to which such an offer relates and which are not already in the beneficial ownership of XOMA Royalty so far as applicable) and Mural Equity Award Holders as those which would apply in relation to the Scheme.

Certain further terms of the Acquisition

8.

The Scheme will lapse unless it is Effective on or prior to the End Date (or such later date as Mural and XOMA Royalty may, subject to receiving the consent of the Irish Takeover Panel and the High Court, in each case if required, agree), provided that any Party whose wilful and material breach of any provision of the Transaction Agreement shall have prevented this condition from being satisfied shall be deemed to have waived the requirement that such Effectiveness occur prior to the End Date.

9.

If XOMA Royalty is required to make an offer for Mural Shares under the provisions of Rule 9 of the Irish Takeover Rules, XOMA Royalty may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

10.

The availability of the Acquisition to persons who are not resident in Ireland or the United States may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of, or are otherwise resident in, any jurisdiction other than Ireland or the United States should inform themselves about and observe any applicable requirements.

11.

The Acquisition is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

12.	The Acquisition and the Scheme are, to the extent required by the Laws of Ireland, governed by the laws of Ireland.

APPENDIX II

DEFINITIONS

The following definitions apply throughout this Announcement and unless the context otherwise requires:

“Acting in Concert” has the meaning given to that term in Section 1 of the Irish Takeover Panel Act 1997;

“Additional Price Per Share” means an additional amount of cash per Mural Share in issue at the Effective Time (provided that such amount shall under no circumstances be a negative amount) not to exceed $0.205 per Target Share, as finally determined in accordance with clause 2.4 of the Transaction Agreement;

“Affiliate” means, in relation to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Announcement” means this announcement, made in accordance with Rule 2.7 of the Irish Takeover Rules, dated August 20, 2025, including its summary and appendices;

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, as amended and all other federal, state and foreign applicable Laws in effect from time to time that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Base Price Per Share” means $2.035 per Mural Share in issue at the Effective Time;

“Business Day” means any day, other than a Saturday, Sunday or public holiday in Dublin or New York;

“Change of Recommendation Termination” has the meaning given to that term in the Transaction Agreement;

“Clearances” means all consents, clearances, permissions and waivers that need to be obtained, all applications and filings that need to be made and all waiting periods that need to have expired, from or under the Laws, regulations or practices applied by any Relevant Authority in connection with the implementation of the Scheme and/or the Acquisition;

“Closing Cash Schedule” means the schedule that Mural shall deliver to XOMA Royalty on the tenth Business Day before the Closing Net Cash Date setting forth, in reasonable detail, Mural’s good faith estimated calculation of Closing Net Cash as of the Closing Net Cash Date;

“Closing Net Cash” means, without duplication, (i) the sum of Mural’s cash and cash equivalents and marketable securities as of the Closing Net Cash Date, determined in accordance with U.S. GAAP, applied on a basis consistent with Mural’s application thereof in Mural’s consolidated financial statements plus (ii) the prepaid expenses, receivables and deposits of Mural set forth on Schedule 4 of the Transaction Agreement, minus (iii) the sum of Mural’s consolidated short-term and long-term contractual obligations and monetary liabilities (including Indebtedness) accrued or incurred by Mural as of the Closing Net Cash Date, minus (iv) the Transaction Expenses, minus (v) the Estimated Post-Closing Costs, minus (vi) $5.5 million, each in a manner consistent with Appendix 1 to the Mural Disclosure Schedule;

“Closing Net Cash Delivery Date” has the meaning given to that term in the Transaction Agreement;

“Closing Net Cash Date” means immediately prior to the Effective Time on the Effective Date;

“Concert Parties” means, in relation to any of Mural, XOMA Royalty or Sub (as the context requires), such persons as are deemed to be Acting in Concert with that party under Rule 3.3 of Part A of the Irish Takeover Rules and such persons as are Acting in Concert with that party;

“Condition” means any of the closing conditions set out in this Appendix I of this Announcement;

“Confidentiality Agreement” means the non disclosure agreement effective as of 29 May 2025 between XOMA Royalty and Mural, as it may be amended from time to time;

“Consideration” means the aggregate of the Base Price Per Share plus the Additional Price Per Share;

“Contract” means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, licence, sub licence, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Court Hearing” means the hearing by the High Court of the application to sanction the Scheme under Section 453 of the Irish Companies Act;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Irish Companies Act;

“Davy Corporate Finance” means Davy Corporate Finance UC, financial advisor to XOMA Royalty;

“D&O Tail Policy” has the meaning given to that term in the Transaction Agreement;

“Effective” means in the context of the Acquisition: (i) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery of the Court Order to the Registrar of Companies; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the provisions of the Takeover Offer Document and the requirements of the Irish Takeover Rules, and the term “Effectiveness” will be construed accordingly;

“Effective Date” means (a) the date on which the Scheme becomes effective in accordance with its terms or (b) if the Acquisition is implemented by way of a Takeover Offer, the date of the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Irish Takeover Rules;

“Effective Time” means the time on the Effective Date at which the Court Order is delivered to the Registrar of Companies or, as the case may be, the Takeover Offer becomes or is declared unconditional in all respects in accordance with the Takeover Offer Documents and the requirements of the Irish Takeover Rules;

“EGM” means the extraordinary general meeting of Mural Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed);

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Mural Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) a special resolution amending the Mural Articles in accordance with clause 4.3 of the Transaction Agreement (the resolutions described in the foregoing sub-clauses (i) and (ii), the “Required EGM Resolutions”); (iii) an ordinary resolution that any motion by the chairperson of the Mural Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (iv) any other resolutions as Mural reasonably determines to be (A) required under applicable Laws or (B) otherwise necessary or desirable for the purposes of implementing the Acquisition as have been approved by XOMA Royalty (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date” means the date that is nine months after the date of the Transaction Agreement or such later date as XOMA Royalty and Mural may, with the consent of the Irish Takeover Panel (if required), agree and (if required) the High Court may allow;

“Estimated Closing Net Cash” means approximately $36.2 million;

“Estimated Post-Closing Costs” means, without duplication (including without duplication of any amounts included in Transaction Expenses or otherwise deducted from Closing Net Cash), the unpaid costs that Mural would reasonably be expected to incur after the Effective Time associated with: (i) the Wind-Down Process (including closing down clinical studies); (ii) remaining lease-related monetary obligations (including rent, common area maintenance, property taxes, insurance, utilities, janitorial services and other administrative fees, to the extent owed by Mural); and (iii) any legal proceedings that are pending as of the Closing Net Cash Delivery Date;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

“Governmental Entity” means (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

“High Court” means the High Court of Ireland;

“Holding Company” has the meaning given to the term “holding undertaking” in Section 275 of the Irish Companies Act;

“Indebtedness” means, with respect to Mural or its Subsidiary, and without duplication (including without duplication of any amounts included in Transaction Expenses or otherwise deducted from Closing Net Cash) (i) all obligations for borrowed money, or with respect to unearned advances of any kind to Mural or its Subsidiary, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under any instalment sale contracts, (iv) all guarantees and arrangements having the economic effect of a guarantee of Mural or its Subsidiary of any Indebtedness of any other person, (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback, or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction, (vii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, (viii) any accrued and unused vacation, paid time off or similar leave, and any accrued and unpaid severance obligations, or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Closing Net Cash Date, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto, (ix) any Unpaid Taxes, and (x) all obligations or undertakings to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Irish Companies Act” means the Companies Act 2014 of Ireland;

“Irish High Court” means the High Court of Ireland;

“Irish Takeover Panel” means the panel established pursuant to the Irish Takeover Rules;

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022;

“Law” means any applicable national, federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, agency requirement, licence, permit, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Relevant Authority, and “Laws” will be construed accordingly;

“Lucid” means Lucid Capital Markets, LLC, financial adviser to Mural;

“Mural Alternative Proposal” means any bona fide approach, expression of interest, proposal or bona fide offer (which may be subject to due diligence and other conditions) made by any person (other than a proposal or firm intention to make an offer under Rule 2.7 of the Irish Takeover Rules by XOMA Royalty or any of its Concert Parties) in respect of: (a) the acquisition of Mural by scheme of arrangement or takeover offer; (b) the direct or indirect acquisition by any person of 20% or more of the assets, taken as a whole, of the Mural Group, measured by either book value or fair market value (including equity securities of any member of the Mural Group); (c) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Mural as a result of which the holders of Mural Shares immediately prior to such transaction would not, in the aggregate, own at least 80% of the voting power of the surviving or resulting entity in such transaction immediately after consummation of such transaction; or (d) the direct or indirect acquisition by any person (or the shareholders or stockholders of such person) of 20% or more of the voting power or the issued share capital of Mural, including any offer or exchange offer that if consummated would result in any person beneficially owning shares with 20% or more of the voting power of Mural;

“Mural Articles” means the memorandum and articles of association of Mural as adopted by a shareholder resolution of Mural on October 26, 2023;

“Mural Benefit Plan” means each: (a) Mural Share Plan; (b) bonus, share option, share purchase, share ownership, restricted share, equity, phantom-equity or other equity-based, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription, cafeteria, fringe benefit, relocation or expatriate benefit, perquisite, disability, accident, leave, employee assistance, supplemental unemployment benefit or other compensation or benefit plans, programs, agreements or arrangements; and (c) employment, termination, severance, redundancy, layoff, change in control, salary continuation, transaction bonus, retention or other plans, programs, agreements or arrangements, in each case, sponsored, maintained, contributed to or required to be contributed to by the Mural Group, whether written or oral, for the benefit of one or more than one Mural Employee;

“Mural Board” means the board of directors of Mural from time to time and for the time being;

“Mural Breach Termination” means termination of the Transaction Agreement if Mural shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set out in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of any Condition and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 days following written notice by XOMA Royalty thereof;

“Mural Change of Recommendation” means Mural’s (i) withdrawal or modification in any manner adverse to XOMA Royalty or Sub or its proposal to withdraw or so modify the Scheme Recommendation; (ii) failure to include the Scheme Recommendation in the Scheme Document or the Proxy Statement; (iii) approving, recommending or declaring advisable, or proposing publicly to approve, recommend or declare advisable, any Mural Alternative Proposal; (iv) causing or allowing any member of the Mural Group to execute or enter into any agreement in relation to a Mural Alternative Proposal, other than as contemplated by clause 9.1(a)(ii)(B) of the Transaction Agreement or a confidentiality agreement referred to in clause 5.2(c) of the Transaction Agreement; or (v) failure to reaffirm the Scheme Recommendation in a statement complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to a Mural Alternative Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Mural Alternative Proposal under Rule 14d-9 or Rule 14e-2(a);

“Mural Directors” means the members of the Mural Board;

“Mural Disclosure Schedule” means the disclosure schedule delivered by Mural to XOMA Royalty immediately prior to the execution of the Transaction Agreement;

“Mural Employee” has the meaning given to that term in the Transaction Agreement;

“Mural Equity Award Holder” means a holder of Mural Share Awards;

“Mural Group” means Mural and its Subsidiaries;

“Mural Options” means any options granted in accordance with the Mural Share Plans;

“Mural Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have (1) a material adverse effect on the ability of Mural to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition (including cash position), assets or liabilities of Mural and its Subsidiaries, taken as a whole, but, in the case of this sub-clause (2), shall not include: (a) any event, change, effect, circumstance, fact, development or occurrence to the extent arising from (i) changes generally affecting the industries in which Mural or its Subsidiary operate, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, and changes relating to any trade tariff or proposal with respect to any trade tariff, or relating to any act or proposal of the Department of Governmental Efficiency, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) any epidemic or pandemic hurricane, earthquake, flood, calamity or other natural disasters or acts of God or any worsening thereof, or (v) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards first introduced after the date hereof (or interpretations thereof) (provided, that in each of the foregoing sub-clauses (i) – (v), such events may be taken into account to the extent Mural or its Subsidiary is disproportionately affected relative to other similarly situated companies) or (vi) actions of Mural or its Subsidiary which the other Party has expressly requested in writing (which, for the avoidance of doubt, shall not include actions of Mural or its Subsidiary to which XOMA Royalty has merely consented to in accordance herewith); or (b) any decline in the stock price of the shares of Mural on Nasdaq or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a material adverse effect); or (c) any event, change, effect, circumstance, fact, development or occurrence resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby or the performance of and the compliance with the Transaction Agreement, including any litigation arising therefrom or with respect thereto, provided that no event, change, effect, circumstance, fact, development or occurrence arising in connection with the Wind-Down Process or the events underlying the Mural’s determination to commence the Wind-Down Process shall constitute a Mural Material Adverse Effect;

“Mural Public Report” means the annual report and audited financial statements of Mural for the 12 months ended December 31, 2024;

“Mural Related Parties” means Mural, any Affiliate of Mural, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, any such Affiliate, members, managers, general or limited partners, stockholders and assignees of each of Mural and its Affiliates;

“Mural RSUs” means restricted stock units of Mural granted under the Mural Share Plans;

“Mural Shares” means the ordinary shares of Mural having a nominal value of $0.01 per share;

“Mural Share Awards” means any Mural Share or other Mural Share-based award granted in accordance with the Mural Share Plans;

“Mural Share Plans” means the 2023 Stock Option and Incentive Plan, the 2023 Employee Stock Purchase Plan and the 2024 Inducement Stock Option and Incentive Plan;

“Mural Shareholder Approval” means (i) the approval of the Scheme by a majority in number of the members of each class of Mural Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Irish Companies Act) representing, at the Voting Record Time, at least seventy five per cent (75%) in value of the Mural Shares (or of the relevant class, as applicable) held by such Mural Shareholders, in each case, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment or postponement of such meeting) and (ii) each of the Required EGM Resolutions being duly passed by the requisite majorities of Mural Shareholders at the EGM (or at any adjournment or postponement of such meeting);

“Mural Shareholders” means the holders of Mural Shares;

“Mural Superior Proposal” means a written bona fide Mural Alternative Proposal (where each reference to 20% and 80% set forth in the definition of such term will be deemed to refer to 50%) that the Mural Board determines in good faith (after consultation with Mural’s financial advisers and outside legal counsel) is more favorable to Mural Shareholders than the Transactions, taking into account any revisions to the terms of the Transactions proposed by XOMA Royalty in accordance with clause 5.2(f) of the Transaction Agreement and such financial (including, where such Mural Alternative Proposal is not in respect of an acquisition of the entire issued and outstanding share capital of Mural, the total proceeds and value that may be due to Mural Shareholders), regulatory, anti-trust, legal, structuring, timing and other aspects of such proposal (including, for the avoidance of doubt, the conditionality of any such proposal) as the Mural Board considers to be appropriate;

“Non-Approval Termination” has the meaning that if the Acquisition is implemented by way of the Scheme, the Scheme Meeting or the EGM have completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, are not approved by the requisite majorities of Mural Shareholders;

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Effective Date;

“Proxy Statement” means the proxy statement to be sent to Mural Shareholders in connection with the matters to be submitted at the Scheme Meeting and the EGM;

“Reimbursement Amount” means an amount equal to the documented, specific, quantifiable Third Party costs and expenses incurred, directly or indirectly, by XOMA Royalty, Sub or any of their respective Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including Third Party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of Third Party Representatives to assist in the process;

“Relevant Authorities” means any Irish, United States or other foreign national or supranational, federal, state, local or other governmental or regulatory authority, agency, commission, board, body, bureau, arbitrator, arbitration panel or other authority or agency, including courts and other judicial bodies, or any competition, anti-trust foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange, stock exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable person or its activities or property) including, for the avoidance of doubt, the Irish Takeover Panel, the High Court, and the SEC;

“Representatives” means in relation to any person, the directors, officers, employees, agents (excluding any brand licensing agents), investment bankers, financial advisers, legal advisers, accountants, brokers, finders, consultants or representatives of such person or any of its Subsidiaries or Holding Companies;

“Resolutions” means collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Jurisdiction” means any jurisdiction where local laws may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction;

“SEC” means the U.S. Securities and Exchange Commission;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act to effect the Acquisition under the Transaction Agreement, on the terms (including the Conditions) and for the Consideration set out in this Announcement and on such other terms as Mural, Sub and XOMA Royalty mutually agree in writing, including any revision of the scheme of arrangement as may be so agreed between Mural, Sub and XOMA Royalty and, if required, by the High Court and/or the Irish Takeover Panel;

“Scheme Counsel” means Brian Kennedy S.C., or such other barrister (of senior counsel standing) as may be agreed between Mural, Sub and XOMA Royalty;

“Scheme Document” means a document to be distributed to Mural Shareholders containing: (a) the Scheme; (b) the notice or notices of the Scheme Meeting and EGM; (c) an explanatory statement as required by Section 452 of the Irish Companies Act with respect to the Scheme; (d) such other information as may be required or necessary under the Irish Companies Act or the Irish Takeover Rules; and (e) such other information as Mural and XOMA Royalty may agree;

“Scheme Meeting” means the meeting or meetings of Mural Shareholders or, if applicable, any class or classes of Mural Shareholders (including as may be directed by the High Court under Section 450(5) of the Irish Companies Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Mural Board or (ii) order of the High Court, in either case under Section 450 of the Irish Companies Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting for the purpose of approving and implementing the Scheme;

“Scheme Recommendation” means the recommendation of the Mural Board that Mural Shareholders vote in favour of the Resolutions;

“Specified Jurisdiction” means any jurisdiction in which the Mural, XOMA Royalty or any of their Affiliates (i) operate their respective businesses or own any assets or (ii) are otherwise subject to lawful jurisdiction;

“Straddle Period” has the meaning given to that term in the Transaction Agreement;

“Subsidiary” has the meaning given to the term “subsidiary undertaking” in Section 275 of the Irish Companies Act and, in the case of Mural, means each of (i) Mural Oncology, Inc and (ii) Mural Oncology Securities Corporation;

“Superior Proposal Termination” means the termination of the Transaction Agreement by Mural prior to obtaining the Mural Shareholder Approval, if (1) in accordance with clause 5.2 of the Transaction Agreement, the Mural Board shall have authorized Mural to terminate the Transaction Agreement under clause 9.1(a)(ii)(B) of the Transaction Agreement in response to a Mural Superior Proposal and (2) substantially concurrently with such termination, in accordance with clause 5.2 of the Transaction Agreement, a Mural Change of Recommendation shall have occurred and a definitive agreement providing for the consummation of such Mural Superior Proposal is duly executed and delivered by all parties thereto and, Mural pays XOMA Royalty the Reimbursement Amount;

“Takeover Offer” means an offer in accordance with clause 3.6 of the Transaction Agreement for the entire issued and to be issued ordinary share capital of Mural (other than any Mural Shares beneficially owned by any member of the XOMA Royalty Group (if any) or by any person Acting in Concert with XOMA Royalty (if any)), including any amendment or revision thereto under the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents” means if, following the date of the Transaction Agreement, XOMA Royalty and/or Sub elects to implement the Acquisition by way of Takeover Offer in accordance with clause 3.6 of the Transaction Agreement, the documents to be despatched to Mural Shareholders and others by or on behalf of XOMA Royalty or Sub(or such other entity as XOMA Royalty may elect) containing, among other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as XOMA Royalty, Sub (or such other entity as XOMA Royalty may elect) and Mural may determine, and the Irish Takeover Panel may agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about XOMA Royalty, Sub (or such other entity) and Mural and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Tax” means all forms of taxation, duties, imposts, levies, and withholding taxes whether of Ireland or elsewhere, including (but without limitation) net or gross income, gross receipts, franchise, profits, excess profits, minimum or alternative minimum tax; corporation, corporation profits, or advance corporation tax; capital gains tax; capital acquisitions tax; real, personal or intangible property tax; residential property tax; wealth tax; value added tax; dividend withholding tax; deposit interest retention tax; estimated tax; license, payroll, employment, unemployment, social security, severance or disability tax; base erosion and anti-abuse, diverted profits or top-up minimum tax; sales, use, transfer or registration tax; customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in or imposed by Ireland or elsewhere, and any interest, surcharge, penalty or fine in connection therewith, and the word “taxation” will be construed accordingly;

“Third Party” means any person or Group, other than Mural, XOMA Royalty, Sub or any of their respective Affiliates or Representatives;

“Transaction Agreement” means the Transaction Agreement, dated August 20, 2025, between XOMA Royalty, Sub and Mural in relation to the implementation of the Scheme and the Acquisition, a copy of which is set out at Appendix IV of this Announcement;

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by Mural and its Subsidiary (including any such fees or expenses that Mural or its Subsidiary or, in the case of sub-Clauses (ii), (iii) and (vi) below, XOMA Royalty or Sub, is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the Transactions contemplated by the Transaction Agreement, including (i) any fees and expenses of Mural and its Subsidiary’s legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors; (ii) any fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (iv) all fees and expenses of the Scheme, including High Court filing fees, the fees of the Scheme Counsel (but excluding any fees of the counsel to XOMA Royalty), paying agents or depository agents; (v) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; (vi) any Transfer Taxes; and (vii) any “single trigger” (or “double trigger,” to the extent payable pursuant to Mural Benefit Plans as in effect on the date of the Transaction Agreement) bonus, severance, change-in-control payments, or similar payment obligations that become due or payable to any director, officer, employee or consultant of Mural upon, and solely as a result of, the consummation of the transactions contemplated by the Transaction Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any (A) amounts payable as a result of any arrangements implemented or actions taken (other than pursuant to any Mural Benefit Plan as in effect on the date of the Transaction Agreement) by XOMA Royalty or Sub after the Effective Time, and (B) amounts actually paid and discharged by Mural prior to the Effective Time);

“Transactions” means the transactions contemplated by the Transaction Agreement, including the Acquisition;

“Transfer Taxes” has the meaning given to that term in the Transaction Agreement;

“Unpaid Taxes” means an amount equal to all accrued but unpaid Tax liabilities of Mural for any Pre-Closing Tax Period (which shall not be less than zero with respect to any Tax in any jurisdiction), determined (i) in accordance with Clause 7.4(c) of the Transaction Agreement, (ii) on a jurisdiction-by-jurisdiction basis, (iii) taking into account any loss carryforwards, refunds (or credits in lieu thereof) or any other tax attributes, in each case to the maximum extent allowed pursuant to applicable law to offset taxable income or Taxes for such Pre-Closing Tax Period, and (iv) taking into account any estimated Tax payments (including any applicable overpayments of prior years’ Taxes) or prepayments of such Taxes for such Pre-Closing Tax Period;

“Voting Record Time” means the time and date to be specified as the voting record time for the Scheme Meeting in the Scheme Document;

“XOMA Royalty Group” means XOMA Royalty and Sub and each of their respective subsidiaries and Holding Companies and any other subsidiary of any such Holding Company;

“XOMA Royalty Material Adverse Effect” means with respect to XOMA Royalty, any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the ability of XOMA Royalty to consummate the Transactions;

“XOMA Royalty Related Parties” means Sub, XOMA Royalty, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliate (other than XOMA Royalty or Sub), members, managers, general or limited partners, stockholders and assignees of each of XOMA Royalty and Sub; and

“Wind-Down Process” means the process related to (i) the winding down of the operations and research and development activities, (ii) the liquidation and (iii) any related reduction of capital or similar process associated with the liquidation, in each case, of Mural and its Subsidiary; provided that this process shall not include the sale or transfer of any of the assets or operations of Mural Oncology, Inc. and (y) the incremental costs and expenses related solely to (iii) above shall not exceed $30,000.

Any references to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

Words importing the singular shall include the plural and vice versa and words supporting the masculine shall include the feminine or neuter gender.

All times referred to in this Announcement are U.S. Eastern times unless otherwise stated.

APPENDIX III

SOURCES AND BASES OF INFORMATION

In this Announcement, unless otherwise stated or the context otherwise requires, the bases of calculation and sources of information are as described below.

a)	The financial information relating to Mural is extracted from the Mural Public Report.

b)

The value of the Acquisition is based upon the Base Price per Share due under the terms of the Acquisition and on the basis of the issued and to be issued share capital of Mural referred to in paragraph (c) below.

c)

The issued and to be issued share capital of Mural as at the close of business on August 18, 2025 (being the last practicable date prior to the release of this Announcement) is calculated on the basis of:

i.	the number of issued Mural Shares being 17,324,771 Mural Shares (with no shares being held as treasury shares); plus

ii.	480,687 Mural Shares underlying Mural RSUs which are expected to be outstanding as of immediately prior to the Effective Time; excluding

iii.	39,401 Mural RSUs which are currently outstanding but will be cancelled prior to the Effective Time; excluding

iv.

2,787,198 Mural options which are currently outstanding but have a strike price above the maximum Consideration payable pursuant to the Acquisition and will be cancelled without the right to receive any Consideration in accordance with the terms of the Transaction Agreement.

d)	The historical share prices for Mural Shares have been sourced from the Nasdaq website.

e)	The prices of Mural Shares used for the premium calculations are:

i.	$1.03, being Mural’s closing share price on April 14, 2025 (being the last Business Day prior to the announcement of the strategic review by Mural on April 15, 2025); and

ii.	$1.80, being Mural’s closing share price on August 19, 2025.

APPENDIX IV

TRANSACTION AGREEMENT

DATED AUGUST 20, 2025

XOMA ROYALTY CORPORATION

XRA 5 CORP.

AND

MURAL ONCOLOGY PLC

TRANSACTION AGREEMENT

CONTENTS

1.	DEFINITIONSAND INTERPRETATION		53
	1.1	Definitions	53
	1.2	Interpretation	67
2.	RULE 2.7 ANNOUNCEMENT AND SCHEME DOCUMENT		69
	2.1	Rule 2.7 Announcement	69
	2.2	Scheme	70
	2.3	Target Equity Award Holder Proposal	70
	2.4	Confirmation of Closing Net Cash	71
	2.5	Change in Shares	73
	2.6	Withholding	73
3.	IMPLEMENTATION OF THE SCHEME		73
	3.1	Responsibilities of Target in respect of the Scheme	73
	3.2	Responsibilities of Bidder and Bidco in respect of the Scheme	77
	3.3	Mutual responsibilities of the Parties	78
	3.4	Dealings with the Panel	80
	3.5	No Scheme amendment by Target, Bidder or Bidco	81
	3.6	Switching to a Takeover Offer	82
	3.7	De-listing	84
4.	TARGET SHARE PLANS AND AMENDMENT OF CONSTITUTION		84
	4.1	The Target Equity Awards	84
	4.2	Further Actions	85
	4.3	Amendment of Target Articles	85
5.	TARGET CONDUCT		85
	5.1	Conduct of business by Target	85
	5.2	Non-solicitation	86
6.	REPRESENTATIONS AND WARRANTIES		89
	6.1	Bidder and Bidco representations and warranties	89
	6.2	Target representations and warranties	91
	6.3	Notification of breach	110
	6.4	When warranties are given	110
	6.5	Bidder	110
7.	ADDITIONAL AGREEMENTS		110
	7.1	Consents and regulatory approvals	110
	7.2	Directors and officers indemnification and insurance	113
	7.3	Employment and benefit matters	114
	7.4	Tax Matters	115
	7.5	Section 16 Matters	116
	7.6	Transaction challenges	116
	7.7	Notification of certain matters	116
8.	COMPLETION OF ACQUISITION		116
	8.1	Completion Date	116
	8.2	Actions on or prior to Completion	117
	8.3	Action on Completion	117
	8.4	Payment of Consideration	117
9.	TERMINATION		118
	9.1	Termination	118
	9.2	Certain Effects of Termination	120
10.	GENERAL		123
	10.1	Announcements	123
	10.2	Notices	123
	10.3	Assignment	125
	10.4	Counterparts	125

i

	10.5	Amendment and inconsistency with other documents	125
	10.6	Entire agreement	126
	10.7	Inadequacy of damages	126
	10.8	Remedies and waivers	127
	10.9	Severability	127
	10.10	No partnership and no agency	127
	10.11	Further assurance	127
	10.12	Costs and expenses	128
	10.13	Third Party Beneficiaries	128
	10.14	Non-Survival of Representations and Warranties	128
11.	GOVERNING LAW AND JURISDICTION		128
	11.1	Governing Law	128
	11.2	Jurisdiction	128

SCHEDULE 1			129
INDICATIVE TIMETABLE			129

SCHEDULE 2			130
TARGET CONDUCT			130

SCHEDULE 3			133
RULE 2.7 ANNOUNCEMENT			133

SCHEDULE 4			134
CLOSING NET CASH – PREPAID EXPENSES, RECEIVABLES AND DEPOSITS			134

THIS AGREEMENT is made on August 20, 2025

BETWEEN:

(1)	XOMA ROYALTY CORPORATION, a Nevada corporation (“Bidder”);

(2)	XRA 5 CORP., a Delaware corporation (“Bidco”); and

(3)	MURAL ONCOLOGY PLC, incorporated in Ireland, with registered number 605282, having its registered office at 10 Earlsfort Terrace, Dublin 2, Ireland, D02 T380 (“Target”),

each a “Party” and together, the “Parties”.

RECITALS:

(A)

Bidco, a direct wholly-owned subsidiary of Bidder, has agreed to make a recommended offer for the entire issued and to be issued share capital of Target on the terms of, and subject to, the conditions referred to in the Rule 2.7 Announcement.

(B)	The Parties have agreed to certain matters relating to the conduct of the Acquisition and are entering into this Agreement to record their respective rights and obligations relating to such matters.

(C)

The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent of the Irish Takeover Panel (where required), be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, in this Agreement:

“Accounting Firm” has the meaning given to that term in Clause 2.4(e);

“Acquisition” means the proposed acquisition by Bidder and/or Bidco of Target by means of the Scheme or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) including the payment by Bidder and/or Bidco of the Consideration under the Scheme or such Takeover Offer, as described in the Rule 2.7 Announcement and provided for in this Agreement;

“Act” means the Companies Act 2014;

“Acting in Concert” has the meaning given to that term in Section 1 of the Takeover Panel Act;

“Action” means any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Relevant Authority;

“Additional Price per Share” means an additional amount of cash per Target Share in issue at the Effective Time (provided that such amount shall under no circumstances be a negative amount) not to exceed $0.205 per Target Share, as finally determined in accordance with Clause 2.4;

“Affiliate” means in relation to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreed Form” means, in relation to any document, the form of that document which has been agreed and for the purposes of identification initialled by or on behalf of the Parties;

“Agreement” means this agreement, as it may be amended and restated or supplemented from time to time in accordance with its terms including the Schedules hereto;

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, as amended and all other federal, state and foreign applicable Laws in effect from time to time that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Base Price per Share” means $2.035 per Target Share in issue at the Effective Time;

“Bidder Group” means Bidder and Bidco and each of their respective Subsidiaries and Holding Companies and any other Subsidiary of any such Holding Company;

“Bidder Related Parties” has the meaning given to that term in Clause 9.2(g);

“Bidder Material Adverse Effect” means with respect to Bidder, any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the ability of Bidder to consummate the transactions contemplated hereby;

“Bribery Legislation” means all and any of the following if and as they may be applicable to any person and/or their respective Subsidiaries by their terms: the United States Foreign Corrupt Practices Act of 1977; 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention; the relevant Law in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the United Kingdom Bribery Act 2010; the Proceeds of Crime Act 2002; the relevant Laws in Ireland relating to bribery and/or corruption including the Criminal Justice (Corruption Offences) Act 2018 of Ireland; and any anti-bribery or anti-corruption related provisions including criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which a person operates;

“Business Day” means any day, other than a Saturday, Sunday or public holiday in Dublin or New York;

“Cap” means an amount equal to one percent of the aggregate value of (i) the total Consideration payable or (ii) if the Additional Price per Share has not been determined in accordance with Clause 2.4, the total Base Price per Share payable, in each case, with respect to the Target Shares in connection with the Acquisition (excluding, for clarity, any interest in such share capital of the Target held by Bidder or any Concert Parties of Bidder) as ascribed by the terms of the Acquisition as set out in the Rule 2.7 Announcement;

“Cash Amount” has the meaning given to that term in Clause 2.4(f);

“Change of Recommendation Termination” has the meaning given to that term in Clause 9.1(a)(iii)(B);

“Clearances” means all consents, clearances, permissions and waivers that need to be obtained, all applications and filings that need to be made and all waiting periods that need to have expired, from or under the Laws, regulations or practices applied by any Relevant Authority in connection with the implementation of the Scheme and/or the Acquisition;

“Closing Cash Calculation” has the meaning given to that term in Clause 2.4(a);

“Closing Cash Schedule” has the meaning given to that term in Clause 2.4(a);

“Closing Net Cash” means, without duplication, (i) the sum of Target’s cash and cash equivalents and marketable securities as of the Closing Net Cash Date, determined in accordance with U.S. GAAP, applied on a basis consistent with the Target’s application thereof in the Target’s consolidated financial statements plus (ii) the prepaid expenses, receivables and deposits of the Target set forth on Schedule 4, minus (iii) the sum of the Target’s consolidated short-term and long-term contractual obligations and monetary liabilities (including Indebtedness) accrued or incurred by the Target as of the Closing Net Cash Date, minus (iv) the Transaction Expenses, minus (v) the Estimated Post-Closing Costs, minus (vi) $5.5 million, each in a manner consistent with Appendix 1 to the Target Disclosure Schedule;

“Closing Net Cash Calculation Date” means the scheduled date of the Court Hearing or, subject to agreement between the Parties, any adjourned date for such Court Hearing (or, in the case of a Takeover Offer, the scheduled closing date of the Takeover Offer (as it may be extended in accordance with Irish Takeover Rules), provided that there shall be no change to the Closing Net Cash Calculation Date after the time at which the Closing Cash Schedule is delivered to Bidder in accordance with Clause 2.4(a) unless the scheduled date of the Court Hearing is adjourned (except for any adjournment in accordance with Clause 2.4(e)) for a period of longer than ten (10) days, in which case the Closing Net Cash Calculation Date shall mean any adjourned date for such Court Hearing and Closing Net Cash shall be accordingly calculated in accordance with Clause 2.4;

“Closing Net Cash Date” means immediately prior to the Effective Time on the Effective Date;

“Closing Net Cash Delivery Date” has the meaning given to that term in Clause 2.4(a);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Completion” has the meaning given to that term in Clause 8.1;

“Composition Agreement” has the meaning given to that term in Clause 6.2(nn)(xix);

“Concert Parties” means in relation to any Party, such persons as are deemed to be Acting in Concert with that Party under Rule 3.3 of Part A of the Irish Takeover Rules and such persons as are Acting in Concert with that Party;

“Conditions” means the conditions to the Scheme and the Acquisition set out in Appendix I to the Rule 2.7 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement” means the non-disclosure agreement effective as of May 29, 2025 between Bidder and Target, as it may be amended from time to time;

“Consideration” means the aggregate of the Base Price per Share plus the Additional Price per Share;

“Contract” means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, licence, sub-licence, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Court Hearing” means the hearing by the High Court of the application to sanction the Scheme under Section 453 of the Act;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act;

“Department of Labor” means the Department of Labor of the United States;

“Disclosed” means the information disclosed by or on behalf of Target (a) in the Target SEC Documents filed or furnished with the SEC since the First Filing Date and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), (b) in the Rule 2.7 Announcement, (c) in any other public announcement, by or on behalf of Target (in each case) prior to the date of the Rule 2.7 Announcement, or (d) the Target Disclosure Schedule;

“Dispute Notice” has the meaning given to that term in Clause 2.4(b);

“DTC” means The Depository Trust Company or any successor thereto;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means (a) the date on which the Scheme becomes effective in accordance with its terms or (b) if the Acquisition is implemented by way of a Takeover Offer, the date of the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Irish Takeover Rules;

“Effective Time” means the time on the Effective Date at which the Court Order is delivered to the Registrar of Companies or, as the case may be, the Takeover Offer becomes or is declared unconditional in all respects in accordance with the Takeover Offer Documents and the requirements of the Irish Takeover Rules;

“EGM” means the extraordinary general meeting of the Target Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed);

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Target Board to take all such action as it considers necessary or appropriate to implement the Scheme; and (ii) a special resolution amending the Target Articles in accordance with Clause 4.3 of this Agreement (the resolutions described in the foregoing sub-Clauses (i) and (ii), the “Required EGM Resolutions”); (iii) an ordinary resolution that any motion by the chairperson of the Target Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (iv) any other resolutions as the Target reasonably determines to be (A) required under applicable Laws or (B) otherwise necessary or desirable for the purposes of implementing the Acquisition as have been approved by Bidder (such approval not to be unreasonably withheld, conditioned or delayed);

“EMA” means the European Medicines Agency;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, or offer, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements or pre-emption rights) having a similar effect and “Encumber” will be construed accordingly;

“End Date Termination” has the meaning given to that term in Clause 9.1(a)(i)(B);

“End Date” means the date that is nine months after the date of this Agreement or such later date as Bidder and Target may, with the consent of the Panel (if required), agree and (if required) the High Court may allow;

“Environmental Law” means any Laws relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Substances;

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Relevant Authorities required by Environmental Law and affecting, or relating to, the business of Target or its Subsidiary;

“ERISA” means the United States Employee Retirement Income Security Act of 1974;

“Estimated Post-Closing Costs” means, without duplication (including without duplication of any amounts included in Transaction Expenses or otherwise deducted from Closing Net Cash), the unpaid costs that the Target would reasonably be expected to incur after the Effective Time associated with: (i) the Wind-Down Process (including closing down clinical studies); (ii) remaining lease-related monetary obligations (including rent, common area maintenance, property taxes, insurance, utilities, janitorial services and other administrative fees, to the extent owed by the Target); and (iii) any legal proceedings that are pending as of the Closing Net Cash Delivery Date;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA” means the United States Food and Drug Administration;

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended;

“First Filing Date” means October 31, 2023;

“Final Recommendation Change Notice” has the meaning given to that term in Clause 5.2(f);

“Good Clinical Practice” means the then current standards, practices and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects, financial disclosure by clinical investigators, and institutional review boards) promulgated or endorsed by the FDA and EMA, including those of the United States, as set forth in the FDCA, 21 C.F.R. Parts 50, 54, 56 and 312;

“Good Laboratory Practice” means the then current standards, practices and procedures for conducting nonclinical studies promulgated or endorsed by the FDA and EMA, including those of the United States, as set forth in the FDCA, 21 C.F.R. Part 58;

“Good Manufacturing Practice” means the then current standards, practices and procedures of the FDA and EMA as in effect at the time of the manufacture, relating to the manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labelling, relabelling, commercial and clinical distribution, transportation, importing, exporting, handling and holding of drug products, as set forth in the FDCA, 21 C.F.R. Parts 210, 211, 601, and 610;

“Good Pharmacovigilance Practice” means the then current standards, practices and procedures for pharmacovigilance promulgated or endorsed by the FDA and EMA, including those of the United States, as set forth in the FDCA, 21 C.F.R. § 314.80;

“Governmental Entity” means (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

“Groups” means the Bidder Group and the Target Group;

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Relevant Authority with jurisdiction over environment or natural resources;

“Health Laws” means any applicable Law issued by the FDA and EMA regulating the research, development, and manufacturing of medicines or pharmaceutical products, provided that Health Laws will not include Privacy Legal Requirements;

“High Court” means the High Court of Ireland;

“Holding Company” has the meaning given to the term “holding undertaking” in Section 275 of the Act;

“HSR Act” means United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“IND” means an investigational new drug application submitted to FDA under the FDCA and 21 C.F.R. Part 312;

“Indebtedness” means, with respect to the Target or its Subsidiary, and without duplication (including without duplication of any amounts included in Transaction Expenses or otherwise deducted from Closing Net Cash) (i) all obligations for borrowed money, or with respect to unearned advances of any kind to the Target or its Subsidiary, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under any instalment sale contracts, (iv) all guarantees and arrangements having the economic effect of a guarantee of the Target or its Subsidiary of any Indebtedness of any other person, (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback, or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction, (vii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, (viii) any accrued and unused vacation, paid time off or similar leave, and any accrued and unpaid severance obligations, or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Closing Net Cash Date, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto, (ix) any Unpaid Taxes, and (x) all obligations or undertakings to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Intellectual Property” means all intellectual property rights of any kind in any jurisdiction throughout the world, whether registered or unregistered, including all rights, title and interests in, to and concerning: (a) patents; (b) trademarks; (c) copyrights; (d) software, data, databases and compilations of information; (e) confidential and proprietary information, trade secrets, know-how, and unpatented and unpatentable inventions; (f) all websites and internet domain names and registrations and renewals thereof; (g) all social media accounts and content found therein; (h) all other intellectual property and other proprietary rights; and (i) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (j) all rights to sue for and all remedies resulting from, past, present and future infringement of the forgoing;

“IRS” means the United States Internal Revenue Service;

“Ireland” means the island of Ireland, excluding Northern Ireland (the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone), and the word “Irish” will be construed accordingly;

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022;

“Irrecoverable VAT” means in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any Relevant Authority pursuant to and determined in accordance with applicable VAT laws;

“Knowledge” means, in relation to the Target, the actual knowledge, after reasonable inquiry of their direct reports, of Caroline Loew, Maiken Keson-Brookes, Adam Cutler, or Vicki Goodman;

“Law” means any applicable national, federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, agency requirement, licence, permit, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Relevant Authority, and “Laws” will be construed accordingly;

“Nasdaq” means the Nasdaq Global Select Mark, or any successor stock market or exchange operated by Nasdaq, Inc., or any successor thereto;

“Notice Period” has the meaning given to that term in Clause 5.2(f);

“Non-Approval Termination” has the meaning given to that term in Clause 9.1(a)(i)(A);

“Non-U.S. Plan” has the meaning given to that term in Clause 6.2(ee);

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Relevant Authority or arbitrator (in each case, whether temporary, preliminary or permanent);

“Organisational Documents” means the constitution, certificate of incorporation or bylaws or other equivalent organisational document, as appropriate;

“Panel” means the Irish Takeover Panel;

“Payment Events” has the meaning given to that term in Clause 9.2(b);

“PBGC” means the Pension Benefit Guaranty Corporation of the United States;

“Permitted Encumbrance” means (i) any Encumbrance for utilities or current Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with U.S. GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Encumbrances, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Relevant Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business consistent with past practice that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses granted under Intellectual Property rights in the ordinary course of business consistent with past practice, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Encumbrances which are disclosed on the balance sheet of Target as of March 31, 2025 and the footnotes thereto set forth in Target’s most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, or (x) any Encumbrances that are discharged at or prior to the Effective Time;

“Personal Data” means any information Processed by or on behalf of any of the Target Group that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or other analogous term as defined under applicable Privacy Legal Requirements;

“PHSA” means the Public Health Service Act, as amended from time to time;

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Effective Date;

“Pre-contractual Statement” has the meaning given to that term in Clause 10.6(a);

“Privacy Commitments” means (a) contractual obligations to Third Parties with respect to Personal Data, and (b) any legally binding commitment (including any legally binding privacy policy) with respect to collection, processing, maintenance or transfer of Personal Data;

“Privacy Legal Requirement” means all applicable Laws that pertain to privacy or the processing of Personal Data;

“Proceedings” means any legal, judicial, arbitral, administrative, regulatory or other action or proceedings;

“Process” or “Processing” means, with respect Personal Data, the use, collection, receipt, processing, aggregation, storage, recording, retention, organization, adaption, alteration, transfer (including cross-border transfer), retrieval, consultation, disclosure, dissemination, erasure, destruction, anonymization or combination of such Personal Data;

“Proposer” has the meaning given to that term in Clause 5.2(c)(i);

“Proxy Statement” has the meaning given to that term in Clause 3.1(a);

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Regulatory Information Service” means a regulatory information service as defined in the Irish Takeover Rules;

“Reimbursement Amount” means an amount equal to the documented, specific, quantifiable Third Party costs and expenses incurred, directly or indirectly, by Bidder, Bidco or any of their respective Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including Third Party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of Third Party Representatives to assist in the process;

“Reimbursement Payment” has the meaning given to that term in Clause 9.2(a);

“Relevant Authorities” means any Irish, United States or other foreign national or supranational, federal, state, local or other governmental or regulatory authority, agency, commission, board, body, bureau, arbitrator, arbitration panel or other authority or agency, including courts and other judicial bodies, or any competition, anti-trust foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange, stock exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable person or its activities or property) including, for the avoidance of doubt, the Panel, the High Court, and the SEC;

“Representatives” means in relation to any person, the directors, officers, employees, agents (excluding any brand licensing agents), investment bankers, financial advisers, legal advisers, accountants, brokers, finders, consultants or representatives of such person or any of its Subsidiaries or Holding Companies;

“Resolutions” means collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Response Time” has the meaning given to that term in Clause 2.4(b);

“Restraining Order Termination” has the meaning given to that term in Clause 9.1(a)(i)(D);

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Target product or a Bidder product in any jurisdiction;

“Revised Acquisition” has the meaning given to that term in Clause 5.2(f);

“Required Non-U.S. Jurisdiction” means the list of the only non-U.S. jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Completion as agreed by the Parties;

“RSU Cash Consideration” has the meaning given to that term in Clause 4.1(b);

“Rule 2.7 Announcement” means the announcement to be made by the Parties under Rule 2.7 of the Irish Takeover Rules in the Agreed Form, a copy of which is annexed to this Agreement at Schedule 3;

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. governmental authorities (including but not limited to, the Office of Foreign Assets Control, the U.S. Department of State and the US Department of Commerce), the United Nations Security Council, the European Union, the Irish Department of Foreign Affairs, or any other relevant governmental authority;

“Sanction Date” means the date of sanction of the Scheme under Sections 449 to 455 of the Act pursuant to the issuance by the High Court of the Court Order;

“Sanctioned Country/Entity” means any country or entity (as applicable) that is (a) the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, the Irish Department of Foreign Affairs, or any other relevant governmental authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine); or (d) owned or controlled by any such person or persons described in the foregoing sub-Clauses (a) – (c), Iran, North Korea, Syria and the Crimea region of Ukraine;

“Sanctioned Person” means any person with whom dealings are restricted or prohibited under any Sanctions Laws, including (i) any person identified in any list of Sanctioned Persons maintained by U.S. Department of State; the U.S. Department of Commerce including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, the Irish Department of Foreign Affairs, or any other relevant governmental authority, (ii) any person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country/Entity and (iii) any person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a person described in clause (i) or (ii);

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted persons, the ability to engage in transactions with specified persons or countries or the ability to take an ownership interest in assets of specified persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behaviour;

“Sarbanes-Oxley Act” has the meaning given that term in Clause 6.2(l);

“SEAS” has the meaning given to that term in Clause 6.2(nn)(xix);

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition under this Agreement, on the terms (including the Conditions) and for the Consideration set out in the Rule 2.7 Announcement and on such other terms as the Parties mutually agree in writing, including any revision of the scheme of arrangement as may be so agreed between the Parties and, if required, by the High Court and/or the Panel;

“Scheme Counsel” means Brian Kennedy SC, or such other barrister (of senior counsel standing) as may be agreed between the Parties;

“Scheme Document Posting Date” means October 1, 2025 or such other date as Target and Bidder may agree and, if required, the Panel and the High Court may approve;

“Scheme Document” means a document to be distributed to Target Shareholders containing: (a) the Scheme; (b) the notice or notices of the Scheme Meeting and EGM; (c) an explanatory statement as required by Section 452 of the Act with respect to the Scheme; (d) such other information as may be required or necessary under the Act or the Irish Takeover Rules; and (e) such other information as Target and Bidder may agree;

“Scheme Meeting” means the meeting or meetings of the Target Shareholders or, if applicable, any class or classes of Target Shareholders (including as may be directed by the High Court under Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Target Board or (ii) order of the High Court, in either case under Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting for the purpose of approving and implementing the Scheme;

“Scheme Recommendation” means the recommendation of the Target Board that Target Shareholders vote in favour of the Resolutions;

“Scheme Record Time” means 11:59 p.m., New York City time, on the last Business Day prior to the Effective Date (or such other day and/or time as is specified in the Scheme Document as the record time for determining those Target Shares that will be subject to the Scheme);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder);

“Separation Date” means November 15, 2023.

“Specified Jurisdiction” means any jurisdiction in which the Target, the Bidder or any of their Affiliates (i) operate their respective businesses or own any assets or (ii) are otherwise subject to lawful jurisdiction;

“Straddle Period” has the meaning set forth in Section 7.4(c);

“Subsidiary” has the meaning given to the term “subsidiary undertaking” in Section 275 of the Act and, in the case of Target, means each of (i) Mural Oncology, Inc and (ii) Mural Oncology Securities Corporation;

“Superior Proposal Termination” has the meaning given to that term in Clause 9.1(a)(ii)(B);

“Superior Proposal Notice” has the meaning given to that term in Clause 5.2(f);

“Takeover Offer” means an offer in accordance with Clause 3.6 for the entire issued and to be issued ordinary share capital of Target (other than any Target Shares beneficially owned by any member of the Bidder Group (if any) or by any person Acting in Concert with Bidder (if any)), including any amendment or revision thereto under this Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents” means if, following the date of this Agreement, Bidder and/or Bidco elects to implement the Acquisition by way of Takeover Offer in accordance with Clause 3.6, the documents to be despatched to Target Shareholders and others by or on behalf of Bidder or Bidco (or such other entity as Bidder may elect) containing, among other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as Bidder, Bidco (or such other entity as Bidder may elect) and Target may determine, and the Panel may agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Bidder, Bidco (or such other entity) and Target and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended;

“Target Articles” means the memorandum and articles of association of the Target as adopted by shareholder resolution of the Target on October 26, 2023;

“Target Alternative Proposal” means any bona fide approach, expression of interest, proposal or bona fide offer (which may be subject to due diligence and other conditions) made by any person (other than a proposal or firm intention to make an offer under Rule 2.7 of the Irish Takeover Rules by Bidder or any of its Concert Parties) in respect of: (a) the acquisition of Target by scheme of arrangement or takeover offer; (b) the direct or indirect acquisition by any person of 20% or more of the assets, taken as a whole, of the Target Group, measured by either book value or fair market value (including equity securities of any member of the Target Group); (c) a merger, reorganisation, share exchange, consolidation, business combination, recapitalisation, dissolution, liquidation or similar transaction involving Target as a result of which the holders of Target Shares immediately prior to such transaction would not, in the aggregate, own at least 80% of the voting power of the surviving or resulting entity in such transaction immediately after consummation of such transaction; or (d) the direct or indirect acquisition by any person (or the shareholders or stockholders of such person) of 20% or more of the voting power or the issued share capital of Target, including any offer or exchange offer that if consummated would result in any person beneficially owning shares with 20% or more of the voting power of Target;

“Target Associate” means any current employee, independent contractor, consultant, director or other officer of or to any member of the Target Group;

“Target Benefit Plan” means each: (a) Target Share Plan; (b) bonus, share option, share purchase, share ownership, restricted share, equity, phantom-equity or other equity-based, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription, cafeteria, fringe benefit, relocation or expatriate benefit, perquisite, disability, accident, leave, employee assistance, supplemental unemployment benefit or other compensation or benefit plans, programs, agreements or arrangements; and (c) employment, termination, severance, redundancy, layoff, change in control, salary continuation, transaction bonus, retention or other plans, programs, agreements or arrangements, in each case, sponsored, maintained, contributed to or required to be contributed to by the Target Group, whether written or oral, for the benefit of one or more than one Target Employee;

“Target Board” means the board of directors of Target from time to time and for the time being;

“Target Breach Termination” has the meaning given to that term in Clause 9.1(a)(iii)(A);

“Target Capitalisation Date” has the meaning given to that term in Clause 6.2(d);

“Target Change of Recommendation” has the meaning given to that term in Clause 5.2(e);

“Target Deferred Shares” has the meaning given to that term in Clause 6.2(d);

“Target Directors” means the members of the Target Board;

“Target Disclosure Schedule” means the disclosure schedule delivered by Target to Bidder immediately prior to the execution of this Agreement;

“Target Employee” has the meaning given to that term in Clause 7.3(c);

“Target Equity Awards” means any Target Share or other Target Share-based award granted in accordance with the Target Share Plans;

“Target Equity Award Holder” means a holder of Target Equity Awards;

“Target Equity Award Holder Proposal” means the proposal of Bidder and Target to the Target Equity Award Holders in a manner consistent with the description set out in Clause 9 of the Rule 2.7 Announcement and in accordance with the requirements of Rule 15 of the Irish Takeover Rules;

“Target Equity Shares” has the meaning given to that term in Clause 6.2(d);

“Target Existing Arrangements” has the meaning given to that term in Clause 7.2(a);

“Target Group” means Target and its Subsidiary;

“Target Health Care Permits” has the meaning given to that term in Clause 6.2(kk);

“Target Irrecoverable VAT” has the meaning given to that term in Clause 9.2(d)(i);

“Target Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have (1) a material adverse effect on the ability of Target to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition (including cash position), assets or liabilities of Target and its Subsidiaries, taken as a whole, but, in the case of this sub-Clause (2), shall not include: (a) any event, change, effect, circumstance, fact, development or occurrence to the extent arising from (i) changes generally affecting the industries in which Target or its Subsidiary operate, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, and changes relating to any trade tariff or proposal with respect to any trade tariff, or relating to any act or proposal of the Department of Governmental Efficiency, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) any epidemic or pandemic hurricane, earthquake, flood, calamity or other natural disasters or acts of God or any worsening thereof, (v) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards first introduced after the date hereof (or interpretations thereof) (provided, that in each of the foregoing sub-Clauses (i) – (v), such events may be taken into account to the extent Target or its Subsidiary is disproportionately affected relative to other similarly situated companies), or (vi) actions of Target or its Subsidiary which Bidder or BidCo has expressly requested in writing (which, for the avoidance of doubt, shall not include actions of Target or its Subsidiary to which the other Party has merely consented to in accordance herewith); or (b) any decline in the stock price of the shares of Target on Nasdaq or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a material adverse effect); or (c) any event, change, effect, circumstance, fact, development or occurrence resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of the Parties’ express obligations pursuant to this Agreement, including any litigation arising therefrom or with respect thereto, provided that no event, change, effect, circumstance, fact, development or occurrence arising in connection with the Wind-Down Process or the events underlying the Target’s determination to commence the Wind-Down Process shall constitute a Target Material Adverse Effect;

“Target Option” means any option granted in accordance with the Target Share Plans;

“Target Outstanding Shares” means the total number of Target Shares, including all shares underlying Target RSU Awards and assuming the exercise of all Target Options outstanding as of the Effective Time, that are issued and outstanding as of immediately prior to the Effective Time (provided that no Target Options to be cancelled in accordance with Clause 4.1(a) shall be included in the total number of Target Shares issued and outstanding for purposes of determining the Target Outstanding Shares);

“Target Permits” has the meaning given to that term in Clause 6.2(t);

“Target Permitted Encumbrances” means Permitted Encumbrances on property held by the Target or its Subsidiary;

“Target Preferred Shares” has the meaning given to it in Clause 6.2(d);

“Target Related Parties” has the meaning given to that term in Clause 9.2(g);

“Target RSU Awards” means the awards of restricted stock units of the Target granted in accordance with the Target Share Plans;

“Target Scheme Shareholders” means the holders of Target Shares immediately prior to the Effective Time;

“Target SEC Documents” has the meaning given to that term in Clause 6.2(l);

“Target Share Plans” means the 2023 Stock Option and Incentive Plan, the 2023 Employee Stock Purchase Plan and the 2024 Inducement Stock Option and Incentive Plan;

“Target Shareholder Approval” (i) the approval of the Scheme by a majority in number of the members of each class of Target Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting time, at least seventy five percent (75%) in value of the Target Shares (or of the relevant class, as applicable) held by such Target Shareholders, in each case, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment or postponement of such meeting) and (ii) each of the Required EGM Resolutions being duly passed by the requisite majorities of Target Shareholders at the EGM (or at any adjournment or postponement of such meeting);

“Target Shareholders” means the holders of Target Shares;

“Target Shares” has the meaning given to that term in Clause 6.2(d);

“Target Superior Proposal” means a written bona fide Target Alternative Proposal (where each reference to 20% and 80% set forth in the definition of such term will be deemed to refer to 50%) that the Target Board determines in good faith (after consultation with Target’s financial advisers and outside legal counsel) is more favourable to Target Shareholders than the Transactions, taking into account any revisions to the terms of the Transactions proposed by Bidder in accordance with Clause 5.2(f) and such financial (including, where such Target Alternative Proposal is not in respect of an acquisition of the entire issued and outstanding share capital of Target, the total proceeds and value that may be due to Target Shareholders), regulatory, anti-trust, legal, structuring, timing and other aspects of such proposal (including, for the avoidance of doubt, the conditionality of any such proposal) as the Target Board considers to be appropriate;

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Relevant Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof;

“Tax” means all forms of taxation, duties, imposts, levies, and withholding taxes whether of Ireland or elsewhere, including (but without limitation) net or gross income, gross receipts, franchise, profits, excess profits, minimum or alternative minimum tax; corporation, corporation profits, or advance corporation tax; capital gains tax; capital acquisitions tax; real, personal or intangible property tax; residential property tax; wealth tax; value added tax; dividend withholding tax; deposit interest retention tax; estimated tax; license, payroll, employment, unemployment, social security, severance or disability tax; base erosion and anti-abuse, diverted profits or top-up minimum tax; sales, use, transfer or registration tax; customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in or imposed by Ireland or elsewhere, and any interest, surcharge, penalty or fine in connection therewith, and the word “taxation” will be construed accordingly;

“TCA” means the Taxes Consolidation Act 1997;

“Third Party” means any person or Group, other than Target, Bidder, Bidco or any of their respective Affiliates or Representatives;

“Timetable” has the meaning given to that term in Clause 2.2(c);

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by Target and its Subsidiary (including any such fees or expenses that Target or its Subsidiary or, in the case of sub-Clauses (ii), (iii) and (iv) below, Bidder or Bidco, is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the Transactions contemplated by this Agreement, including (i) any fees and expenses of Target and its Subsidiary’s legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors; (ii) any fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (iv) all fees and expenses of the Scheme, including High Court filing fees, the fees of the Scheme Counsel (but excluding any fees of the counsel to the Bidder), paying agents or depository agents; (v) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; (vi) any Transfer Taxes in excess of $60,000; and (vii) any “single trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans as in effect on the date of this Agreement) bonus, severance, change-in-control payments, or similar payment obligations that become due or payable to any director, officer, employee or consultant of Target upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any (A) amounts payable as a result of any arrangements implemented or actions taken (other than pursuant to any Target Benefit Plan as in effect on the date of this Agreement) by Bidder or Bidco after the Effective Time, and (B) amounts actually paid and discharged by Target prior to the Effective Time);

“Transactions” means the transactions contemplated by this Agreement, including the Acquisition;

“Unpaid Taxes” means an amount equal to all accrued but unpaid Tax liabilities of the Target for any Pre-Closing Tax Period (which shall not be less than zero with respect to any Tax in any jurisdiction), determined (i) in accordance with Section 7.4(c), (ii) on a jurisdiction-by-jurisdiction basis, (iii) taking into account any loss carryforwards, refunds (or credits in lieu thereof) or any other tax attributes, in each case to the maximum extent allowed pursuant to applicable law to offset taxable income or Taxes for such Pre-Closing Tax Period, and (iv) taking into account any estimated Tax payments (including any applicable overpayments of prior years’ Taxes) or prepayments of such Taxes for such Pre-Closing Tax Period.

“U.S.” or “United States” means the United States of America;

“U.S. GAAP” means U.S. generally accepted accounting principles;

“VAT Group” means a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/11); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or imposed elsewhere;

“Wilful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of this Agreement; and

“Wind Down Process” means the process related to (i) the winding down of the operations and research and development activities, (ii) the liquidation and (iii) any related reduction of capital or similar process associated with the liquidation, in each case, of the Target and its Subsidiary; provided that (x) this process shall not include the sale or transfer of any of the assets or operations of Mural Oncology, Inc. and (y) the incremental costs and expenses related solely to (iii) above shall not exceed $30,000.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

this Agreement, the Confidentiality Agreement or any other agreement, document or instrument is a reference to that agreement, document or instrument as amended, restated, supplemented or novated, provided that in the case of any agreement, document or instrument that any Party is a party to, which it issued, which it benefits from or which it is bound by, such amendment, restatement, supplement or novation has been effected by or with the prior written consent of that Party;

(ii)	a “Party” will be construed so as to include its successors, permitted assigns and permitted transferees;

(iii)

a “person” includes any individual, group, body corporate, corporation, partnership, limited liability company, joint venture, association, trust, consortium, unincorporated organisation or other entity (whether or not having a separate legal personality) or any Relevant Authority or any department, agency or political subdivision of any Relevant Authority;

(iv)	a “company” will be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(v)	the term “officers” will be construed to mean corporate officers and executive officers;

(vi)	a “Clause” or a “Schedule”, unless otherwise specified, is a reference to a Clause of, or Schedule to, this Agreement;

(vii)	a “month” will mean a calendar month;

(viii)	references to times are to Eastern standard times unless otherwise specified;

(ix)	writing or similar expressions includes, unless otherwise specified, transmission by email but excludes fax;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	the singular includes the plural and vice versa and references to one gender includes all genders.

(b)	This Agreement shall ensure for the benefit of the Parties and their respective successors, permitted assigns and permitted transferees.

(c)	A reference in this Agreement to a statute or statutory provision will be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it.

(d)

The rule known as the ejusdem generis rule shall not apply to this Agreement and accordingly general words introduced by the word “other”, “including”, “include”, “included” or “including” or “in particular” or any similar expression shall not be given a restrictive meaning because of the fact that they are preceded by words indicating a particular class of acts, matters or things and will be construed as illustrative and shall not limit the sense of the words preceding those terms.

(e)

The recitals and Schedules to this Agreement are deemed to form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the recitals and Schedules.

(f)

The table of contents and the headings or captions to the Clauses and Schedules in this Agreement are inserted for convenience of reference only and will not affect the interpretation or construction of this Agreement.

(g)

Each of the Parties has participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all such persons and no presumption or burden of proof shall arise favouring or disfavouring any such person by the authorship of any of the provisions of this Agreement.

(h)	A reference in this Agreement to the Target’s Subsidiary shall be deemed to include a reference to each of the Target’s Subsidiaries.

2.	RULE 2.7 ANNOUNCEMENT AND SCHEME DOCUMENT

2.1	Rule 2.7 Announcement

(a)

Each Party confirms that it has obtained all necessary corporate approvals (including, if required, approval by its board of directors (or a duly authorised committee or management team acting under the authority of the board of directors)) for (i) their respective entry into of this Agreement and (ii) the contents and release of the Rule 2.7 Announcement.

(b)

On the execution of this Agreement, the Parties shall, in accordance with, and for the purposes of, the Irish Takeover Rules, procure the release of the Rule 2.7 Announcement to a Regulatory Information Service by no later than 9:30 a.m., New York City time, on August 20, 2025, or such later time and/or date as may be agreed between the Parties in writing.

(c)

The obligations of the Parties under this Agreement, other than the obligations under Clause 2.1(b), will be conditional on the release of the Rule 2.7 Announcement to a Regulatory Information Service on August 20, 2025.

(d)

Target confirms that, as of the date of this Agreement, the Target Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable to the Target Shareholders and that the directors present at a Target Board meeting have unanimously resolved to recommend to the Target Shareholders that they vote in favour of the Resolutions. The recommendation of the Target Board that the Target Shareholders vote in favour of the Resolutions, and the related opinion of the financial adviser to the Target Board, are set out in the Rule 2.7 Announcement and, subject to Clause 5.2, will be incorporated in the Scheme Document, and, to the extent required by the Irish Takeover Rules or the rules of the SEC, in any other document sent to Target Shareholders in connection with the Acquisition.

(e)	The Conditions are hereby incorporated in, and will constitute a part of, this Agreement.

2.2	Scheme

(a)

Target agrees that, unless this Agreement has been terminated under Clause 9, it will put the Scheme to the Target Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement and/or the Scheme Document) of the Conditions (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date), shall, in the manner set out in Clause 3, make an application to the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

(b)

Bidder agrees that, subject to Clause 3.5, it will (and undertakes that it will procure that Bidco will) participate in the Scheme and agree to be bound by its terms and that it shall, subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement and/or the Scheme Document) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement, the Rule 2.7 Announcement and the Scheme.

(c)	Each Party will use its commercially reasonable endeavours to adhere to the indicative timetable set forth in Schedule 1 as may be amended by mutual agreement between the Parties (the “Timetable”).

(d)

Each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme and each will, subject to the terms and conditions of this Agreement, use commercially reasonable endeavours to act in a manner consistent with the terms of this Agreement pertinent to such Party and take such other steps as are within its powers and are reasonably required of it for the proper implementation of the Scheme, including those required in connection with Completion.

2.3	Target Equity Award Holder Proposal

(a)

Subject to the posting of the Scheme Document to the Target Shareholders in accordance with Clause 3.1, the Parties agree that the Target Equity Award Holder Proposal will be made to Target Equity Award Holders in respect of their respective holdings of Target Options or Target Equity Awards in accordance with Rule 15 of the Irish Takeover Rules and the terms of the Target Share Plans.

(b)

The Target Equity Award Holder Proposal shall be sent as a joint letter from the Target and Bidder and the Parties shall reasonably agree to the final form of the letter to be issued in respect of the Target Equity Award Holder Proposal and all other documentation necessary to effect the Target Equity Award Holder Proposal.

(c)

Except as required by applicable Laws, the High Court or the Panel, no Party shall amend the Target Equity Award Holder Proposal after it is sent without the consent of each other Party (such consent not to be unreasonably withheld, conditioned or delayed).

2.4	Confirmation of Closing Net Cash

(a)

Except as otherwise contemplated in this Clause 2.4, on the tenth (10th) Business Day before the Closing Net Cash Calculation Date (the “Closing Net Cash Delivery Date”), Target shall deliver to Bidder a Schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, Target’s good faith, estimated calculation of Closing Net Cash (the “Closing Cash Calculation”) as of the Closing Net Cash Date. Target shall make available to Bidder, as reasonably requested by Bidder, the work papers and back-up materials used in preparing the Closing Cash Schedule. If reasonably requested by Bidder, access to Target’s accountants and counsel at reasonable times and upon reasonable notice will be provided by Target in order to permit Bidder to review the Closing Cash Calculation. The Closing Cash Calculation shall include the Target’s estimated calculation, as of the Closing Net Cash Date, of the Closing Net Cash, each component thereof and the Additional Price per Share.

(b)

Bidder shall have the right to dispute in good faith any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to Target on or prior to 11:59 p.m., New York city time, on the fifth (5th) calendar day following Bidder’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(c)

If, on or prior to the Response Time, Bidder notifies Target in writing that it has no objections to the Closing Cash Calculation or if Bidder fails to deliver a Dispute Notice as provided in Clause 2.4(b) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for the purposes of this Agreement and shall represent the Closing Net Cash at the Closing Net Cash Date for the purposes of this Agreement, the Acquisition and the Scheme.

(d)

If Bidder delivers a Dispute Notice on or prior to the Response Time, then Representatives of Target and Bidder shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for the purposes of this Agreement and shall represent the Closing Net Cash at the Closing Net Cash Date for the purposes of this Agreement, the Acquisition and the Scheme.

(e)

If Representatives of Target and Bidder are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Closing Net Cash Date pursuant to Clause 2.4(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Target and Bidder may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than the Target’s accountants or Bidder’s accountants appointed by mutual agreement of Target and Bidder promptly following the need therefor

(the “Accounting Firm”). The Target and Bidder shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and Target and Bidder shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. Target and Bidder shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of Target and Bidder. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of Target and Bidder, shall be final and binding on Target and Bidder and shall (absent manifest error) be deemed to have been finally determined for the purposes of this Agreement and to represent the Closing Net Cash at the Closing Net Cash Date for the purposes of this Agreement, the Acquisition and the Scheme. If for any reason the Closing Net Cash at the Closing Net Cash Date has not been finally determined for the purposes of this Agreement by the Closing Net Cash Calculation Date, Target shall, with the consent of the High Court and the Panel (to the extent required), adjourn the scheduled date of the Court Hearing until the resolution of the matters described in this Clause 2.4(e), provided that Target shall not adjourn the scheduled date of the Court Hearing beyond the End Date or if Bidder effects the Acquisition as a Takeover Offer, Bidder shall cause BidCo to extend the Takeover Offer, subject to the consent of the Panel (to the extent required) until the resolution of the matters described in this Clause 2.4(e).The fees and expenses of the Accounting Firm shall be allocated between Target and Bidder in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and Target’s portion of such fees and expenses shall be included in the calculation of Transaction Expenses. If this Clause 2.4(e) applies as to the determination of the Closing Net Cash at the Closing Net Cash Date with respect to (A) an adjournment of the Court Hearing or (B) if Bidder effects the Acquisition as a Takeover Offer, a scheduled expiration of the Takeover Offer, upon resolution of the matter in accordance with this Clause 2.4(e), the Parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Takeover Offer) even though such applicable expiration of the Takeover Offer may occur later.

(f)

The Cash Amount Per Share shall equal the quotient derived by dividing the (A) the Closing Net Cash (as finally determined in accordance with the provisions of this Clause 2.4); by (B) the Target Outstanding Shares (the “Cash Amount Per Share”). The Additional Price per Share shall equal the Cash Amount Per Share as determined pursuant to the immediately preceding sentence, minus the Base Price per Share, which shall be rounded to the fourth decimal place. For the avoidance of doubt, the Additional Price per Share cannot be a negative amount and is subject to a maximum amount of $0.205 per Target Share.

2.5	Change in Shares

(a)

If at any time during the period between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement for any other reason pursuant to and in accordance with Clause 9, the Target Outstanding Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of Target Shares shall, subject to the consent of the Panel (if required), be correspondingly adjusted to provide the holders of Target Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Clause 2.5 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

2.6	Withholding

(a)

Each party to this Agreement, any paying agent or custodian, and any of their respective Affiliates or agents (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable Law. Amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. No Withholding Agent shall be required to pay any additional amount to any person in respect of which any amount was deducted or withheld, or otherwise reimburse the relevant person for any amounts deducted or withheld, in accordance with this Clause 2.6.

3.	IMPLEMENTATION OF THE SCHEME

3.1	Responsibilities of Target in respect of the Scheme

Unless this Agreement has been terminated under Clause 9, Target shall:

(a)

be responsible for the preparation of the proxy statement to be sent to the Target Shareholders in connection with the matters to be submitted at the Scheme Meeting and the EGM (such proxy statement, as amended or supplemented, the “Proxy Statement”), the Scheme Document and all other documentation necessary to effect the Scheme and to convene the Scheme Meeting and the EGM, provided that Target shall:

(i)	provide Bidder with an opportunity to review and comment on drafts of such documents;

(ii)	discuss with Bidder and, where reasonable, accommodate in such documents all comments or amendments reasonably and promptly proposed by Bidder; and

(iii)

not despatch or file such documents with the SEC and/or the Panel prior to following the procedure set forth in sub-Clauses 3.1(a)(i) and (ii) above but subject thereto, file such documents as required with the SEC and/or the Panel;

(b)

for the purpose of implementing the Scheme (and without prejudice to the ability of any Party to appoint any legal adviser for any other purpose), instruct the Scheme Counsel and provide Bidder and its advisers with the opportunity to attend any meetings with the Scheme Counsel to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except to the extent that the Scheme Counsel is to advise on matters relating to the fiduciary duties of the members of the Target Board or their responsibilities under the Irish Takeover Rules or this Agreement);

(c)

use its reasonable best efforts to respond to and resolve all Panel and SEC comments with respect to the Proxy Statement and the Scheme Document as promptly as reasonably practicable after receipt thereof;

(d)

subject to Clauses 3.1(a), 3.1(g) and 3.1(j), as promptly as practicable after the date of this Agreement and, subject to compliance by Bidder and Bidco with their obligations under this Agreement with respect to the preparation of the Proxy Statement and the Scheme Document, in any event no later than 28 days from the date of this Agreement (or such later date as the Panel may permit), prepare and, save as otherwise agreed with Bidder in writing, cause the definitive Proxy Statement and the Scheme Document to be (I) filed with the SEC and the Panel; and (II) sent to holders of Target Shares in accordance with the Irish Takeover Rules;

(e)

notify Bidder as promptly as is reasonably practicable in writing upon the receipt of any comments from the Panel or the SEC on, or any request from the Panel or the SEC for amendments or supplements to, the Proxy Statement, the Scheme Document and the forms of proxy for use at the Scheme Meeting and EGM and use its reasonable best efforts to respond to and resolve all Panel and SEC comments with respect to the foregoing documents as promptly as practicable after receipt thereof;

(f)

prior to filing or despatching any amendment or supplement to the Proxy Statement and/or the Scheme Document (whether requested by the Panel or the SEC), or responding in writing to any comments of the Panel with respect thereto, Target shall:

(i)	as promptly as is reasonably practicable, provide Bidder with a reasonable opportunity to review and comment on such documents or response;

(ii)	as promptly as is reasonably practicable, discuss with Bidder and, where reasonable, accommodate in such document or response all comments reasonably and promptly proposed by Bidder; and

(iii)	not despatch or file such documents with the SEC and/or the Panel prior to following the procedure set forth in sub-Clauses 3.1(a)(i) and (ii) above;

(g)

to the extent it considers it necessary to do so, seek a derogation from the Panel from the application of Rule 24.1(b) (as amended by Section 3(7) of Appendix 4) of the Rules, and any such request for a derogation shall be supported by Bidder and Bidco;

(h)

provide Bidder with drafts of pleadings, affidavits, applications, petitions and other filings prepared by Target or its Representatives for submission to the High Court in connection with the Scheme prior to their filing or submission, and prior to such filing, afford Bidder reasonable opportunities to review and make comments on all such documents, and accommodate in such documents all such comments or amendments that are promptly proposed which Target, acting reasonably, considers to be appropriate;

(i)	notify and provide any documents to the Panel which are required to be given to the Panel in good time and in any event in accordance with Rule 41.1(a) of the Irish Takeover Rules;

(j)

cause the Proxy Statement to be mailed as promptly as reasonably practicable after the date on which the SEC confirms that it will not review the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Target on or prior to the 10th calendar day after filing the Proxy Statement that it is reviewing the Proxy Statement) or that it has no further comments on the Proxy Statement;

(k)

as promptly as is reasonably practicable (taking into account any requirements of the Panel with respect to the Scheme Document and the SEC review (if any) with respect to the Proxy Statement, that must be satisfied prior to the despatch of the Scheme Document), make all necessary applications to the High Court in connection with the implementation of the Scheme or required to implement the Scheme and, in particular, unless the Target Board has exercised its power to convene the Scheme Meeting pursuant to Section 450(1) of the Act, Target will, promptly after the date of the Rule 2.7 Announcement, issue appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate Scheme Meetings to be held and to order under Section 450(3) of the Act that the Scheme Meeting be summoned as promptly as is reasonably practicable following the publication of the Proxy Statement and use all reasonable endeavours so as to ensure (insofar as possible and to the extent required) that the hearing of any such proceedings occurs as promptly as is reasonably practicable in order to facilitate the despatch of the Scheme Document by the Scheme Document Posting Date and, to the extent required, seek such directions of the High Court as it considers necessary or desirable to facilitate the convening of the Scheme Meeting in accordance with the Timetable;

(l)

procure the publication of any necessary advertisements and the despatch of the Scheme Document (in a form acceptable to the Panel and, to the extent required, the High Court), Proxy Statement and the forms of proxy for use at the Scheme Meeting and the EGM (the forms of which will be agreed between the Parties) in accordance with the requirements of the Irish Takeover Rules:

(i)	to Target Shareholders on the register of members of Target on the applicable record date;

(ii)	to Target Equity Award Holders on such record date, for information only; and

(iii)

thereafter publish and/or post such other documents and information (the form of which will be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as is reasonably practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained or received;

(m)

unless the Target Board has effected a Target Change of Recommendation under Clause 5.2, procure that the Proxy Statement and the Scheme Document (or if Bidder effects the Acquisition as a Takeover Offer, the Takeover Offer Documents) will include the Scheme Recommendation;

(n)	include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

(o)

keep Bidder and its Representatives reasonably informed of the number of proxy votes received in respect of the Resolutions and, unless the Target Board has effected a Target Change of Recommendation pursuant to Clause 5.2 and subject to compliance with applicable requirements of the Irish Takeover Rules, assist at Bidder’s expense, in any proxy solicitation or related exercise as Bidder may reasonably request to assist in the passing of the Resolutions;

(p)

keep Bidder reasonably informed and, as reasonably requested by Bidder, consult with Bidder, as to the performance of the obligations and responsibilities required of Target under this Agreement and/or the Scheme and as to any material developments (other than as to any Target Alternative Proposal, the timing and scope of provision of information about which are governed by Clause 5.2) relevant to the proper implementation of the Scheme, including satisfaction of the Conditions;

(q)

hold the Scheme Meeting and the EGM and put the Scheme Meeting Resolutions and EGM Resolutions to a vote of Target Shareholders, on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as will be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing between the Parties;

(r)

afford all such co-operation and assistance as may reasonably be requested of it by Bidder or its Representatives in respect of the preparation and verification of any document or in connection with any Clearance or confirmations reasonably required for the implementation of the Scheme, including the provision to Bidder of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees, as Bidder may reasonably request and will do so in a reasonably timely manner, and assume responsibility only for the information relating to it contained in the Scheme Document, the Proxy Statement or any other document sent to Target Shareholders or filed with the High Court or the SEC or in any announcement;

(s)

following the Scheme Meeting and EGM, provided that the Scheme Meeting Resolution and the EGM Required Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Scheme Meeting Resolution) and all other Conditions are satisfied or waived (where permissible under the provisions of the Rule 2.7 Announcement and/or the Scheme Document), with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are required to be satisfied on the Sanction Date:

(i)

take all necessary steps on the part of Target to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(ii)	give such undertakings as are required by the High Court and are reasonably necessary for the proper implementation of the Scheme;

(t)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by Bidder or its Representatives in connection with the Acquisition; and

(u)

take such other steps as are reasonably required of it for the proper implementation of the Scheme in accordance with the Timetable, including those required of it pursuant to this Agreement in connection with Completion.

3.2	Responsibilities of Bidder and Bidco in respect of the Scheme

Bidder shall (and will procure that Bidco shall, to the extent applicable):

(a)	provide a letter on behalf of Bidder and Bidco for inclusion in the Scheme Document in a form to be agreed in writing between the Parties;

(b)	instruct counsel to appear on its behalf at each Court Hearing and provide a written undertaking to the High Court to be bound by the terms of the Scheme insofar as it relates to Bidder and/or Bidco;

(c)

if, and to the extent that, it or any of its Concert Parties owns or is interested in Target Shares, exercise all rights, and, insofar as lies within its powers, procure that each of its Concert Parties will exercise all rights, in respect of such Target Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Target held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Target Shares to vote) in favour of the Resolutions or, to the extent required by Law, the Securities Act or the Exchange Act, the High Court, the Irish Takeover Rules or other rules, refraining from voting, at any Scheme Meeting and/or EGM as the case may be;

(d)

subject to the terms of this Agreement, Bidder shall and shall procure that its Representatives, insofar as lies within its power or procurement, take all such steps as are reasonably necessary or desirable in order to implement the Scheme;

(e)

keep Target reasonably informed and, as reasonably requested by Target, consult with Target, as to the performance of the obligations and responsibilities required of Bidder or Bidco under this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme, including the satisfaction of the Conditions;

(f)

afford (and will use all reasonable endeavours to procure that its Concert Parties will afford) all such co-operation and assistance as may reasonably be requested of it by Target in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme and/or the preparation of the Proxy Statement, including the provision to Target of such information and confirmation relating to it, Bidco, their respective Subsidiaries and Holding Companies and any of its or their respective directors or employees as Target or its Representatives may reasonably request, and will do so in a reasonably timely manner;

(g)

assume responsibility only for the information relating to it contained in the Scheme Document, the Proxy Statement or any other document sent to Target Shareholders or filed with the High Court or in any announcement;

(h)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it;

(i)	support the application for derogation made by Target to the Panel from the application of Rule 24.1(b) (as amended by Section 3(7) of Appendix 4) of the Rules;

(j)

provide Target, in a reasonably prompt manner, with such information regarding the Bidder Group that may reasonably be required for inclusion in the Scheme Document and/or the Proxy Statement and provide such other assistance as Bidder may reasonably require in connection with the preparation of the Scheme Document and/or the Proxy Statement;

(k)

give such undertakings as are required by the High Court and are reasonably necessary for the proper implementation of the Scheme, and, subject to receipt of the Court Order, take all such steps, insofar as lies within their power, as are reasonably necessary or desirable in order to implement the Scheme;

(l)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by Target or its Representatives in connection with the Acquisition; and

(m)

take such other steps as are reasonably required of it for the proper implementation of the Scheme in accordance with the Timetable, including those required of it pursuant to this Agreement in connection with Completion.

3.3	Mutual responsibilities of the Parties

(a)

If any of the Parties become aware of any information that, under the Irish Takeover Rules, the Securities Act. the Exchange Act, the Act or other applicable Law is required to be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement (or any Takeover Offer Document), then the Party becoming so aware will promptly inform the other Parties of such information and the Parties will co-operate in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or High Court and, if required, in mailing such amendment or supplement to Target Shareholders and, for information only, if required, to the Target Equity Award Holders.

(b)

Each Party will take, or cause to be taken, all actions, and do, or cause to be done, and assist and co-operate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, the Scheme and the Acquisition) as promptly as practicable, including those required of it under Clause 8 in connection with Completion.

(c)	Each of the Parties shall use all of their commercially reasonable endeavours to:

(i)

as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition required of them under the Takeover Rules and/or the Act, the High Court, and any applicable legal or regulatory requirement (including any legal or regulatory requirement of any Relevant Authority); and

(ii)

execute or deliver any additional instruments as are reasonably required of it and are necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement (including the Scheme and the Acquisition).

(d)	Each of the Parties shall, save where prohibited by applicable Law or by the rules or regulations of any Relevant Authority:

(i)

promptly advise the other Parties of any material written communication received by it, or by any of its Subsidiaries or their Representatives, from any Relevant Authority or third party whose consent or approval is required for consummation of the Transactions contemplated by this Agreement;

(ii)

to the extent practicable, not participate in any substantive meeting or discussion with any Relevant Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Transactions contemplated by this Agreement unless it consults with the other Parties in advance, and, to the extent permitted by such Relevant Authority, give the other Parties the opportunity to attend such meeting or discussion, as the case may be and in any event to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC, the Panel or the High Court, so long as not otherwise prohibited by the rules or regulations of any Relevant Authority, except in connection with (I) any Target Alternative Proposal or proposed Target Change of Recommendation or (II) any Bidder or Target application to or communication with the SEC, the Panel or the High Court in connection with any possible invocation of any of the Conditions, provided that in any case any relevant materials may be redacted: (x) to remove references concerning the valuation of the businesses of Target or Bidder; (y) as necessary to comply with contractual obligations or the Privacy Legal Requirements; and (z) as necessary to address reasonable privilege, confidentiality and commercial sensitivity concerns; and

(iii)

without prejudice to Clause 5.2 and so long as not otherwise prohibited by the rules or regulations of any Relevant Authority, except in connection with any Target Alternative Proposal or proposed Target Change of Recommendation, promptly provide the other Parties with copies of all material correspondence, filings and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement, the Scheme and the Acquisition, except that materials may be redacted: (i) to remove references concerning the valuation of the businesses of Target or Bidder; (ii) as necessary to comply with contractual obligations or the Privacy Legal Requirements; and (iii) as necessary to address reasonable privilege, confidentiality and commercial sensitivity concerns.

(e)

Each Party shall, as promptly as is reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent any Clearance, the filing of the Scheme Document (or any Takeover Offer Document) or the Proxy Statement, implementation of the Scheme (or Takeover Offer) or the Acquisition as the case may be and take all reasonable steps to promptly resolve any such matter.

3.4	Dealings with the Panel

(a)

Each of the Parties will promptly provide such assistance and information as may reasonably be requested by any other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme or as required to comply with the Irish Takeover Rules.

(b)

Save in each case where not reasonably practicable owing to time restraints imposed by the Panel, each of the Parties will, where possible, give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel in connection with the Acquisition or the Scheme and will keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and give such other Party the opportunity to attend such meetings and provide advance copies of all related written submissions it intends to make to the Panel and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and copies (or, where verbal, a reasonably detailed verbal or written summary of the substance of such submissions) of the Panel responses thereto, provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	by any Party, to remove references concerning the valuation of the businesses of Target or Bidder;

(ii)	as necessary to comply with legal or contractual obligations including with respect to data protection; and

(iii)

as necessary to address reasonable privilege or confidentiality concerns (provided that the redacting party will use its reasonable endeavours to cause such information to be provided in a manner that would not result in such privilege or confidentiality concerns).

(c)

Target, Bidder and Bidco each undertake, if so requested by the other Parties, to issue as promptly as is reasonably practicable its written consent to the other Parties and to the Panel in respect of any application made by Target, Bidder or Bidco, as applicable, to the Panel:

(i)

requesting a derogation from the disclosure requirements of Rule 24.4 and Rule 25.4 of the Irish Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document or the Takeover Offer Document; and

(ii)	to the extent applicable, requesting consent, or, as the case may be, a derogation from Rule 16.1 and/or Rule 16.2 of the Irish Takeover Rules.

(d)	Notwithstanding anything to the contrary in the foregoing provisions of this Clause 3.4, neither Target nor Bidder will be required to take any action under such provisions if:

(i)	such action is prohibited by the Panel;

(ii)	such action relates to a matter involving a person who has made a Target Alternative Proposal (or any Affiliate, or person Acting in Concert with such a person); or

(iii)	Target has provided a Final Recommendation Change Notice to Bidder.

(e)	Nothing in this Agreement will in any way limit the Parties’ obligations or rights under the Irish Takeover Rules.

3.5	No Scheme amendment by Target, Bidder or Bidco

Save as required by Law, the High Court and/or the Panel, Target, Bidder and Bidco will not, in each case after despatch of the Scheme Document, without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	amend the Scheme (save to reflect a Target Change of Recommendation, if applicable);

(b)

adjourn, cancel or postpone (or propose an adjournment or postponement of) the Scheme Meeting or the EGM; provided, however, that Target may, without the consent of the other Parties, adjourn, cancel or postpone the Scheme Meeting or the EGM:

(i)	in the case of adjournment, if directed by Target Shareholders to do so under the Act;

(ii)

to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document or the Proxy Statement is provided to the Target Shareholders or to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the EGM, but only for so long as the Target Board determines in good faith, after having consulted with its outside legal counsel, that such action is reasonably necessary or advisable to give Target Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated;

(iii)

if, as of, and for the avoidance of doubt not prior to, the time for which the Scheme Meeting or the EGM is scheduled (as set forth in the Scheme Document or the Proxy Statement), there are insufficient Target Shares represented (either in person or by proxy):

(A)

to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Target Shares represented to constitute a quorum; or

(B)

voting for the approval of the Scheme Meeting Resolution or the EGM Resolutions, as applicable (but only until Target determines in good faith that a meeting can be held at which there are a sufficient number of votes of holders of Target Shares to approve the Scheme Meeting Resolution or the EGM Resolutions, as applicable); or

(iv)	if this Agreement has been terminated under Clause 9;

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document); or

(d)

subject to Clause 3.6, neither Bidder nor Bidco shall exercise any of their respective rights (if any) in and, if and to the extent that any of their respective Concert Parties owns or is interested in Target Shares and insofar as lies within their respective powers, procure that each of their Concert Parties shall not exercise any of their rights (if any) to or to propose, request or otherwise attempt to:

(i)	amend the Scheme;

(ii)	adjourn, postpone or cancel (or propose an adjournment or postponement of) the Scheme Meeting or the EGM (save in respect of a Target Change of Recommendation or a Target Alternative Proposal); or

(iii)	amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.6	Switching to a Takeover Offer

(a)

Bidder and/or Bidco may elect (with the Panel’s consent, if required) to implement the Acquisition by way of a Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6, and Bidder and/or Bidco will notify Target of any such election (whether or not the implementation of any Acquisition by way of a Takeover Offer (rather than the Scheme) is subject to the consent of the Panel) made by it to implement the Acquisition by way of a Takeover Offer (rather than the Scheme).

(b)

Save where Target has issued a Final Recommendation Change Notice, if Bidder and/or Bidco elect to implement the Acquisition by way of a Takeover Offer, Target undertakes to provide Bidder and/or Bidco as soon as is reasonably practicable with all such information about Target (including directors and their Concert Parties) as may reasonably be required for inclusion in the Takeover Offer Documents and to provide all such other assistance as may reasonably be required by the Irish Takeover Rules in connection with the preparation by Bidder and/or Bidco of the Takeover Offer Documents, including access to, and ensuring the provision of reasonable assistance by, Target’s Representatives.

(c)	If Bidder and/or Bidco elects to implement the Acquisition by way of a Takeover Offer, the Parties agree:

(i)

unless otherwise set out in this Agreement, all provisions hereto relating to the Acquisition being implemented as a Scheme shall, to the extent relevant to a Takeover Offer, apply mutatis mutandis (without the need for the Parties to enter into any amendment agreement) such that the Parties’ rights and obligations under this Agreement shall be deemed to apply (insofar as possible) in a manner that is commensurate with the Acquisition being implemented by means of a Takeover Offer; and

(ii)

that the Takeover Offer Documents will contain provisions and conditions to the implementation of the Takeover Offer in accordance with and, in the aggregate, no more onerous than, the terms and conditions set out in the Rule 2.7 Announcement, the relevant Conditions and such other further terms and conditions as are agreed (including any modification thereto) between Bidder, Bidco and Target or as may be required by the Panel; provided, however, that the terms and conditions of the Takeover Offer will be at least as favourable to the Target Shareholders (except for an acceptance condition which may be set by Bidder and/or Bidco at eighty per cent (80%) of the nominal value of the Target Shares to which such an offer relates as those that would apply in relation to the Scheme);

(iii)

unless the Target Board has effected a Target Change of Recommendation under Clause 5.2, to co-operate and consult in the preparation by Bidder and/or Bidco of the Takeover Offer Documents or any other document or filing which is required for the purposes of implementing the Acquisition; and

(iv)

unless the Target Board has effected a Target Change of Recommendation under Clause 5.2, to incorporate in the Takeover Offer Documents a recommendation to the holders of Target Shares from the Target Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2.

(d)	Notwithstanding any Target Change of Recommendation, if Bidder and/or Bidco elect to implement the Acquisition by way of a Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)

to prepare and file with, or submit to, to the extent necessary, the Panel, the SEC and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto under the Irish Takeover Rules, the Securities Act, the Exchange Act or otherwise required by Law, and to make any applications or initiate any appearances that may be required by or desirable to the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme, and each Party will have reasonable opportunities to review and comment on all such documents, amendments and supplements;

(ii)

to provide the other Party with any comments received from the SEC, the Panel or the High Court on any documents filed by it with the SEC, the Panel or the High Court promptly after receipt thereof, other than with respect to any such documents to the extent related to a Target Alternative Proposal;

(iii)

to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC, the Panel or the High Court and, except to the extent prohibited by the SEC, the Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Target Alternative Proposal; and

(iv)	to promptly use all reasonable endeavours to discontinue any High Court proceedings relating to the Scheme including ensuring:

(A)	the cancellation or indefinite postponement (as the case may be) of the Scheme Meeting before it is commenced; and

(B)	that the Scheme Meeting Resolution is not put to a vote of Target Shareholders.

(e)

If the Takeover Offer becomes unconditional in all respects (within the meaning of the Irish Takeover Rules), Bidder and/or Bidco will use commercially reasonable endeavours to effect as promptly as reasonably practicable, a compulsory acquisition of any Target Shares under Chapter 2 of Part 9 of the Act not acquired in the Takeover Offer for the same consideration per Target Share as under the Takeover Offer.

(f)

Save as provided in Clause 5.2, except as may be required by the Irish Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Agreement will require Target to provide Bidder and/or Bidco with any information with respect to, or to otherwise take or fail to take any action in connection with Target’s consideration of, or response to, any Target Alternative Proposal.

3.7	De-listing

The Target shall cause its securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

4.	TARGET SHARE PLANS AND AMENDMENT OF CONSTITUTION

4.1	The Target Equity Awards

(a)	Target Options

Each Target Option that is outstanding as of immediately prior to the Effective Time (whether or not vested) shall, as of the Effective Time, by virtue of the occurrence of the Effective Time and without any further action on the part of the holder thereof, Bidder, Bidco or Target, be cancelled and converted into the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Target Shares subject to such Target Option immediately prior to the Effective Time, multiplied by (ii) the sum of (A) the Consideration minus (B) the exercise price payable per Target Share under such Target Option, which amount shall be paid in accordance with Clause 8.4 (the “Option Consideration”); provided that, if the result of such calculation provides a negative figure, no Option Consideration will be payable in respect of that Target Option. No holder of a Target Option that has an exercise price per Share that is equal to or greater than the Consideration shall be entitled to any payment with respect to any such cancelled Target Option before or after the Effective Time, and any such Target Option shall be cancelled and shall cease to exist as of the Effective Time and no consideration shall be delivered in exchange therefor.

(b)	Target RSUs

Each Target RSU Award that is outstanding as of immediately prior to the Effective Time (whether or not vested) shall, by virtue of the occurrence of the Effective Time and without any further action on the part of the holder thereof, Bidder, Bidco, or the Target, be cancelled and converted into the right to receive a cash amount, without interest, equal to (a) the total number of Target Shares subject to such Target RSU Award immediately prior to the Effective Time multiplied by (b) the Consideration, which amount shall be paid in accordance with Clause 8.4 (the “RSU Cash Consideration”).

4.2	Further Actions

Prior to the Effective Time, the Target Board (or, if appropriate, any committee thereof administering the Target Share Plans) shall take all actions, including by adopting any resolutions, obtaining any consents or approvals or otherwise, reasonably necessary to effectuate the transactions contemplated by this Clause 4. Target shall provide that, on and following the Effective Time, no holder of any Target Options or Target RSUs shall have the right to acquire any equity interest in Target (as any successor in interest) in respect thereof and each Target Benefit Plan shall terminate as of the Effective Time.

4.3	Amendment of Target Articles

Target will procure that a resolution is put to Target Shareholders at the EGM proposing that the Target Articles be amended so that any Target Shares allotted prior to the Scheme Record Time will be subject to the terms of the Scheme and any Target Shares allotted after the Scheme Record Time will be acquired by Bidco for the same Consideration per Target Share as shall be payable to Target Shareholders by Bidco under the Scheme on the basis that such Consideration shall become payable in respect of each Target Share within fourteen calendar days following the allotment of such Target Share.

5.	TARGET CONDUCT

5.1	Conduct of business by Target

(a)	At all times from the execution of this Agreement until the earlier of:

(i)	the Effective Time;

(ii)	the date, if any, on which this Agreement is terminated under Clause 9; and

(iii)

the date, if any, on which the Scheme or Takeover Offer (as the case may be) lapses or is withdrawn (provided that a switch from a Scheme to a Takeover Offer or from a Takeover Offer to a Scheme, in each case in accordance with the terms of this Agreement, shall not amount to a lapse or withdrawal for the purposes of this Clause 5.1(a)(iii)) or Bidder or Bidco otherwise announce or determine that they will not proceed with the Acquisition (whether by Scheme or Takeover Offer), except as may be required by applicable Law, or as expressly contemplated or as expressly permitted by this Agreement or the Rule 2.7 Announcement, or as Disclosed, or to the extent Bidder has given its prior written consent, Target will and will use all reasonable efforts to cause its Subsidiary to, conduct its business in the ordinary course of business consistent with the Wind-Down Process (subject to the restrictions set out in Schedule 2).

(b)	Target covenants with Bidder and Bidco in the manner set forth in Schedule 2.

5.2	Non-solicitation

(a)

Subject to any actions which Target is required to take so as to comply with the requirements of the Irish Takeover Rules, Target agrees that from the date of this Agreement neither it nor any member of the Target Group shall, and that it will use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Target not to, directly or indirectly:

(i)

solicit, initiate or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing non-public information to any person in connection with) the submission of any Target Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Target Alternative Proposal, save as required to ensure compliance with Rule 20.3 and 23.1 of the Irish Takeover Rules;

(ii)

prior to receipt of any Target Alternative Proposal, enter into, continue or participate in any discussions or negotiations regarding a Target Alternative Proposal with, or, save as required by Law or Rule 20.3 of the Irish Takeover Rules, furnish any non-public information regarding Target or its Subsidiary to, or afford access to the business, properties, assets, personnel, books or records of the Target or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any person that has made, that would reasonably be expected to make or, to the Knowledge of Target, is considering, formulating or intending on making a Target Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Target Alternative Proposal, except to notify such person as to the existence of this Clause 5.2; or

(iii)	expressly waive, terminate, amend or modify any provision of any “standstill” or similar obligation of any person with respect to any member of the Target Group,

provided that Target will not be (A) prohibited from permitting any person to make a Target Alternative Proposal privately to the Target Board (or any committee of the Target Board) or (B) required to take, or be prohibited from taking, any action otherwise prohibited or required by sub-Clauses (i) or (ii) of this Clause 5.2(a) if the Target Board determines, in good faith (after consultation with its outside legal counsel), that failure to take such action or permit such inaction would be inconsistent with the members of the Target Board’s fiduciary duties under applicable Law.

(b)

Target shall, and will cause its Subsidiary and their respective Representatives and will use all reasonable endeavours to cause its and their Concert Parties to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Target Alternative Proposal and, subject to its obligations under the Irish Takeover Rules, immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(c)

Notwithstanding the limitations set forth in Clauses 5.2(a) and (b), if Target receives a Target Alternative Proposal which did not or does not result from a breach (except in de minimis respects) of Clauses 5.2(a) and (b), Target may take any or all of the following actions:

(i)	contact the person who makes such Target Alternative Proposal (the “Proposer”) to understand the terms and conditions of any such Target Alternative Proposal;

(ii)

furnish non-public information to the Proposer and any persons Acting in Concert with the Proposer, their respective potential financing sources and Representatives (provided that all such information has previously been provided to Bidder or is provided to Bidder concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Target receives from the Proposer an executed confidentiality agreement, or as of the date of this Agreement the Proposer is party to such a confidentiality agreement, containing terms no less restrictive on the Proposer than the terms in the Confidentiality Agreement are restrictive on Bidder and Bidco; provided, however, that if such confidentiality agreement is executed after the date of this Agreement, such confidentiality agreement will permit Target to disclose all information contemplated by Clause 5.2(d) to Bidco; and

(iii)	engage in discussions or negotiations with the Proposer (and such other persons) with respect to such Target Alternative Proposal,

provided that Target will not be permitted to take the action set forth in sub-Clauses 5.2(c)(ii) or 5.2(c)(iii) unless the Target Board has determined in good faith (after consultation with Target’s financial advisers and outside legal counsel) that such Target Alternative Proposal is, or could reasonably be expected to lead to, a Target Superior Proposal.

(d)

Subject to any actions which Target is required to take in order to comply with the Irish Takeover Rules, and provided the terms of any confidentiality agreement entered into by it with the Proposer prior to the date of this Agreement do not prohibit it from doing so (and Target has received advice from its outside legal counsel to that effect), Target will promptly (and in any event within 48 hours of receipt of any Target Alternative Proposal) notify Bidder of the receipt of any Target Alternative Proposal and will indicate the material terms and conditions (including, without limitation, price per share offered and form of consideration) of such Target Alternative Proposal to Bidder, provided, however, that Target will not be required to notify Bidder of the identity of the Proposer, and thereafter will promptly keep Bidder reasonably informed of any material change to the terms of any such Target Alternative Proposal. Subject to any obligations of Target under the Irish Takeover Rules, Target will not, and will cause its Subsidiary not to, enter into any confidentiality agreement with any person following the date of this Agreement that prohibits Target from providing such information to Bidder or complying with its obligations to Bidder under this Agreement.

(e)	Except as set forth in Clause 5.2(f) and until satisfaction of the steps set out in Clause 5.2(f), neither the Target Board nor any committee of the Target Board shall:

(i)

withdraw (or modify in any manner adverse to Bidder or Bidco), or propose publicly to withdraw (or modify in any manner adverse to Bidder or Bidco), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iv), as applicable;

(ii)	fail to include the Scheme Recommendation in the Scheme Document or the Proxy Statement;

(iii)	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Target Alternative Proposal;

(iv)

cause or allow any member of the Target Group to execute or enter into any agreement in relation to a Target Alternative Proposal, other than as contemplated by Clause 9.1(a)(ii)(B) or a confidentiality agreement referred to in Clause 5.2(c); or

(v)

fail to reaffirm the Scheme Recommendation in a statement complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to a Target Alternative Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Target Alternative Proposal under Rule 14d-9 or Rule 14e-2(a),

(any of the foregoing actions in this Clause 5.2(e) being a “Target Change of Recommendation”), it being agreed that the provision by Target to Bidder or Bidco of notice or information in connection with a Target Alternative Proposal or Target Superior Proposal as required or expressly permitted by this Agreement will not, in and of itself, constitute a Target Change of Recommendation.

(f)	If the Target Board has concluded, in good faith (after consultation with its outside legal counsel and financial advisers) that:

(i)	the relevant Target Alternative Proposal constitutes a Target Superior Proposal; and

(ii)	that the failure to make a Target Change of Recommendation would be inconsistent with the Target Directors’ fiduciary duties under applicable Law,

Target will provide a written notice to Bidder (a “Superior Proposal Notice”) advising Bidder that Target has received a Target Alternative Proposal and specifying the material terms of such Target Alternative Proposal, and such other information with respect thereto required by Clause 5.2(d) and including written notice of the determination of the Target Board that such Target Alternative Proposal constitutes a Target Superior Proposal. For a period of four days following the time of delivery to Bidder of the Superior Proposal Notice (as it may be extended under the last sentence of this Clause 5.2(f), the “Notice Period”), Bidder will have the opportunity to discuss in good faith the terms and conditions of this Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that the relevant Target Alternative Proposal no longer constitutes a Target Superior Proposal (a “Revised Acquisition”). If, following the expiration of such Notice Period, the Target Board has determined in good faith (after consultation with its outside legal counsel and financial advisers) that the relevant Target Alternative Proposal continues to constitute a Target Superior Proposal, taking into account all changes proposed in writing by Bidder during the Notice Period, the Target Board will provide a further written notice to Bidder to such effect (a “Final Recommendation Change Notice”). If, during the Notice Period any material revision is made to the financial terms or other material terms and conditions of the relevant Target Alternative Proposal in writing, Target shall, promptly following each such revision, deliver a new Superior Proposal Notice to Bidder and comply with the requirements of this Clause 5.2(f) with respect to such new Superior Proposal Notice, except that the Notice Period will be the greater of two Business Days and the amount of time remaining in the initial Notice Period. Notwithstanding any Final Recommendation Change Notice,

unless this Agreement has been terminated in accordance with Clause 9, the Target shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for the purposes of obtaining the approval of the Resolutions by the requisite majorities of Target Shareholders, and nothing contained herein shall be deemed to relieve the Target of such obligation.

(g)

Nothing contained in this Agreement will prohibit or restrict Target, the Target Board or any committee of the Target Board from making any disclosure to Target Shareholders required by Law or which, in the good faith opinion of the Target Board (after consultation with its outside legal counsel), is required in order to discharge the Target Board’s fiduciary duties, provided that, to the extent any such disclosure is made which constitutes a Target Change of Recommendation the relevant provisions of this Clause 5 shall apply.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Bidder and Bidco representations and warranties

Bidder and Bidco hereby undertake, represent and warrant to Target as follows:

(a)	Bidder and Bidco are each duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation;

(b)	Bidder and Bidco each have the requisite power and authority to enter into this Agreement, to publish the Rule 2.7 Announcement and to consummate the Transactions contemplated hereby;

(c)	this Agreement is binding on Bidder and Bidco in accordance with its terms;

(d)	the execution and delivery of, and performance of its obligations under this Agreement will not:

(i)	result in a breach of any provision of the Organisational Documents of Bidder or Bidco;

(ii)

result in a breach of, or default under, any material Contract to which Bidder or Bidco is a party or by which Bidder or Bidco is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect;

(iii)	result in a breach of any order, judgment or decree of any court or Relevant Authority to whose jurisdiction Bidder or Bidco is subject; or

(iv)

require any action by or in respect of Clearances of or filings with any Governmental Entity other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, if necessary, (F) any applicable requirements of other Antitrust Laws of any Specified Jurisdiction, if necessary, and (G) any applicable requirements of the Nasdaq, the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.

(e)

The information relating to Bidder, Bidco and the Bidder Group and their respective directors, officers and employees to be contained in the Rule 2.7 Announcement, the Scheme Document, the Proxy Statement and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with or furnished to the High Court or under the Act and/or the Irish Takeover Rules, in connection with this Agreement will not, on the date the Rule 2.7 Announcement, the Proxy Statement, the Scheme Document or the Takeover Offer Documents or such other documents, as applicable, are first despatched or disseminated to Target Shareholders, at the time of the Scheme Meeting and the EGM and at the time of filing of any such documents before the High Court, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Rule 2.7 Announcement, the Proxy Statement, the Scheme Document (including in each case any amendments or supplements thereto), any documents filed with the High Court and any related filings for which the directors of Bidder and Bidco are responsible under the Irish Takeover Rules, the Act and/or applicable Law will comply in all material respects with the requirements of the Irish Takeover Rules, the Act and relevant applicable Laws.

(f)

So far as each of Bidder and Bidco are aware having made reasonable enquiries as at the date of this Agreement, none of Bidder, Bidco, any member of the Bidder Group or any person Acting in Concert with Bidder or Bidco has any interest in Target Shares.

(g)

From the date of this Agreement to and including the Completion (or if earlier, the termination of this Agreement pursuant to and in accordance with Clause 9), Bidder and Bidco shall have, at all times (without duplication), sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Bidder and Bidco to make all required payments of Consideration payable on Completion of the Transactions.

(h)

Notwithstanding anything contained in this Agreement to the contrary, the obligations of Bidder and Bidco under this Agreement, including their obligations to consummate the Transaction, are not conditioned in any manner upon the Bidder and/or Bidco obtaining any financing.

(i)

As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Bidder, threatened in writing against or affecting Bidder, any of its Subsidiaries, any present or former officers, directors or employees of Bidder or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Bidder or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity (i) that has been or would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect or (ii) that would in any manner challenge or seek to prevent, enjoin or alter any of the other Transactions. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Bidder, threatened in writing against or affecting Bidder, any of its Subsidiaries, any present or former officers, directors or employees of Bidder or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Bidder or any of its Subsidiaries, that has been or would reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect.

6.2	Target representations and warranties

Except as Disclosed (it being agreed that disclosure of any item in any clause of the Target Disclosure Schedule shall be deemed disclosure with respect to any other sub-Clause of this Clause 6.2 to which the relevance of such item is reasonably apparent on its face), Target represents and warrants to Bidder and Bidco as follows:

Qualification, Organisation, Subsidiaries etc.

(a)

Each of Target and its Subsidiary (i) is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation (except to the extent such concept is not applicable under applicable Law of such entity’s jurisdiction of incorporation or organisation, as applicable), (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (ii) and (iii), where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(b)

Target has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Target Articles as amended to the date hereof. The Target Articles are in full force and effect and Target is not in violation of the Target Articles. Target has made available to Bidder true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of Target’s shareholders, the Target Board and each committee of the Target Board held between the Separation Date and April 1, 2025.

(c)

All the issued and outstanding shares or shares of capital stock of, or other equity interests in, the Target’s Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly by Target free and clear of all Encumbrances, other than Target Permitted Encumbrances, and free of pre-emptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under applicable Law or under the organizational documents of the Subsidiary). Except in respect of its Subsidiary, Target does not own, directly or indirectly, any shares, shares of capital stock or other equity or voting interests in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any person.

Capital.

(d)

The authorised capital of Target consists of €25,000 and US$5,000,000 divided into (i) 450,000,000 ordinary shares, nominal value $0.01 per share (the “Target Shares”), (ii) 50,000,000 preferred shares, nominal value $0.01 per share (“Target Preferred Shares”) and (iii) 25,000 deferred ordinary shares, nominal value €1.00 per share (“Target Deferred Shares”). As of the close of business on August 18, 2025 (the “Target Capitalisation Date”), (A)

17,324,771 Target Shares were issued and outstanding, (B) (i) no Target Shares were held in treasury and (ii) no Target Shares were held by the Subsidiary, (C) 3,307,286 Target Shares were reserved for issuance pursuant to the Target Equity Awards (the “Target Equity Shares”), and (D) no Target Preferred Shares or Target Deferred Shares were issued or outstanding. All the outstanding Target Shares are, and all Target Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights (other than any statutory pre-emptive rights granted under the Act). As of the Effective Date, the Target Board (or, if appropriate, any committee thereof administering the Target Share Plans) has taken all actions, including by adopting any resolutions, obtaining any consents or approvals or otherwise, reasonably necessary to effectuate the transactions contemplated by Clause 4 of this Agreement.

(e)

Except as set forth in Clause 6.2(d) above, as of the date hereof: (A) Target does not have any shares of capital in issue or outstanding other than Target Shares that have become outstanding after the Target Capitalisation Date, but were reserved for issuance as set forth in Clause 6.2(d) above, and (B) below except as disclosed in the Target Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Target or the Subsidiary is a party obligating Target or the Subsidiary to:

(i)

issue, transfer or sell any shares in the capital or other equity interests of Target or the Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Target or its Subsidiary);

(ii)	grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment;

(iii)	redeem or otherwise acquire any such shares in its capital or other equity interests; or

(iv)

provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Target or the Subsidiary.

(f)

Neither Target nor its Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Target Shareholders on any matter.

(g)

There are no voting trusts or other agreements or understandings to which Target or its Subsidiary is a party with respect to the voting of the shares in the capital or other equity interest of Target or its Subsidiary.

(h)

Clause 6.2(h) of the Target Disclosure Schedule sets forth a true and complete list of each Target Option, Target RSU Awards or Target Equity Award (as applicable) outstanding as of the Target Capitalisation Date that includes (A) the number of Target Shares underlying such Target Option, Target RSU Awards or Target Equity Award (as applicable) (B) the exercise price of each such Target Option, and (C) the vesting schedule of each such Target Option, Target RSU Awards and Target Equity Award that is unvested as of such date (including any acceleration provisions thereof).

Corporate Authority Relative to this Agreement; No Violation.

(i)

Target has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of this Agreement) to receipt of the Target Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Target Board and, except for (A) the Target Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Target are necessary to authorise the consummation of the transactions contemplated hereby and thereby. On or prior to the date hereof, the Target Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Target and the Target Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the Target Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6(c)(iii). This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding agreement of the Bidder and Bidco, constitutes the valid and binding agreement of Target, enforceable against Target in accordance with its terms.

(j)

Other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Irish Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, if necessary, (F) any applicable requirements of other Antitrust Laws of any Specified Jurisdiction, if necessary, (G) any applicable requirements of the Nasdaq and (H) the other Clearances set forth on Clause 6.2(j) of the Target Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authorities is necessary, under applicable Law, for the consummation by Target of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. No power capable of being exercised under Articles 17.1-17.4 or 190 of the articles of association of Target has been exercised.

(k)

The execution and delivery by Target of this Agreement do not, and, except as described in Clause 6.2(j), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Target or the Subsidiary or result in the creation of any Encumbrances or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Target or the Subsidiary, other than Target Permitted Liens, or of Bidder or any of Bidder’s subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Target (including the Target Articles) or the Subsidiary or (C)

conflict with or violate any Laws applicable to Target or the Subsidiary or any of their respective properties or assets, other than, in the case of Sub-Clauses (A) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Reports and Financial Statements.

(l)

Since the First Filing Date through the date of this Agreement, Target has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Target SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Target SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(m)

As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to Target SEC Documents. To the knowledge of Target, none of Target SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(n)

Except as set forth on Clause 6.2(n) of the Target Disclosure Schedule, Target has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Target Shares on Nasdaq. Target has not disclosed any unresolved comments in the Target SEC Documents. Target is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(o)

There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Target, the Target Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(p)

The consolidated financial statements (including all related notes and schedules) of Target included in the Target SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Target and its Subsidiary, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Target and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable Law (including any applicable legal and accounting requirements) and reflect only actual transactions.

Internal Controls and Procedures.

(q)

Target has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f) respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Target’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Target in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC. Target’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies, procedures and agreements that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Target, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Target are being made only in accordance with authorisations of management and directors of Target, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Target’s assets that could have a material effect on its financial statements.

No Undisclosed Liabilities.

(r)

Except (i) as disclosed, reflected or reserved against in Target’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the Target SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2024 or in connection with the Wind-Down Process, (iii) as expressly permitted or contemplated by this Agreement, (iv) for liabilities which have been discharged or paid in full in the ordinary course of business or in connection with the Wind-Down Process and (v) for performance under Contracts binding upon Target or its Subsidiary, neither Target nor its Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Material Adverse Effect. Neither Target nor its Subsidiary are, or since the Separation Date have been, party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Compliance with Law; Permits.

(s)

Target and the Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to Target, the Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(t)

Target and the Subsidiary are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Target and the Subsidiary to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Target Permits”), except where the failure to have any of the Target Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. All Target Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(u)

Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in these sub-Clauses (s) to (u) in respect of the matters referenced in sub-Clause (q), sub-Clauses (jj) to (mm), or sub-Clauses (fff) to (iii), or in respect of environmental, Tax, employee benefits or labour Law matters.

Environmental Laws and Regulations.

(v)

Except as has not had, individually or in the aggregate, a Target Material Adverse Effect: (a) since the Separation Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of Target, threatened by any Relevant Authority or other person relating to Target or its Subsidiary that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and (b) Target and its Subsidiary are, and since the Separation Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. Target has no liability under any Environmental Law which will result or would reasonably be expected to result in a Target Material Adverse Effect.

Employees and Employee Benefit Plans.

(w)

Clause 6.2(w) of the Target Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Target Benefit Plan. For each material Target Benefit Plan, Target has made available to Bidder a copy of such plan (or a description, if such plan is not written) and all material amendments thereto, together with a copy of (if applicable) (i) any related trust, insurance or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements in connection with each such Target Benefit Plan, and (vi) all material correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Relevant Authority during the past year.

(x)

No member of the Target Group sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last three years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, or incurred any liability under Title IV of ERISA that has not been paid in full.

(y)

Each Target Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favourable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, to the effect that such Target Benefit Plan is qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of Target, no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(z)

Except as has not had, individually or in the aggregate, a Target Material Adverse Effect, (i) each Target Benefit Plan has been maintained in compliance in all material respects with its terms and all applicable Law, including ERISA and the Code, and (ii) each Target Benefit Plan which is required to be funded is funded in all material respects in accordance with its terms and all applicable Laws and generally accepted actuarial principles and practices. No claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or, to Target’s knowledge, is threatened against, any Target Benefit Plan before any Governmental Entity, including the IRS, the Department of Labor or the PBGC.

(aa)

Except as provided under this Agreement or pursuant to applicable Law, or disclosed in the Target Disclosure Schedule, with respect to each director, officer, employee or other service provider (including each former director, officer, employee or other service provider) of the Target Group, the consummation of the Transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Target Benefit Plan, (iii) contractually limit or restrict the right of any member of the Target Group or, after the Completion, any member of the Bidder Group to merge, amend or terminate any Target Benefit Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(bb)

No member of the Target Group has any current or projected liability for, and no Target Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar welfare-type benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Target Group (other than coverage mandated by applicable Law (including Section 4980B of the Code), coverage for which the individual pays the full cost, or coverage through the end of the month in which the individual’s employment terminates).

(cc)	No member of the Target Group has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person under Section 409A or 4999 of the Code.

(dd)

Each Target Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Target Benefit Plan is, or to the knowledge of Target, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(ee)

With respect to any Target Benefit Plan for the benefit of Target Employees or dependents thereof who perform services or who are employed outside of the United States subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”), except as has not had, individually or in the aggregate, aTarget Material Adverse Effect: (i) if required to have been approved by any non-U.S. Relevant Authority (or permitted to have been approved) to obtain any beneficial Tax status, such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Target, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if required to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Target Group by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Plan (if any) accurately reflect such Non-U.S. Plan’s liabilities.

Absence of Certain Changes or Events.

(ff)

Since December 31, 2024, through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement and the implementation of the Wind-Down Process, the businesses of Target and its Subsidiary have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since December 31, 2024, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(gg)	Since June 30, 2025, through the date of this Agreement, Target has conducted its business in accordance with the Wind-Down Process, and during such period there has not been:

(i)

except for any transactions under the Target Share Plans, any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, shares, equity securities or property) in respect of, any shares of Target (except for shares of Target from terminated employees, directors or consultants of Target);

(ii)

any split, combination or reclassification of any shares of Target or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target;

(iii)

any change in accounting methods, principles or practices by Target (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(iv)

any sale, lease (as lessor), exclusive license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Encumbrance imposed upon (other than a Permitted Encumbrance), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to Target except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which Target is a party made available to Bidder and in effect prior to June 30, 2025 and (C) in accordance with the Wind-Down Process;

(v)

except as set forth on Clause 6.2(gg)(v) of the Target Disclosure Schedule, any sale, assignment, lease, exclusive license, transfer or other disposition of, pledge, encumbrance or other Encumbrance imposed upon (other than a Permitted Encumbrance), or permitting to lapse or abandonment of, any Intellectual Property Rights owned by Target that is material, individually or in the aggregate, to Target;

(vi)

any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person (other than Target);

(vii)

in each case with respect to Target or any of its Subsidiaries: any filing of or change to a material Tax election, any change to an annual Tax accounting period or any adoption of or change to a material method of Tax accounting, any filing of an amended material Tax Return, any failure to timely file any material Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any material amount of Taxes that is due and owing by Target or any of its Subsidiaries, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund, any consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), any grant of any power of attorney with respect to material Taxes, or any entry into any Tax Sharing Agreement;

(viii)

any Contract to which Target or its Subsidiaries are a party that (A) materially restricts the ability of Target or its Affiliates, including following the Completion, Bidder and its Affiliates (other than in the case of Bidder and its Affiliates, due to the operation of Contracts to which Bidder or any of its Affiliates is a party prior to the Completion) to compete in any business or with any person in any geographical area, (B) requires Target or its Affiliates, including following the Completion, Bidder and its Affiliates (other than, in the case of Bidder and its Affiliates, due to the operation of Contracts to which Bidder or any of its Affiliates is a party prior to the Completion) to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of Target or its Affiliates), marketing or distribution rights with respect to Target’s products, (D) requires Target or its Affiliates to purchase a minimum quantity of goods or supplies relating to any Target product in favor of any third party, or (E) obligates Target or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(ix)

any Contract to which Target or its Subsidiaries are a party with any academic institution or Governmental Entity that provides for the provision of funding to Target or its Subsidiaries for research and development activities involving the creation of any material Intellectual Property Rights for Target or its Subsidiaries in respect of any Target product;

(x)

any Contract to which Target or its Subsidiaries are a party, other than with respect to any partnership that is wholly owned by Target, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which Target or its Subsidiaries have an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any person;

(xi)

any Contract between Target or its Subsidiaries and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xii)	any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against Target or its Subsidiaries;

(xiii)

except as required pursuant to the terms of any Target Share Plan in effect as of December 31, 2024, (A) any granting to any director or employee of Target of any increase in compensation, bonus, severance or termination pay, or (B) any entry by Target into any employment, consulting, severance or termination agreement with any director or any employee; in any such case of (A) or (B), other than as disclosed in Target SEC Documents or this Clause 6.2(gg)(xiii) of Target Disclosure Schedule; or

(xiv)	any agreement on the part of Target or its Subsidiaries to do any of the foregoing.

Investigations; Litigation.

(hh)

(i) There is no investigation or review pending (or, to the knowledge of Target, threatened) by any Relevant Authority with respect to Target or the Subsidiary or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceeding pending (or, to the knowledge of Target, threatened) against Target or the Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority.

Information Supplied

(ii)

The information relating to Target and its Subsidiary to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first posted to Target Shareholders or at the time of the Scheme Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Target Directors are responsible under the Takeover Rules and any related filings for which the Target Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(ii), no representation or warranty is made by Target with respect to information or statements made or incorporated by reference in the Proxy Statement which was not supplied by or on behalf of Target.

Regulatory Matters.

(jj)

Except as set forth on Clause 6.2(jj) of the Target Disclosure Schedule, (i) each of Target and its Subsidiary is in material compliance and since the Separation Date has been in material compliance with all applicable Health Laws and any implementing regulations, and, as applicable, those requirements relating to Good Manufacturing Practice, Good Laboratory Practice, Good Clinical Practice, Good Pharmacovigilance Practice, and any comparable and applicable state and foreign applicable Laws and (ii) to the knowledge of Target, neither Target nor its Subsidiary has received any written communication or has been subject to any Action (other than routine FDA inspections) since the Separation Date from a Relevant Authority that alleges that it is not in compliance with any Health Laws, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Target Material Adverse Effect. Except as set forth on Clause 6.2(jj) of the Target Disclosure Schedule, neither Target nor its Subsidiary is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.

(kk)

To the knowledge of Target, each of Target and its Subsidiary has, maintains and is operating in material compliance with all Consents of the FDA, EMA and comparable Governmental Entities which are required for the conduct of Target’s business (collectively, the “Target Health Care Permits”), and all such Target Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Target Health Care Permits has not had, individually or in the aggregate, a Target Material Adverse Effect.

(ll)

Neither Target nor its Subsidiary has had any product or manufacturing site subject to a Relevant Authority (including FDA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Relevant Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a Target product, or similar correspondence or written notice from the FDA, EMA or other Relevant Authority alleging or asserting material noncompliance with any applicable Health Laws, Target Care Permit or such requests or requirements of a Governmental Entity.

(mm)

(i) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of Target and its Subsidiary or in which any of Target and its Subsidiary, or any of Target products have participated were, and if still pending are, being conducted in accordance with all applicable Laws, including, but not limited to, the FDCA, the PHSA, and their applicable implementing regulations, and (ii) FDA has not placed any IND filed by or on behalf of Target or its Subsidiary, or clinical studies under such IND on clinical hold, or otherwise delayed, suspended, or terminated, any such IND or clinical study, and neither FDA, any applicable foreign Governmental Entity, nor any Review Board has commenced, or, to the knowledge of Target, threatened to commence, any action to place on clinical hold, or otherwise delay, suspend, or terminate, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Target or its Subsidiary.

Tax Matters.

(nn)

All Tax Returns that were required to be filed by the Target or its Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(oo)

Target and its Subsidiary, within the time and manner prescribed by applicable Law, have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of the Target and its Subsidiary;

(pp)

All Taxes due and payable by Target or its Subsidiary have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Target and its Subsidiary for all periods ending on or before the date of such financial statements.

(qq)

Neither the Target and its Subsidiary is or has never been resident for Tax purposes in any jurisdiction other than the country of its respective formation, and do not have, and have never had any permanent establishment or other taxable presence in any jurisdiction other than the country of its formation.

(rr)

No claim has been made in writing by any Relevant Authority, nor, to the Target’s knowledge, are any such claims pending or threatening to occur, in a jurisdiction where the Target or its Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(ss)

None of Target or its Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), or any similar provision of state, local or non-U.S. law.

(tt)

Neither Target nor its Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement.

(uu)

None of Target or its Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Effective Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Effective Date, (ii) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iii) prepaid amount received or deferred revenue recognized prior to Completion outside the ordinary course of business, (iv) change in method of accounting adopted prior to Completion, or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to Completion.

(vv)

The Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ww)	The Target is not (i) a “controlled foreign corporation” as defined in Section 957 of the Code, or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(xx)	There are no liens for Taxes upon any property or assets of Target or its Subsidiary, except for Target Permitted Encumbrances.

(yy)

No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Relevant Authority against Target or its Subsidiary that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP.

(zz)

There are no Tax audits or other examinations of Target or its Subsidiary and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Target or its Subsidiary (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(aaa)	Neither the Company nor its Subsidiary has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(bbb)

Neither Target nor its Subsidiary are a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between or among Target and its Subsidiary and customary commercial Contracts not primarily related to Taxes).

(ccc)

Neither Target nor its Subsidiary (i) is liable for Taxes of any other person (other than Target or its Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income Tax purposes, other than a group the common parent of which was or is Target or its Subsidiary.

(ddd)

Each of the Company and its Subsidiary has complied in all material respects relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions) and all applicable Laws relating to transfer pricing rules and regulations, including all documentation requirements.

(eee)

Notwithstanding anything herein to the contrary, this Clause 6.2(nn) contains the sole representations concerning Taxes of the Target and its Subsidiary (other than representations concerning Taxes of the Target and its Subsidiary under Clause 6.2(oo)).

(fff)

Clause 6.2(fff) of the Target Disclosure Schedule lists the Tax classification of each of the Company and its Subsidiary since its formation for U.S. federal (and applicable state, local and non-U.S.) Tax purposes.

(ggg)

Target has in place and will have in place at the Effective Date a composition agreement (the “Composition Agreement”) with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities (the “SEAS”) with The Depository Trust Company in respect of the Target Shares, and both the Composition Agreement and the SEAS are, and will on the Effective Date be, in full force and effect.

Labour.

(hhh)

Except as has not had, individually or in the aggregate, a Target Material Adverse Effect, Target and its Subsidiary are, and since the Separation Date have been, in material compliance with all applicable Laws relating to labour and employment matters, including those relating to labour management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(iii)

Neither Target nor its Subsidiary is, or from the Separation Date to the date of this Agreement has been, party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labour organization, labour union or other employee representative, and, to Target’s knowledge, from the Separation Date through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of Target or its Subsidiary. Except as has not had, individually or in the aggregate, a Target Material Adverse Effect, as of the date of this Agreement, (i) there are no Unfair Labor Practice Complaints (as defined in the National Labors Relations Act) pending or, to Target’s knowledge, threatened against Target or its Subsidiary before any National Labor Relations Board or any other Governmental Entity, and (ii) since the Separation Date there has not been, and there is, no labour strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Target’s knowledge, threatened against or affecting Target or its Subsidiary.

(jjj)

Since the Separation Date, Target and its Subsidiary have not entered into any agreement with any works council, labour union, or similar labour organization that would require Target to obtain the consent of, or provide advance notice, to such works council, labour union or similar labour organization of the transactions contemplated by this Agreement.

(kkk)	The employment of each of Target’s and any of its Subsidiary’s employees is terminable by Target or the Subsidiary at will.

(lll)

To Target’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of Target or its Subsidiary, and (ii) Target and its Subsidiary have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of Target or its Subsidiary.

(mmm)

To Target’s knowledge, as of the date of this Agreement, no officer or senior executive of Target or its Subsidiary has indicated that he or she presently intends to terminate his or her employment with Target or the Subsidiary, nor has any officer or senior executive threatened or expressed any intention to do so.

Intellectual Property; Data Privacy.

(nnn)

Except as has not had, individually or in the aggregate, a Target Material Adverse Effect and to the knowledge of Target, the operation of the business of Target or its Subsidiary as of the date hereof does not infringe, misappropriate or otherwise violate and since the Separation Date, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party.

(ooo)

All collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Target and its Subsidiary of Personal Data are and have been in compliance with all applicable Privacy Legal Requirements and Privacy Commitments. Since the Separation Date, neither Target nor its Subsidiary have received any written notice alleging any material violation by Target or its Subsidiary of any applicable Privacy Legal Requirement or Privacy Commitment, nor, to the knowledge of Target, has Target or its Subsidiary been threatened in writing to be charged with any such violation by any Governmental Entity.

(ppp)

Since the Separation Date, Target and its Subsidiary have not experienced any security breaches or incidents, unauthorized use, access or disclosure related to Personal Data in the custody or control of Target and its Subsidiary or, to the knowledge of Target, any service provider acting on behalf of Target and its Subsidiary. Since the Separation Date, no circumstance has arisen in which the applicable Privacy Legal Requirements would require Target or its Subsidiary to notify a person or Relevant Authority of a data security breach or security incident.

(qqq)

Target and its Subsidiary at all times have implemented and maintained appropriate written policies and procedures with respect to technical, organizational, administrative, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal

Data and information technology systems of Target and its Subsidiary. Since the Separation Date, there have been no security breaches in the information technology systems of Target nor any of its Subsidiary. Since the Separation Date, there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of Target or its Subsidiary.

Properties.

(rrr)

Neither Target nor its Subsidiary own, or ever has owned, any real property. Target has made available to Bidder (a) an accurate and complete list of all real properties with respect to which Target directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Target or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder.

Opinion of Financial Advisor.

(sss)

The Target Board has received the opinion of Lucid Capital Markets, LLC, dated as of August 19, 2025, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Consideration is fair, from a financial point of view, to the Target Shareholders.

Required Vote of Target Shareholders.

(ttt)	The Target Shareholder Approval is the only vote of holders of securities of Target which is required to consummate the Transactions contemplated by this Agreement.

Material Contracts.

(uuu)

Clause 6.2(bbb) of the Target Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Target or its Subsidiary is a party or by which it is bound and has ongoing obligations ((i) each such Contract listed or required to be so listed, (ii) each of the following Contracts to which Target or its Subsidiary becomes a party or by which it becomes bound after the date of this Agreement and (iii) any other Contract required to be filed by Target pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Target on a Current Report on Form 8-K, a “Target Material Contract”):

(i)

any Contract (or series of related Contracts), including any manufacturing or supply agreement currently in force (A) that requires by its terms or is reasonably likely to require the future payment or delivery of cash or other consideration by or to Target or its Subsidiary in an amount in excess of $100,000 or (B) relating to capital expenditures or commitments in excess of $100,000 in the aggregate;

(ii)

any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or securities by or from any person or any business having a value in excess of $100,000, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any equity securities of Target or its Subsidiary;

(iii)	any Contract with a Governmental Entity, including any material grant, loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Entity;

(iv)

any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset of Target or its Subsidiary) other than any Contract exclusively between or among Target and its wholly owned Subsidiary;

(v)

any material Contract with any person (A) pursuant to which Target or its Subsidiary may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Target or its Subsidiary grants to any person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Target product or any material Intellectual Property rights, other than (in respect of the foregoing (A) and (B), non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(vi)	any lease or sublease for material real or personal property;

(vii)

all material Contracts pursuant to which Target or its Subsidiary (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than licenses to commercially available software, including off-the-shelf software) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Target Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), provided that the Company shall not be required to schedule any Contract to be terminated in accordance with the contract termination schedule delivered to Bidder prior to the date hereof;

(viii)

any Contracts or other transactions with any (A) record owner, excluding employment agreements for directors and officers, or to the knowledge of Target, beneficial owner of five percent or more of the voting securities of Target, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or beneficial owner;

(ix)	each Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(x)

each Contract with any Target Associate that (A) provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Transactions or (B) that provides for annual base compensation in excess of $100,000;

(xi)

each Contract containing (A) any covenant limiting the freedom of Target or any of its Subsidiaries to engage in any line of business or compete with any person, or limiting the development, manufacture, or distribution of Target’s products or services, including any exclusive supplier or sole-source supplier arrangements limiting Target, following the Completion, and (B) any most-favored pricing arrangement;

(xii)	each Contract with any person, including any financial advisor, broker, finder, investment banker or other person, providing advisory services to Target in connection with the Transactions;

(xiii)

any other Contract that is not terminable at will (with no penalty or payment) by Target or any of its Subsidiaries, and which involves payment or receipt by Target or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate; and

(xiv)	each stockholders’, investors rights’, registration rights or similar Contract to which Target is a party (excluding Contracts governing Target Options and Target RSU Awards).

(vvv)

Each Target Material Contract is (i) a valid and binding obligation of Target or its Subsidiary (as the case may be) and, to the knowledge of Target, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against Target or its Subsidiary (as the case may be) and, to the knowledge of Target, each of the other parties thereto (in each case except for such Target Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by Target or its Subsidiary of any of the provisions thereof). To the knowledge of Target, no person is seeking to terminate, or challenging the validity or enforceability of, any Target Material Contract, except as has not had, individually or in the aggregate, a Target Material Adverse Effect. Neither Target nor its Subsidiary, nor, to the knowledge of Target, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Target nor its Subsidiary has received notice that it has violated or defaulted under, any Target Material Contract, except as would not have had, individually or in the aggregate, a Target Material Adverse Effect. Target has made available to Bidder true and complete copies of each Target Material Contract, including all amendments thereto. There are no Target Material Contracts that are not in written form.

Insurance.

(www)

Target has made available to Bidder accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Target and its Subsidiaries. Target and its Subsidiary maintain insurance coverage with reputable insurers in such amounts and covering such risks as Target reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which Target operates), is adequate for the businesses and operations of Target and its Subsidiary. Other than customary end of policy notifications from insurance carriers, since the Separation Date, neither Target nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Target and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Proceeding pending against Target or such Subsidiary for which Target or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed Target or any of its Subsidiaries of its intent to do so.

Finders or Brokers.

(xxx)

Except for Lucid Capital Markets, LLC, neither Target nor its Subsidiary has employed any investment banker, broker or finder in connection with the Transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

FCPA; Anti-Corruption; Sanctions; Export Controls.

(yyy)

Neither Target nor its Subsidiary, nor, to the knowledge of Target, any director, manager, employee, agent or representative of Target or its Subsidiary, in each case acting on behalf of Target or its Subsidiary, has, in the last five years, in connection with the business of Target or its Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(zzz)

Neither Target nor its Subsidiary nor, to the knowledge of Target, any director, manager or employee of Target or its Subsidiary, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of Target, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Target or its Subsidiary relating to applicable Bribery Legislation, including the FCPA;

(aaaa)

Target and its Subsidiary has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(bbbb)

None of Target or its Subsidiary, nor, to the knowledge of Target, any of their respective directors, managers or employees is or has been a Sanctioned Person within the last five years. Except as has not had, individually or in the aggregate, a Target Material Adverse Effect, none of Target or its Subsidiary, nor, to the knowledge of Target, any of their respective directors, managers or employees (i) has, in the last five years, engaged in direct or indirect dealings with any Sanctioned Country/Entity on behalf of Target or its Subsidiary in violation of applicable Sanctions Laws or (ii) has, in the last five years, violated, or engaged in any unlawful conduct under, any Sanctions Laws or other applicable import or export control laws, regulations, statutes, or orders, including the Export Administration Regulations and the International Traffic in Arms Regulations, nor to the knowledge of Target been the subject of an investigation or allegation of such a violation or unlawful conduct.

No Other Representations.

(cccc)

Except for the representations and warranties contained in this Agreement or in any certificates delivered by Target in connection with the Completion pursuant to Condition 4.3, Bidder acknowledges that neither Target nor any Representative of Target makes any other express or implied representation or warranty with respect to Target or its Subsidiary or with respect to any other information provided or made available to Bidder in connection with the Transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Bidder or to Bidder’s Representatives in certain “datarooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.3	Notification of breach

Each Party will notify the others promptly if such Party becomes aware of any fact or circumstance which constitutes a breach of this Clause 6 which would reasonably be expected to prevent or delay Completion.

6.4	When warranties are given

Unless otherwise specified, each representation and warranty given or made in this Agreement is given as at:

(a)	the date of this Agreement; and

(b)	any other date at which the representation or warranty is expressed to be given under this Agreement.

6.5	Bidder

Bidder undertakes to Target that it shall procure that Bidco complies with its obligations pursuant to this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Consents and regulatory approvals

(a)	The terms of the Acquisition will be set out in the Rule 2.7 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)

Subject to the terms and conditions of this Agreement the Parties agree to use their respective reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	If, at any time, any Party became aware of a fact or circumstance that could reasonably be expected to prevent any of the Conditions being fulfilled, it will promptly give notice to the other Parties.

(d)	Subject to the terms and conditions hereof, Target, Bidder and Bidco shall each use its reasonable endeavours to:

(i)

take, or cause to be taken, all reasonable actions, and do, or cause to be done, and to assist and cooperate with each other in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions contemplated hereby as promptly as practicable;

(ii)

as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to obtain all Clearances necessary to consummate the Transactions contemplated by this Agreement, including: (i) if necessary, under the HSR Act, (ii) if necessary, under any other applicable Antitrust Laws or Foreign Investment Laws, (iii) under the Takeover Rules and the Act or (iv) as required by the High Court;

(iii)	keep each other reasonably informed of all written or material oral communications to or from third parties (including any Relevant Authority) with respect to the Clearances; and

(iv)

as promptly as reasonably practicable, take reasonable actions necessary, proper and advisable to obtain from, make with or provide to any third party (including any Relevant Authority) any Clearances required to be obtained, made or provided by either Target or Bidder or any of their respective Subsidiaries in connection with the consummation of the Transactions contemplated hereby; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall either Target or Bidder or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any material fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the Transactions contemplated by this Agreement under any contract or agreement, other than customary filing or application fees to a Regulatory Authority in connection with required regulatory approvals.

(e)

Subject to the terms and conditions hereof, Target and Bidder each agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required or (which the parties acting reasonably agree) advisable in connection with the consummation of the Transactions contemplated hereby under the HSR Act and any Antitrust Laws or Foreign Investment Laws. Target and Bidder shall each provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification. Target and Bidder shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Target or Bidder in connection with proceedings under or relating to any Antitrust Law or Foreign Investment Law prior to their submission.

(f)

Subject to the provisos in Clause 7.1(e) and to the fullest extent permissible under applicable Law, Target and Bidder shall (i) promptly advise each other of (and Target and Bidder shall so advise with respect to written or material oral communications received by any Subsidiary of Target or Bidder, as the case may be) any written or material oral communication to or from any Relevant Authority in connection with the consummation of the Transactions contemplated by this Agreement; (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other in advance, and, unless prohibited by such Relevant Authority, gives the other the opportunity to attend; and (iii) promptly furnish the other or its counsel with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions contemplated by this Agreement, except that materials may be redacted, (A) as necessary to comply with contractual arrangements or address reasonable privilege or confidentiality concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (B) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either Target or Bidder to the other pursuant to this Clause 7.1(f), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. Target and Bidder may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.1(f) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the other providing such materials.

(g)

In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date on which any Clearance which is mandatory and material in the context of the Transaction is or is likely to be received, the Target and Bidder shall use their respective reasonable best efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) Condition 1 fails to be satisfied or (iii) the Scheme lapses pursuant to paragraph 8 of Appendix I to the Rule 2.7 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Target and Bidder shall (unless and until this Agreement is terminated pursuant to Clause 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in (i), (ii) or (iii) of this Clause 7.1(g) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

7.2	Directors and officers indemnification and insurance

(a)

Bidder agrees that all rights to indemnification, assistance, advancement of expenses or exculpation (including, if applicable, limitations on personal liability) existing, as of the date of this Agreement in favour of each present and former director, officer or employee of Target and its Subsidiary provided for in:

(i)	the Target’s Articles;

(ii)	the certificate of incorporation and by-laws of Target’s Subsidiary;

(iii)	any deed, contract, service letter or other agreement to which the Target and/or its Subsidiary is a party;

in respect of actions or omissions occurring at or prior to the Effective Date (including actions or omissions occurring at or prior to the Effective Date arising out of the Transactions contemplated by this Agreement and/or the Acquisition) (the “Target Existing Arrangements”) shall survive the consummation of the Acquisition and shall continue in full force and effect in accordance with their terms.

(b)

For a period of six (6) years after the Effective Date, Bidder shall maintain in effect the provisions for indemnification advancement of expenses or exculpation in the Target Existing Arrangements and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the beneficiaries thereof and shall procure that no repeal of or amendment to any of the Target Existing Arrangements shall be made which would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Date were directors, officers or employees of Target or its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Date (including actions or omissions occurring at or prior to the Effective Date arising out of the Transactions contemplated by this Agreement); provided, however, that if any claim, action, suit, proceeding, enquiry or investigation is pending, asserted or made either prior to the Effective Date or within such six (6) year period, all rights to indemnification required to be continued pursuant to this Clause 7.2(b) in respect thereof shall continue until disposition thereof (save where there has been fraud or criminality on the part of a Target Director).

(c)

Save where there has been wilful misconduct, fraud or criminality on the part of any current or former director, officer or employee of Target or its Subsidiary, Bidder undertakes not to, and shall procure that none of Bidder, Bidco, Target nor any Target Group Company shall, bring any claim, action, suit or proceedings against any current or former director, officer or employee of Target or its Subsidiary in respect of anything said, done or omitted to have been said or done by any of them in such capacity.

(d)

On or prior to the Effective Date, Target shall put in place, with respect to matters arising on or before the Effective Date, and with a cover duration of six (6) years commencing on the Effective Date, run-off directors’ and officers’ liability insurance with coverage at least equal to the coverage provided by the directors’ and officers’ liability insurance policy in effect at the date of this Agreement (the “D&O Tail Policy”) and the full costs associated with such “tail” insurance policies shall be included as Transaction Expenses.

(e)	With effect from the Effective Time, Bidder:

(i)

shall not and shall procure that Target shall not, cancel either of the policies mentioned in Clause 7.2(d) or otherwise knowingly do anything which would cause either of such policy not to remain in full force and effect; and

(ii)	shall procure that Target shall honour all of its obligations under each such policy for actions and omissions occurring at or prior to the Effective Time for the duration of their respective terms.

(f)

Target may enter into one or more agreements (in a form to be agreed between Target and Bidder each acting reasonably) with each Target Director for the purpose of conferring on each Target Director the benefit of the rights of indemnification, assistance, advancement of expenses or exculpation (including all limitations on personal liability) referred to in this Clause 7.2. The Parties agree that rights of each Target Director under such agreements shall be in addition to, and not in limitation of, any other rights such Target Director may have under any Target Existing Arrangement, any insurance policy or otherwise. The provisions of this Clause 7.2 shall survive the consummation of the Acquisition and shall not be terminated or modified in such a manner as to adversely affect any Target Director without the written consent of such affected Target Director.

(g)	If Target:

(i)	consolidates with or merges into any other corporation and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or

(ii)	transfers or conveys more than 50% of its properties and assets to any other corporation,

then, and in each such case, to the extent necessary, proper provision shall be made so that its successors and assigns shall assume the obligations set forth in this Clause 7.2.

7.3	Employment and benefit matters

(a)

Subject to compliance by Target with its obligations under paragraph 4 of Schedule 2, following the Effective Time, Bidder shall honour, or cause to be honoured, in accordance with their terms, all compensation, employment, severance, change-of-control and similar agreements to which Target is a party.

(b)

Subject to any contrary provisions in the relevant employee benefit plans and programs of Target, following the Effective Time, Bidder shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Target.

(c)

Nothing in this Agreement shall confer upon any employee of the Target Group (a “Target Employee”) any direct right of action against the Bidder or the Target or any other entity or any right to continue in the employ or service of Bidder or any of its Affiliates, or shall interfere with or restrict in any way the rights of Bidder or any of its Affiliates (including Target, following completion of the Acquisition), which rights are hereby expressly reserved, to discharge or terminate the services of any Target Employee at any time for any reason whatsoever, with or without cause, subject to applicable Law, subject to the provision of any contracts of employment of such employees.

(d)	Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.3 shall:

(i)	be deemed or construed to be an amendment or other modification of any Target Benefit Plan or other employee benefit plan;

(ii)	limit the rights of Bidder or any Affiliate (including Target, following completion of the Acquisition) to amend, modify or terminate any employee benefit plan, program, agreement or arrangement; or

(iii)

create any third party rights in any current or former service provider of Target or any of its Affiliates (or any other participants in employee benefit plans, or any beneficiaries or dependents thereof) and no person participating in any employee benefit plan maintained by Target or any of its Affiliates shall have any claim or cause of action in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

7.4	Tax Matters

(a)

Except as otherwise provided in this Agreement or in the Rule 2.7 Announcement or the Scheme Document, all stock transfer, real estate transfer, documentary, stamp, recording, excise and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Transactions, including (i) any Irish stamp duty and (ii) any Transfer Taxes which are imposed or levied as a direct result of the jurisdiction of incorporation or jurisdiction of tax residence of Bidco (“Transfer Taxes”), in excess of $60,000 shall be treated as Transaction Expenses hereunder (whether or not ultimately paid by Bidder or Bidco when due). Target hereby agrees to reasonably cooperate with Bidder and Bidco in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. Transfer Taxes shall not include any Taxes or fees based in whole or in part upon income, profits, or gain.

(b)	Bidder and its Affiliates shall not make an election under Section 338(g) of the Code (or any corresponding election under state or local Tax law) with respect to Target.

(c)

In the case of any taxable period that includes (but does not end on) the Effective Date (a “Straddle Period”), (i) the amount of any property and similar ad valorem Taxes of Target for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Effective Date and the denominator of which is the number of days in the Straddle Period, and (ii) the amount of any other Taxes of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day including the Effective Date (and for such purpose, to the extent applicable, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time). For purposes of the preceding sentence, exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the day including the Effective Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the day including the Effective Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

7.5	Section 16 Matters

Prior to the Effective Time, the Parties shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions or cancellations or deemed dispositions or cancellations of the Target Shares (including derivative securities with respect to the Target Shares) resulting from the Transactions by each individual who is a director or officer of the Target and subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.6	Transaction challenges

(a)

Target will consult and co-operate, with Bidder in Target’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between Target or any of its Affiliates and Bidder or any member of the Bidder Group) against Target, any of its Affiliates or any of their respective directors, officers or employees, and any actual or threatened complaints or challenges that may be brought in any court in Ireland (or any other jurisdiction) in connection with the Scheme (or any Takeover Offer), the Transactions or this Agreement.

(b)

Bidder will consult and co-operate with Target in Bidder’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between Bidder, or any other member of the Bidder Group, Target and any of its Affiliates) against Bidder, any of its Affiliates or any of their respective directors, officers or employees, and any actual or threatened complaints or challenges that may be brought in any court in Ireland (or any other jurisdiction) in connection with the Scheme (or any Takeover Offer), the Transactions or this Agreement.

7.7	Notification of certain matters

Bidder, Bidco and Target will each give prompt notice to the other Parties if any of the following occur after the date of this Agreement:

(a)

the receipt of any written notice by a Party from any third-party alleging that the consent or approval of such third-party is or may be required in connection with the Acquisition and/or the other Transactions and such consent could (in the good faith determination of the receiving Party) reasonably be expected to prevent or materially delay the consummation of the Acquisition and/or the other Transactions; or

(b)	receipt by a Party of any material notice or other communication from any Relevant Authority in connection with the Acquisition and/or the other Transactions.

8.	COMPLETION OF ACQUISITION

8.1	Completion Date

Completion will take place remotely on the Effective Date, which shall be not more than three (3) Business Days (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.7 Announcement and/or the Scheme Document) of all of the Conditions (“Completion”) with the exception of Condition 2.4 of Appendix I to the Rule 2.7 Announcement (delivery of the Court Order) (but subject to the satisfaction of such Condition). Target shall, promptly after receipt of the Court Order, notify Bidder of this fact and provide a certified copy of the Court Order to the Bidder.

8.2	Actions on or prior to Completion

On or prior to Completion and subject to the terms set forth herein, Target will procure that a meeting of the Target Board (or a duly authorised committee of the Target Board) is held at which resolutions are passed (conditional, in each case, on delivery of the Court Order to the Registrar of Companies occurring and the Scheme becoming effective as of the Effective Time) approving:

(a)	where the Acquisition is implemented by way of the Scheme, the registration of the transfer to Bidco of the Target Shares as provided for in the Scheme;

(b)	the resignation of such non-executive directors of Target or any other member of the Target Group as Bidder will (in its sole discretion) determine; and

(c)	the appointment of such persons as Bidder may nominate as the directors of Target or any member of the Target Group.

8.3	Action on Completion

(a)	On Completion, Target will deliver to Bidco;

(i)	a certified copy of the resolutions of the Target Board (or a duly authorised committee of the Target Board) referred to in Clause 8.2; and

(ii)

letters of resignation from the directors of Target in accordance with Clause 8.2(b) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Target or any member of the Target Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the termination of office).

(b)

Where the Acquisition is implemented by way of a Scheme, Target shall (i) cause an office copy of the Court Order to be delivered to the Companies Registration Office on the same day as the receipt by the Target of the Court Order or if such delivery is not practicable on account of the time of receipt, no later than 12 noon on the following Business Day and (ii) notify the Bidder of delivery in accordance with subsection (i) and cause an office copy of the Court Order and a copy of the receipt issued by the Companies Registration Office confirming such delivery, if any, or, in default, a confirmation of delivery by the Target’s Irish lawyers to be delivered to the Bidder promptly (and in any event within two Business Days).

(c)

Each of the Parties shall, on or prior to the Effective Date, deliver to the other Parties such other deeds, documents, consents, waivers, resolutions, and/or other things and/or take such further action(s) as may reasonably be required of it and are necessary to implement the Scheme and/or the Acquisition.

8.4	Payment of Consideration

(a)

Within 14 days following the Effective Date in accordance with the terms and conditions of the Scheme, Bidco shall, and Bidder shall procure that Bidco shall, pay the Consideration due to each Target Shareholder in respect of each Target Share held by them.

(b)

As soon as reasonably practicable after the Completion (but no later than 14 Business Days after the Effective Time), Bidder shall, or shall cause Bidco or Target to, pay through Target’s payroll the aggregate Option Consideration payable with respect to Target Options and the aggregate RSU Cash Consideration payable with respect to Target RSU Awards, in accordance with Clause 4.1 (net of any withholding Taxes as provided in Clause 2.6); provided, however, that, notwithstanding the foregoing, with respect to any Target RSU Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, payment shall be made at the earliest time permitted under the applicable Target Share Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

9.	TERMINATION

9.1	Termination

(a)

This Agreement may be terminated and the Acquisition and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Target Shareholder Approval (except in the case of Clause 9.1(a)(iii)(B)) in the following circumstances:

(i)	by either Target or Bidder:

(A)

if the Acquisition is implemented by way of the Scheme, the Scheme Meeting or the EGM have completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, are not approved by the requisite majorities of Target Shareholders (a “Non-Approval Termination”); or

(B)

if the Effective Time has not occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(i)(B) will not be available to a Party whose breach of any provision of this Agreement is the primary cause of the failure of the Effective Time to have occurred by such time (an “End Date Termination”); or

(C)

if the Acquisition is implemented by way of the Scheme, the Irish High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing within 30 days of such decision that the decision of the High Court will be appealed (it being agreed that the Target shall make such an appeal if requested to do so in writing by Bidder and the counsel appointed by Target in respect of such appeal agrees that doing so is a reasonable course of action, in which case all the provisions of Clauses 3.1, 3.2 and 3.3 shall apply to such appeal but modified as necessary to refer to the conduct of such appeal); or

(D)

by either Target or Bidder if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction has become final and non-appealable (provided that the right to terminate this Agreement under this Clause 9.1(a)(i)(D) will not be available to a Party whose breach of any provision of this Agreement has been the primary cause of such injunction) (a “Restraining Order Termination”);

(ii)	by Target:

(A)

if the Bidder or Bidco breaches or fails to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set out in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of any Condition set forth in paragraphs 1, 2, 3, or 5 and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Target thereof; or

(B)

prior to obtaining the Target Shareholder Approval, if (1) in accordance with Clause 5.2, the Target Board shall have authorized Target to terminate this Agreement under this Clause 9.1(a)(ii)(B) in response to a Target Superior Proposal and (2) substantially concurrently with such termination, in accordance with Clause 5.2, a Target Change of Recommendation shall have occurred and a definitive agreement providing for the consummation of such Target Superior Proposal is duly executed and delivered by all parties thereto and, the Target pays Bidder the Reimbursement Payments (a “Superior Proposal Termination”);

(iii)	by Bidder:

(A)

if Target shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set out in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of any Condition and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Bidder thereof (a “Target Breach Termination”); or

(B)

if, prior to the receipt of the Target Shareholder Approval, (x) a Target Change of Recommendation shall have occurred (a “Change of Recommendation Termination”) or (y) Target has breached (except in de minimis respects) any of its obligations under Clause 5.2 that is not reasonably capable of being cured by the End Date or within 15 days following written notice by Bidder thereof; or

(iv)	by mutual written consent of Target and Bidder, subject to the consent of the Panel (if required).

(b)

Save for termination of this Agreement as set out in Clauses 9.1(a)(ii)(A) and 9.1(a)(iii)(A), neither Target nor Bidder shall be entitled to terminate or rescind this Agreement as a result of any untrue statement or misrepresentation which was relied upon in entering into this Agreement. Nothing in this Clause 9.1(b) or otherwise in this Agreement shall affect either Party’s liability to the other, or the rights and remedies of either Party, in respect of any fraudulent misrepresentation.

(c)	Clause 10 (other than 10.11) and Clause 11 will survive, and continue in full force and effect, notwithstanding the termination of this Agreement.

(d)	Each Party understands and confirms that termination of this Agreement shall:

(i)	be without prejudice to the provisions of Clause 9.2 or the Confidentiality Agreement; and

(ii)	not affect the obligations of each Party to pay the costs and expenses provided in Clause 10.12.

9.2	Certain Effects of Termination

(a)

Subject to Clause 9.2(c), in the event of a Payment Event, the Target shall reimburse Bidder for the Reimbursement Amount (the “Reimbursement Payment”) in immediately available funds within seven days following the Target’s receipt of invoices or written documentation supporting Bidder’s request for a Reimbursement Payment. The Reimbursement Amount will be exclusive of any VAT incurred by Bidder or its Subsidiary attributable to third party costs other than Irrecoverable VAT incurred by Bidder or its Subsidiary.

(b)	The “Payment Events” means where the Parties have issued the Rule 2.7 Announcement and this Agreement is terminated in accordance with Clause 9.1:

(i)	by Bidder pursuant to a Change of Recommendation Termination;

(ii)	by Target pursuant to a Superior Proposal Termination; or

(iii)	all of the following occur:

(A)

this Agreement is terminated (x) by Bidder pursuant to a Target Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement described in Clause 9.1(a)(iii)(A) that first occurred following the making of a Target Alternative Proposal of the type referenced in the following sub-Clause (B), or (y) by Bidder or Target pursuant to a Non-Approval Termination but if such termination is by Target at such time Bidder would be permitted to terminate this Agreement;

(B)

prior to the Scheme Meeting, a Target Alternative Proposal was publicly disclosed or announced and not withdrawn (or, in the case of a Target Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement, was made publicly or privately to the Target Board), or any person shall have publicly announced an intention (whether or not conditional) to make a Target Alternative Proposal that has not been withdrawn (it being understood that, for the purposes of this Clause 9.2(b)(iii)(B) each reference to 20% set forth in the definition of Target Alternative Proposal will be deemed to refer to 50%); and

(C)

(x) a Target Alternative Proposal is consummated within 12 months after such termination, or (y) a definitive agreement providing for a Target Alternative Proposal is entered into within 12 months after such termination and is subsequently consummated.

(c)

The Parties acknowledge and agree that in no event will Target be required to pay the Reimbursement Payment on more than one occasion, whether or not the Reimbursement Payment may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Subject to Clause 10.2(d)(i), the Parties agree that the total amount payable to Bidder by the Target by way of any Reimbursement Payment shall not, in any event, exceed the Cap.

(d)

Bidder and the Target consider that any amounts payable under this Clause 9.2 do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Reimbursement Payment should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Relevant Authority). If and to the extent that any applicable Relevant Authority determines that any Reimbursement Payment is consideration for a taxable supply and that the Target (or any member of a VAT Group of which the Target is a member) is liable to account to a Relevant Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT, then:

(i)

the sum of the total amount payable by the Target by way of any Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the Reimbursement Payment is consideration (“Target Irrecoverable VAT”), shall not exceed the Cap and the total amount of the Reimbursement Payment shall be reduced to ensure such;

(ii)

to the extent that the Target has already paid amounts in respect of any Reimbursement Payment the sum of which, when combined with any Target Irrecoverable VAT, exceeds the Cap, Bidder shall repay to Target, by way of a reduction in the amount of the Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining Reimbursement Payment combined with any Target Irrecoverable VAT arising in connection with such does not exceed the Cap; and

(iii)

the Target shall (and shall procure that any applicable member of the Target Group shall) accommodate any reasonable action that Bidder requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Relevant Authority that any Reimbursement Payment is consideration for a taxable supply for VAT purposes and/or that Target or any member of a VAT Group of which the Target is a member is liable to account to the applicable Relevant Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT.

(e)

If the Reimbursement Payment is reduced in accordance with Clause 9.2(d) and the Target (or any member of a VAT Group of which the Target is a member) subsequently becomes entitled to recover all, or any part, of the Target Irrecoverable VAT amount as originally applied to the calculation in accordance with Clause 9.2(d) whether by way of credit or refund from the applicable Relevant Authority, Target shall notify Bidder without delay and the Reimbursement Payment shall be increased to reflect the correct amount of Target Irrecoverable VAT subject to a maximum of the original Reimbursement Payment. However, the increase of the Reimbursement Payment shall be subject to a maximum to ensure at all times that the sum of the total increased Reimbursement Payment combined with any remaining Target Irrecoverable VAT arising in connection with such does not exceed the Cap. Where there is an increase in the Reimbursement Payment in accordance with this Clause 9.2(e), as soon as practicable (and, in any event, within five (5) Business Days of recovering whether by way of credit or refund any such VAT from the applicable Relevant Authority), Target (or the relevant member of a VAT Group of which Target is a member) shall pay to Bidder the appropriate amount by way of an increase in the Reimbursement Payment.

(f)	Bidder confirms that it is established outside of the European Union for VAT purposes and is a taxable person for VAT purposes.

(g)

If this Agreement is terminated pursuant to Clause 9.1, Bidder’s receipt of the Reimbursement Payment and any other amount to the extent owed pursuant to this Clause 9.2 will be the sole and exclusive remedies of (x) Bidder and Bidco and (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliate (other than Bidder or Bidco), members, managers, general or limited partners, stockholders and assignees of each of Bidder and Bidco (the persons in sub-Clauses (x) and (y) collectively, the “Bidder Related Parties”) against any of (A) the Target and any Affiliate; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, any Affiliate, members, managers, general or limited partners, stockholders and assignees of each of the Target and its Affiliate (the persons in sub-Clauses (A) and (B) collectively, the “Target Related Parties”) in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any breach, termination or failure. Bidder’s receipt (or the receipt by such other person as Bidder may designate) of the Reimbursement Payment and any other amount to the extent owed will be the only monetary damages the Bidder Related Parties may recover from Target Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Target Related Parties will have any further liability or obligation to any of the Bidder Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Bidder may be entitled to remedies with respect to, the Confidentiality Agreement and (B) none of Bidder, Bidco or any other person will be entitled to bring or maintain any Law against any Target Related Party arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination. Notwithstanding the foregoing, this Clause 9.2(g) will not relieve the Target from liability (I) for any Wilful Breach of this Agreement or (II) for any breaches of the Confidentiality Agreement.

(h)

Each of the Parties acknowledges that any amount payable by the Target pursuant to this Clause 9.2, including the Reimbursement Payment, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Bidder for costs incurred by it in connection with this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(i)

Any amount payable to Bidder pursuant to this Clause 9.2 shall be paid in such amounts and to such persons as Bidder shall designate in writing within seven days of the obligation to make the payment arising.

10.	GENERAL

10.1	Announcements

(a)

Subject to the requirements of applicable Law, the Irish Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the Nasdaq Stock Market Rulebook, or any Relevant Authority (including the Panel), the Parties will consult together as to the terms of, the timing of and the manner of publication of any formal public announcement, document or publication which any Party may make regarding the Transactions, the Scheme or this Agreement. The Parties will give each other a reasonable opportunity to review and comment upon any such public announcement and will not issue any such public announcement, document or publication prior to such consultation, except as may be required by applicable Law, the Securities Act or the Exchange Act, the Nasdaq Stock Market Rulebook, the Irish Takeover Rules, a court order or any Relevant Authority (including the Panel). The Parties agree that the initial press release to be issued with respect to the Transactions will be in the form of the Rule 2.7 Announcement or as otherwise agreed by the Parties.

(b)

For the avoidance of doubt, the provisions of Clause 10.1(a) do not apply to any announcement, document or publication in connection with a Target Alternative Proposal or Target Superior Proposal or a change in the Scheme Recommendation, or any amendment to the terms of the Scheme proposed by Bidder and/or Bidco that would effect an increase in the Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)

Any notice or other communication given or made in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person or by post or e-mail to the address or e-mail address provided for that Party herein.

(b)

Any notice or other communication given or made under this Agreement shall be addressed as provided below and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, two days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by email, when received in legible form.

(c)	The relevant notice details for each of the Parties are as follows:

Name	Address	Email / attention

Bidder

XOMA Royalty Corporation	2200 Powell Street, Suite 310 Emeryville, CA 94608	Name / position: Legal Department Email: [**] Name / position: Bradley Sitko Email: [**]

with a copy to: Gibson, Dunn & Crutcher LLP	One Embarcadero Center Suite 2600 San Francisco, CA 94111	Name / position: Ryan A. Murr; Branden Berns Email: rmurr@gibsondunn.com; bberns@gibsondunn.com

Bidco

XRA 5 Corp. c/o XOMA Royalty Corporation	2200 Powell Street, Suite 310 Emeryville, CA 94608	Name / position: Legal Department Email: [**] Name / position: Bradley Sitko Email: [**]

with a copy to:	Mason Hayes & Curran LLP Barrow Street Dublin 4 D01 TR24 Ireland	Justin McKenna, Partner/Anne Harkin/Partner Email: jmckenna@MHC.ie/aharkin@MHC.ie

Target

Caroline Loew Maiken Keson-Brookes	Mural Oncology Plc 10 Earlsfort Terrace Dublin 2 Dublin Ireland D02 T380	Name / position: Caroline Loew, CEO Email: [**] Name / position: Maiken Keson-Brookes, Company Secretary Email: [**]

Name	Address	Email / attention

with a copy to: Christopher McLaughlin David Vos	Arthur Cox LLP 10 Earlsfort Terrace Dublin 2 Dublin Ireland D02 T380	Name / position: Christopher McLaughlin, Partner Email: Christopher.McLaughlin@arthurcox.com Name / position: David Vos, Partner Email: David.vos@arthurcox.com

Stuart M. Falber Mark Nylen Scott Lunin	Wilmer Cutler Pickering Hale and Dorr LLP

Name / position: Stuart M. Falber, Partner

Email: Stuart.Falber@wilmerhale.com

Name / position: Mark Nylen, Partner

Email: Mark.Nylen@wilmerhale.com

Name / position: Scott Lunin, Partner

Email: Scott.Lunin@wilmerhale.com

(d)	A Party to this Agreement shall promptly notify the other Parties of any change to its notice details. That notification shall only be effective on:

(i)	any effective date specified in the notification; or

(ii)

if no effective date is specified or the effective date specified is less than five clear Business Days after the date when notice is received, the date falling five clear Business Days after the notification has been received.

10.3	Assignment

Each Party severally undertakes that it shall not assign, delegate, sub-contract, Encumber, sell, transfer, novate or otherwise dispose of all or any part of the benefit of, or rights, title, interest or obligations under, this Agreement (whether by way of trust, by such person entering into any sub-participation or sub-contracting agreement, voting agreement or any similar transaction or arrangement with respect to all or any part of such benefits, rights, title, interests, obligations or otherwise) without the prior written consent of the other Parties.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, will constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, email or otherwise).

10.5	Amendment and inconsistency with other documents

(a)	No amendment of this Agreement will be binding unless the same will be evidenced in writing duly executed by each of the Parties.

(b)	The terms of this Agreement will prevail over the terms of the Confidentiality Agreement and any other document or agreement to the extent there is any inconsistency.

10.6	Entire agreement

(a)

For the purposes of this Clause, “Pre-contractual Statement” means any agreement (including unexecuted drafts of this Agreement or any other document or instrument being entered into or issued in connection with this Agreement), undertaking, understanding, representation, misrepresentation, warranty, promise, assurance, arrangement, letter or discussion of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any other agreement entered into in connection with this Agreement made or given by or on behalf of Target at any time prior to the execution of this Agreement (other than the Confidentiality Agreement).

(b)

This Agreement and any documents delivered by the Parties in connection herewith, including the Target Disclosure Schedule, (together with the Confidentiality Agreement) constitutes the complete, entire and exclusive agreement and understanding between the Parties relating to their subject matter.

(c)	Except to the extent expressly repeated in this Agreement or the Confidentiality Agreement, this Agreement and the Confidentiality Agreement supersede and extinguish any Pre-contractual Statement.

(d)

Bidder and Bidco severally acknowledge and represent and warrant that they have not relied on or been induced to enter into this Agreement or any other document or instrument by any Pre-contractual Statement given by Target, its Affiliates or any of their respective Representatives or any other person or any document or instrument referred to in this Agreement and that no such Pre-contractual Statement is to be implied in it whether by virtue or any usage or course of dealing or otherwise, in each case except as expressly set out in this Agreement.

(e)

Save in the case of fraud, neither Bidder nor Bidco shall have any right of action against Target, its Affiliates nor any of their respective Representatives nor shall Target, it Affiliates nor any of their respective Representatives have any liability to Bidder or Bidco (whether in equity, contract or tort (including negligence)), arising out of or in connection with any Pre-contractual Statement, breach of fiduciary duty, misrepresentation or under Section 45 of the Sale of Goods and Supply of Services Act 1980 or for a representation, warranty or undertaking that is not set out in this Agreement or the Confidentiality Agreement.

(f)

Bidder and Bidco each acknowledge that the exclusions set out in this Clause are fair and reasonable for all lawful purposes (including Section 46 of the Sale of Goods and Supply of Services Act 1980).

10.7	Inadequacy of damages

Without prejudice to any other rights and remedies which any other Party may have, each Party (each being, as applicable, for the purposes of this Clause, an “undertaking party”) acknowledges and agrees that the other Parties may be materially harmed by an actual or threatened breach of any of the provisions of this Agreement and that damages alone may not be an adequate remedy for any such breach. Accordingly, each undertaking party acknowledges that each of the other Parties shall be entitled to the remedies of injunction, specific performance and other equitable relief (and the undertaking party agrees that it shall not contest the appropriateness or availability thereof), for any actual or threatened breach of any provision of this Agreement and no proof of special damages shall be necessary for the enforcement by any other Party of its rights under this Agreement.

10.8	Remedies and waivers

No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Law or under or in connection with this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement will not preclude any other or further exercise of it or the exercise of any other right, power or remedy. The rights, powers and remedies provided by this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

10.9	Severability

If at any time any provision of this Agreement (or any part of any provision of this Agreement) is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that will not affect or impair:

(a)

the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement (including the remainder of a provision, where only part thereof is or has become illegal, invalid or unenforceable) in any jurisdiction; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

it is agreed by the Parties that a court of competent jurisdiction may sever any such invalid, illegal or unenforceable provision and should any provision of this Agreement be invalid or unenforceable, then such provision will be deemed to have been automatically amended in such a way that, as amended, it is valid, legal and enforceable and to the maximum extent possible carries out the original intent of the Parties as to the matter or matters in question.

10.10	No partnership and no agency

(a)

Nothing in this Agreement and no action taken by the Parties under this Agreement will constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)

Nothing in this Agreement and no action taken by the Parties under this Agreement will constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose. No Party has, under this Agreement, any authority or power to bind or to contract in the name of any other Party.

10.11	Further assurance

Without limitation to the provisions of this Agreement, the Parties shall, and shall procure that each member of their respective Groups shall, issue, execute, or dispatch such documentation in a reasonably timely fashion or take such other actions as is necessary or desirable to facilitate the implementation of the Transactions or carry out the purposes of this Agreement.

10.12	Costs and expenses

Save for the Panel’s document review fees (which will be borne and discharged by Bidder), each Party will pay its own costs and expenses of and incidental to this Agreement, the Acquisition and all other Transactions, except as otherwise provided in this Agreement.

10.13	Third Party Beneficiaries

Except as provided in Clause 7.2, this Agreement is not intended to confer upon any person other than the Parties any rights or remedies under or by reason of this Agreement.

10.14	Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Completion or the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Irish Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Target shall, be governed by, and construed in accordance with, the Laws of Ireland.

11.2	Jurisdiction

Each of the Parties:

(a)

irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware;

(b)	agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Clause 11.2(a);

(c)	waives any objection to laying venue in any such action or proceeding in such courts;

(d)	waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and

(e)

agrees that service of process in English upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Clause 10.2. Each of the Parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SCHEDULE 1

INDICATIVE TIMETABLE

SCHEDULE 2

TARGET CONDUCT

At all times from the execution of this Agreement until the earlier of (i) the Effective Time; (ii) the date, if any, on which this Agreement is terminated under Clause 9; and (iii) the date, if any, on which the Scheme or Takeover Offer (as the case may be) lapses or is withdrawn or Bidder and/or Bidco otherwise announces or determines that it will not proceed with the Acquisition (whether by Scheme or Takeover Offer), except as may be required by applicable Law or reasonably undertaken in connection with the Wind-Down Process, or as expressly contemplated or expressly permitted elsewhere in this Agreement or the Rule 2.7 Announcement; or as Disclosed; or to the extent Bidder has given its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Target undertakes to and covenants with Bidder and Bidco that it:

1.

will not authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of any member of the Target Group);

2.	will not undertake any action which is in breach of Rule 21 of the Irish Takeover Rules;

3.

will not, and will procure that its Subsidiary will not, split, combine or reclassify any of its issued share capital, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, its issued share capital;

4.	will not, and will procure that its Subsidiary will not:

(a)

except under any pre-existing contractual obligations, increase the compensation (including bonus and equity opportunities), severance or termination pay, create new benefits (or increase or modify the existing benefits) payable or provided to any employee or service provider, whether pursuant to any Target Share Plan or otherwise, other than to the extent required by applicable Law or any Target Benefit Plan in effect as of the date hereof;

(b)	hire any new employees or service providers save as reasonably required in connection with the Scheme and/or the Acquisition;

(c)	establish, adopt, enter into, amend or terminate any Target Benefit Plan, except as required to comply with applicable Law; or

(d)

change any actuarial assumptions used to calculate the funding obligations with respect to any Target Benefit Plan or the manner in which contributions to such plan are or made or the basis on which such contributions are determined, except as may be required by applicable Law or any Target Benefit Plan in effect as of the date hereof.

5.

will not, and will not permit any of its Subsidiary to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by a change in U.S. GAAP, applicable Law or SEC policy;

6.

will not, and will not permit its Subsidiary to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in any joint venture arrangement, or acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division of any such business, or any mergers, consolidations or business combinations (for the purpose of this paragraph each such event an “Investment”), other than as expressly permitted by Clause 5.2 of this Agreement;

7.	will not amend the Memorandum and Articles of Association or any other Organisational Documents and will not permit its Subsidiary to adopt any amendments to its Organisational Documents;

8.

will not, and will procure that its Subsidiary will not, enter into or amend any Contract (other than the termination of existing Contracts in the ordinary course of business and/or in connection with the Wind-down Process);

9.

will not, and will not permit its Subsidiary to, allot, issue, deliver, grant, sell, pledge, dispose of or Encumber, or authorise the allotment, issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in any member of Target Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, restricted share units, warrants or options to acquire any such shares in its capital, voting securities or equity interest or take any action outside the ordinary course of business to cause to be exercisable any otherwise un-exercisable Target Equity Award (except as otherwise provided by the express terms of any Target Share Plan and Target Equity Award outstanding on the date hereof);

10.

will not, and will not permit its Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, other than in relation to the valid exercise or settlement of any Target Equity Awards or as otherwise may be agreed with Bidder;

11.

will not, and will procure that its Subsidiary will not, acquire, lease, license or otherwise obtain any properties or assets, or to sell, lease, exclusively license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance, any of its properties or assets, save for:

(a)	dispositions of inventory or equipment in the ordinary course of business and/or the Wind-Down Process;

(b)	for transactions among Target and its Subsidiary in the ordinary course of business consistent with past practices and/or the Wind-Down Process; or

(c)	for dispositions in the ordinary course of business consistent with past practice and/or the Wind-Down Process;

12.

will not, and will not permit its Subsidiary to, redeem, repurchase, prepay (other than prepayments of revolving loans), incur, assume, endorse, guarantee or otherwise become liable for or modify in any adverse respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that the foregoing will not prohibit Target and its Subsidiary from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practices and/or the Wind-Down Process;

13.	will not, and will procure that its Subsidiary will not, enter into a new line of business;

14.	will not, and will procure that its Subsidiary will not, engage in any merger with any third party save as expressly permitted by Clause 5.2 of this Agreement;

15.	will not, and will not permit its Subsidiary to:

(a)	make, change or revoke any Tax election, change any annual Tax accounting period or method of Tax accounting unless in each case required by applicable Law;

(b)	file any material amended Tax Return or claim for refund of material Taxes;

(c)

settle or compromise material Tax audit or proceeding relating to a amount of Taxes, or claim for refund, or enter into any closing or similar agreement with any Relevant Authority other than entering into the process for claiming tax credits in the ordinary course consistent with past practice; or

(d)	change any tax residency or request any ruling from any Relevant Authority relating to Taxes;

16.	will not, and will not permit its Subsidiary to, make any new capital expenditure, or commit to do so;

Nothing contained in this Agreement will give Bidder or Bidco, directly or indirectly, the right to control or direct the Target Group operations prior to the Effective Time.

SCHEDULE 3

RULE 2.7 ANNOUNCEMENT

SCHEDULE 4

CLOSING NET CASH – PREPAID EXPENSES, RECEIVABLES AND DEPOSITS

IN WITNESS WHEREOF, Bidder, Bidco and Target have duly executed this Agreement, all as of the date first written above.

XOMA Royalty Corporation, as Bidder

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Chief Executive Officer

XRA 5 Corp., as Bidco

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	President, Treasurer and Secretary

[Transaction Agreement - Signature Page]

IN WITNESS WHEREOF, Bidder, Bidco and Target have duly executed this Agreement, all as of the date first written above.

Mural Oncology plc, as Target

By:	/s/ Caroline Loew
Name:	Caroline Loew
Title:	Chief Executive Officer

[Transaction Agreement - Signature Page]